Exhibit 10.25

Execution Copy

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

Between

IONIS PHARMACEUTICALS, INC.

“Seller”

and

OXFORD I ASSET MANAGEMENT USA INC.

“Buyer”

with Escrow Instructions for

FIRST AMERICAN TITLE INSURANCE COMPANY

“Escrow Holder”

PROPERTY NAME: LOTS 21 and 22

LOCATION: CARLSBAD, CALIFORNIA

Section 7.1	Buyer’s Representations and Warranties	30

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TABLE OF CONTENTS (cont.)

			Page

Article VIII	INTERIM OPERATING COVENANTS		31
	Section 8.1	Buyer-Seller Lease	31
	Section 8.2	Operation of Property	31
	Section 8.3	Insurance	31
	Section 8.4	Transfers/Leases	31
	Section 8.5	Alterations	31
	Section 8.6	New Contracts	32
	Section 8.7	Warranty Transfer	32

Article IX	CLOSING AND CONDITIONS		32
	Section 9.1	Escrow Instructions	32
	Section 9.2	Closing	32
	Section 9.3	Seller’s Closing Documents and Other Items	34
	Section 9.4	Buyer’s Closing Documents and Other Items	35
	Section 9.5	Prorations and Closing Costs	36
	Section 9.6	Brokers	37
	Section 9.7	Expenses	37
	Section 9.8	Tax Protests; Tax Refunds and Credits	37

Article X	CASUALTY AND CONDEMNATION		36
	Section 10.1	Casualty	36
	Section 10.2	Time for Repair	37
	Section 10.3	Condemnation	37

Article XI	MISCELLANEOUS		38
	Section 11.1	Amendment and Modification	38
	Section 11.2	Notices	38
	Section 11.3	Assignment	39
	Section 11.4	Governing Law and Consent to Jurisdiction	39
	Section 11.5	Counterparts; Electronic Signatures	39
	Section 11.6	Entire Agreement	40
	Section 11.7	Severability	40
	Section 11.8	Attorney Fees	40
	Section 11.9	Payment of Fees and Expenses	40
	Section 11.10	No Joint Venture	40
	Section 11.11	JUDICIAL REFERENCE	42
	Section 11.12	Time of Essence	43
	Section 11.13	No Waiver	43
	Section 11.14	Not an Offer	43
	Section 11.15	No Third Party Beneficiaries	43
	Section 11.16	Exculpation	44

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EXHIBITS

Exhibit A	Description of Real Property
Exhibit B	List of Due Diligence Items
Exhibit C	Disclosure Items
Exhibit D	Preliminary Title Report Warranties Form of Deed Form of First Right Agreement Form of Memorandum of First Right Agreement
Exhibit E
Exhibit F
Exhibit G-1 Exhibit G-2
Exhibit H	Form of Assignment and Assumption Form of Seller’s Certificate Form of Buyer’s Certificate
Exhibit I
Exhibit J
Exhibit K	Form of Owner’s Affidavit Non-Foreign Status Affidavit (“FIRPTA”)
Exhibit L
Exhibit M	Form of Buyer-Seller Lease
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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated effective for all purposes as of October 20, 2022, is by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), and OXFORD I ASSET MANAGEMENT USA INC., a Delaware corporation (together with its successors and/or assigns, collectively, “Buyer”).

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the preamble.

“Anti-Corruption Laws” means all anti-bribery and anti-corruption laws, regulations or ordinances applicable to Seller, its affiliates and their respective operations from time to time, including without limitation (i) the FCPA, (ii) the Global Magnitsky Act, (iii) the Bribery Act 2010 (U.K.), (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) the United States Bank Secrecy Act , as amended by the Anti Money Laundering Act of 2020; (vi) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (vii) the Corruption of Foreign Public Officials Act (Canada), (viii) the U.K. Bribery Act, (ix) the Canadian Corruption of Foreign Public Officials Act, and (x) the Freezing Assets of Corrupt Foreign Public Officials Act (Canada), in each case as the same may be amended from time to time and including all rules, regulations, decrees, administrative orders, circulars, or instructions implementing or interpreting the same.

“Anti-Money Laundering, Anti-Terrorism, and Sanctions Laws” means all anti-money laundering-related laws, regulations, and codes of practice applicable to Seller, its affiliates and their operations from time to time, including without limitation (i) the U.S. Money Laundering Control Act of 1986, (ii) the United States Bank Secrecy Act, as amended by the Anti Money Laundering Act of 2020, (iii) the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, (iv) the United States Trading with the Enemy Act, and the regulations promulgated thereunder in 31 CFR Subtitle B, Chapter 5, as amended, (v) the International Emergency Economic Powers Act and the regulations promulgated thereunder in 31 CFR Subtitle B Chapter 5, as amended, (vi) the regulations of OFAC and The Financial Enforcement Network (FINCEN) or any enabling legislation or executive order relating thereto, (vii) the EU Anti-Money Laundering Directives, (viii) the Patriot Act and (ix) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, in each case as the same may be amended from time to time and including all rules, regulations, decrees, administrative orders, circulars, or instructions implementing or interpreting the same.

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“Approved Concept Plans” shall have the meaning ascribed to it in the Work Letter.

“Architect” shall have the meaning ascribed to in the Work Letter.

“Assignment” shall have the meaning set forth in Section 9.3(d).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by applicable law to be closed in the States of California.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Parties” means, collectively, Buyer, any Affiliates of Buyer, and their actual and potential investors, lenders, representatives, contractors (including, without limitation, any engineers, architects, bankers, contractors, and other professionals), employees and agents of Buyer or any Affiliate of Buyer.

“Buyer’s Certificate” shall have the meaning set forth in Section 9.4(d).

“Buyer-Seller Lease” means that certain Lease Agreement between Buyer and Seller in the form attached hereto as Exhibit M and to be entered into and dated as of the Closing Date, whereby Seller shall lease all of the Property from Buyer.

“CERCLA” shall have the meaning set forth in the definition of “Environmental Laws.”

“Changed Condition” shall have the meaning set forth in Section 6.5.

“Claims” means any and all losses, damages, claims, causes of action, liens, judgments, damages, costs and expenses, including reasonable third-party attorneys’ fees and court costs.

“Close of Escrow” shall have the meaning set forth in Section 9.2(a).

“Closing” shall have the meaning set forth in Section 9.2(a).

“Closing Date” means [thirty (30)] days following the satisfaction of the Development Conditions, subject, however to Section 3.3(d) of this Agreement.

“Closing Document” shall have the meaning set forth in Section 3.2(e).

“Closing Statement” shall have the meaning set forth in Section 9.5(a).

“Closing Tax Year” shall have the meaning set forth in Section 9.8.

“Code” shall have the meaning set forth in Section 5.5.

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“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or through holding a majority of seats on the board of directors (or its functional equivalent), by contract or otherwise, and the terms “Controlled”, “Controlling” and “Common Control” shall have correlative meanings; provided, that a Person shall not be deemed to lack Control based solely on the fact that certain decisions may be subject to customary “major decision” consent or approval rights in favor of another Person.

“Construction Costs” shall have the meaning ascribed to it in the Work Letter.

“Costs” shall have the meaning set forth in Section 11.8.

“Deed” shall have the meaning set forth in Section 9.3(a).

“Deposit” shall have the meaning set forth in Section 2.3.

“Development Conditions” shall have the meaning set forth in Section 3.3(a).

“Disclosure Items” shall mean those items set forth on Exhibit C attached hereto.

“Due Diligence Activities” shall have the meaning set forth in Section 3.2(b).

“Due Diligence Items” shall have the meaning set forth in Section 3.1(a).

“Due Diligence Period” shall have the meaning in Section 3.2(a).

“Effective Date” means the date this Agreement is executed and delivered by the last of Buyer and Seller.

“Entitlements” shall have the meaning ascribed to it in the Work Letter.

“Environmental Laws” means any applicable federal, state and local laws, statutes, ordinances, rules, and regulations, as well as common law, relating to protection of human health, natural resources or the environment in effect on the Effective Date. The term “Environmental Laws” includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; Clean Air Act, 42 U.S.C. §§ 7401 et seq.; Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. §§ 65 et seq.; Occupational Safety and Health Act, 29 U.S.C. §§ 65 et seq.; California Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq.; California Asbestos Notification Laws, California Health & Safety Code §§ 25915 et seq.; California Hazardous Waste Control Law, California Health & Safety Code §§ 22100 et seq.; California Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code §§ 25500 et seq.; California Clean Air Act, California Health & Safety Code §§ 39608 et seq.; California Toxic Pits Cleanup Act, California Health & Safety Code §§ 25208 et seq.; California Pipeline Safety Act, California Government Code §§ 51010 et seq.; California Toxic Air Contaminants Law, California Health & Safe Code §§ 39650 et seq.; California Porter-Cologne Water Quality Act, California Water Code §§ 13000 et seq.; California Toxic Injection Well Control Act, California Health & Safety Code §§ 25159.10 et seq.; California Underground Storage Tank Act, California Health & Safety Code §§ 25280 et seq.; California Occupational Carcinogens Control Act, California Labor Code §§ 9000 et seq., and all other applicable federal, state and local laws, regulations, ordinances, rules and orders that are equivalent or similar to the laws recited above, or otherwise relate to human health, natural resources or the environment, in each case together with their implementing regulations, guidelines, rules or orders, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal and state laws recited above.

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“Escrow Holder” means First American Title Insurance Company, with an address of 4380 La Jolla Village Drive, Suite 110, San Diego, CA 92122, Attention: Lynn Graham, lgraham@firstam.com.

“Excluded Claim” shall have the meaning set forth in Section 3.2(h).

“Excluded Property” means (a) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications, or which are subject to a confidentiality agreement or that Seller is legally required to not disclose, (b) all cash on hand or on deposit in any operating account or other account maintained in connection with the ownership, operation or management of the Real Property, (c) any licenses, permits and authorizations presently or hereafter issued to or for the benefit of Seller or its Affiliates in connection with Seller’s operation as a going concern and not otherwise necessary for the operation of the Real Property, (d) any intangible property whatsoever related to Seller or its Affiliates as a going concern, and (e) any Intellectual Property whatsoever owned or licensed by Seller or its Affiliates.

“FIRPTA” shall have the meaning set forth in Section 9.3(c).

“First Right Agreement” means that First Right Agreement substantially in the form attached hereto as Exhibit G-1.

“Fundamental Requirements” shall have the meaning ascribed to it in the Work Letter.

“Government/Sanctions Lists” means: (i) the lists maintained by the United States Department of Commerce (including the Denied Persons and Entities); (ii) the lists maintained by the United States Department of Treasury (OFAC) (Specially Designated National and Blocked Persons List, Sectoral Sanctions Identifications List and Foreign Sanctions Evaders List); (iii) the lists maintained by the United States Department of State (including the Terrorist Organizations, Munitions Control and Debarred Parties Lists); (iv) the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury; and (v) all other lists of terrorists, terrorist organizations, cyber criminals, foreign persons interference in US elections, foreign corruption, human rights violators, proliferators of WMD, transnational criminal organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC, the U.S. Department of the Treasury, by any other Governmental Authority or by any executive order (including Executive Order 13224 of September 24, 2001, as amended Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) and any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

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“Governmental Entity” means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or any portion thereof.

“Hazardous Materials” means (a) any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified or regulated as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, “solid wastes,” or other similar designations in, or otherwise subject to regulation under the Environmental Laws, and (b) any other substances, constituents or wastes that are subject to Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCBs), (I) urea formaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), (M) poly- and perfluoroalkyl substances, and (N) petroleum byproducts.

“Indemnification Cap” shall have the meaning set forth in Section 6.2.

“Independent Consideration” shall have the meaning set forth in Section 2.4.

“Intellectual Property” means with respect to any Person, collectively, (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, (b) any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and all goodwill connected with and symbolized by such trademarks, (c) all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, (d) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals, (e) any and all source code, (f) any and all design rights which may be available to such Person, (g) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified herein, and (h) all amendments, renewals and extensions of any of the foregoing.

“Known Environmental Condition” means any Hazardous Materials at, on, under or migrating to or from, or have migrated to or from, the Property as of or prior to the Closing as described or referenced in the Due Diligence Items, Disclosure Items or in reports or other documents otherwise publicly available.

“Known Misrepresentation” shall have the meaning set forth in Section 6.5.

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“Landlord’s Construction Work” shall have the meaning ascribed to it in the Work Letter.

“Leases” means all unexpired leases, subleases, licenses, occupancy agreements, and any other agreements, written or oral, for the use, possession, or occupancy of any portions of the Real Property or otherwise relating thereto, together with any renewals, extensions, amendments, modifications or supplements thereto and guarantees thereof and all prepaid rent, tenant security deposits and other deposits, if any, thereunder; provided, however, the Leases shall not include the Buyer-Seller Lease.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, priority, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, tax, order, equitable interest, option, warrant, right of first refusal, easement, license, servitude, right of way, or zoning restriction.

“Natural Hazard Expert” shall have the meaning set forth in Section 4.3.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” means any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders; (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Owner’s Affidavit” shall have the meaning set forth in Section 9.3(h).

“Outside Satisfaction Date” shall have the meaning set forth in Section 3.3(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permits and Approvals” shall have the meaning ascribed to in the Work Letter.

“Permits and Approvals Condition” shall have the meaning set forth in Section 2.3(a).

“Permitted Exceptions” shall have the meaning set forth in Section 4.4.

“Permitted Use” shall have the meaning ascribed to it in the Buyer-Seller Lease.

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“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust, or other entity.

“Property” means all of the Real Property, and all of Seller’s right, title and interest in and to all tangible and intangible assets solely relating to the Real Property, including, without limitation, (a) all warranties, claims, and causes of action, (b) all claims and causes of action arising out of or in connection with the Real Property after the Closing Date (but excluding any claims or causes of action of Seller after the Closing arising from its rights under this Agreement or any documents to be delivered at the Closing), (c) the Licenses and Permits, (d) signage rights, utility and development rights and privileges, (e) site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the foregoing, and (f) all licenses, covenants and other rights appurtenant to the Real Property, including, but not limited to, Seller’s right, title and interest in and to all development, density and similar rights, rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to, in front of, abutting, or adjoining the Real Property; provided, however, that “Property” shall not include the Excluded Property.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” means those certain parcels of land and any appurtenances thereto constituting Lots 21 and 22 in Carlsbad, California, as more particularly described on Exhibit A attached hereto. The Real Property shall include any easements, appurtenances, license, privileges, rights of way and other rights appurtenant thereto pursuant to the Title Commitment.

“Reporting Person” shall have the meaning set forth in Section 5.5(a).

“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means each of: (i) the United States; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) Singapore; (vi) Canada; (vii) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, and Her Majesty’s Treasury; and (viii) all other similar governmental bodies with regulatory authority over Buyer or its affiliates issuing, administering, enacting or enforcing economic sanctions laws, regulations, embargoes or restrictive measures of the nature set out above, from time to time.

“Sanctioned Person” means a Person that is: (i) the subject of Sanctions, (ii) located in or organized under the laws of a country or territory which is the subject of country-wide or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of the Ukraine), or (iii) directly or indirectly Controlled by or under common Control with any of the foregoing.

“Seller” shall have the meaning set forth in the preamble.

“Seller Control Affiliate” means any Person that directly or indirectly Controls, is Controlled by or is under common Control with Seller.

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“Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meaning set forth in Section 3.2(b)(viii).

“Seller’s Certificate” shall have the meaning set forth in Section 9.3(f).

“Seller Representatives” means the officers, directors, employees and agents of Seller.

“Seller Significant Owner” means any Person that directly or indirectly holds an interest of twenty percent (20%) or more in Seller.

“Seller’s Required Removal Items” shall have the meaning set forth in Section 4.1.

“Shell and Core Design Condition” shall have the meaning set forth in Section 3.3(a).

“SRO” means a self-regulatory organization.

“Step-In Outside Date” shall have the meaning set forth in Section 3.3(c).

“Step-In Right” shall have the meaning set forth in Section 3.3(c).

“Substantial Damage” shall have the meaning set forth in Section 10.1(c).

“Survey” means a new ALTA survey of the Real Property.

“Surviving Obligations” shall mean any obligations of Buyer or Seller hereunder that expressly state they will survive (a) termination of this Agreement and/or (b) Closing.

“Taking” shall have the meaning set forth in Section 10.3.

“Tenant Improvements” shall have the meaning ascribed to it in the Work Letter.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Company” means First American Title National Commercial Services

“Title Documents” shall have the meaning set forth in Section 4.1.

“Title Policy” shall have the meaning set forth in Section 4.5.

“Transaction Costs” shall have the meaning set forth in Section 5.1.

“Unknown Environmental Condition” means any Hazardous Materials at, on, under or migrating to or from, or having migrated to or from, the Property as of or prior to the Closing and not a Known Environmental Condition.

“Unsafe Conditions” shall have the meaning set forth in Section 10.1(a).

“Work Letter” shall mean that certain Work Letter attached as Exhibit D to the Buyer- Seller Lease. Notwithstanding that the Buyer-Seller Lease has not yet been executed, all of the terms and conditions of the Work Letter are incorporated herein by reference as of the Effective Date to the extent related to the Development Conditions and Seller’s obligation to achieve the same (such as Seller’s retention of the Architect), with references to “Landlord” meaning “Buyer” and “Tenant” meaning “Seller”.

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Section 1.2 Rules of Construction. Article and section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Section” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular article or section, unless specifically designated otherwise. The use of the term “including” means in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE II

PURCHASE AND SALE AGREEMENT; PURCHASE PRICE

Section 2.1 Purchase and Sale Agreement. Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of the Property.

Section 2.2 Purchase Price. Buyer shall pay Seller the purchase price (“Purchase Price”) in immediately available funds at Closing. The Purchase Price shall be equal to THIRTY-THREE MILLION AND NO/100 DOLLARS ($33,000,000.00). The Purchase Price, together with such other funds as may be necessary to pay Buyer’s required payments hereunder, subject to closing adjustments, shall be deposited with the Escrow Holder on or before 2:30 p.m. Pacific Time on the Closing Date in accordance with this Agreement. The Purchase Price shall be paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

Section 2.3 Deposit. Within three (3) Business Days of the Effective Date, Buyer shall deposit in escrow with Escrow Holder a deposit in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (together with any interest earned thereon, the “Deposit”). All sums constituting the Deposit shall be held in an interest-bearing account as directed by Buyer, and interest accruing thereon shall be held for the account of the party entitled to the benefit of the Deposit pursuant to this Agreement. If the sale of the Property as contemplated hereunder is consummated, the Deposit shall be credited against the Purchase Price. Upon the Effective Date, the Deposit shall become non-refundable, except as otherwise expressly provided to the contrary herein. If Seller defaults under this Agreement or the sale of the Property is not consummated because of the failure of any condition precedent set forth in Section 9.2(c) or if this Agreement otherwise expressly provides for the return of the Deposit to the Buyer, then the Deposit plus interest accrued thereon shall immediately be returned to Buyer.

Section 2.4 Independent Contract Consideration. Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver to Seller or Escrow Holder funds in the amount of One Hundred and No/100 Dollars ($100.00) (“Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Buyer’s right to inspect and purchase the Property pursuant to this Agreement, and for Seller’s execution, delivery, and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement.

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Section 2.5 Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III

DUE DILIGENCE ITEMS; FIRST RIGHT AGREEMENT

Section 3.1      Due Diligence Items.

(a)         On or prior to the Effective Date, Seller has delivered to Buyer, or made available to Buyer for inspection via an online due diligence data room relating to the Property (the “Data Room”), the items described on attached Exhibit B (the “Due Diligence Items”); provided, however, that Seller was and is not obligated to deliver any Excluded Property to Buyer or make any Excluded Property available for its review. Buyer acknowledges that any and all documents actually in such Data Room have been made available to Buyer. In addition to such items in the Data Room, Seller shall make available to Buyer (by electronic means) any such other documents in Seller’s possession or control which relate to the Property, other than the Excluded Property, which Buyer shall reasonably request; provided, however, if Buyer requests information regarding the Excluded Property, then Seller shall, in good faith, consider whether it can make such information available to Buyer and make the same available to Buyer.

(b)         All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.1 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except that, to Seller’s knowledge, they are in all material respects true, correct and complete originals or copies of the version of such materials Seller has in its files, and except as may otherwise be expressly set forth in Article VI and elsewhere in this Agreement and any other document delivered at Closing by Seller to Buyer, and as limited by Section 6.2, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.2(d).

Section 3.2     Due Diligence Inspection.

(a)         During the period commencing on June 22, 2022 and continuing thereafter until the Effective Date (the “Due Diligence Period”), Buyer had the opportunity to analyze the feasibility of its ownership, operation, and use of the Property. Buyer acknowledges that Buyer is solely responsible for any and all costs incurred by Buyer in connection with its review and/or investigations of the matters set forth in this Section 3.2, including without limitation the costs of any studies and investigations performed by Buyer.

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(b)         Seller shall provide the Buyer Parties with reasonable access to the Property in accordance with the terms and conditions of this Agreement in order for Buyer to investigate the Property and the physical conditions thereof, including without limitation such non-invasive environmental, engineering, and economic feasibility inspections, and testing as Buyer may elect (the “Due Diligence Activities”). Such access, investigation, inspections, tests, and discussions shall be on the following terms and conditions:

(i)         Buyer shall pay for all inspections and tests ordered by Buyer.

(ii)        In connection with any entry by the Buyer Parties onto the Property, Buyer shall give Seller not less than forty-eight (48) hours’ written notice (which notice may be given by e-mail) of the date and time of any desired Due Diligence Activity by a Buyer Party or as otherwise mutually agreed to by the parties. Any such entry on to the Property shall be conducted during Seller’s regular business hours; provided, however, that, in the event a Buyer Party requires access to the Property for conducting any Due Diligence Activities during hours outside Seller’s regular business hours (e.g., evenings or weekends), such access may be granted to Buyer Party, subject to Seller’s consent. Seller shall have the right to have a representative present during any visits to or inspections of the Property by a Buyer Party. Seller shall use reasonable efforts to make a representative available in connection therewith.

(iii)       Buyer’s rights under this Section 3.2, shall include the right to conduct non- invasive physical inspections of the Property, including, without limitation, surveys, physical assessments, so-called “Phase I” environmental site assessments, lead-based paint surveys, asbestos surveys or other non-invasive environmental inspections with respect to the Property, subject to the terms and conditions of this Agreement; provided, however, that such right shall in every instance be expressly subject to the condition that Buyer or its Affiliates shall be responsible for all payments or other financial obligations owed to the parties engaged by Buyer or its Affiliates to perform such non-invasive physical inspections. Notwithstanding anything in this Agreement to the contrary, any invasive physical inspections of the Property proposed to be conducted by Buyer, including without limitation so-called “Phase II” environmental site assessments or other environmental inspections or sampling with respect to the Property, shall require Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion. In the event Buyer requests Seller’s consent to an invasive physical inspection of the Property (e.g., soil or groundwater sampling), Buyer shall submit to Seller such materials as shall fairly summarize, in reasonable detail, the scope of the work intended to be performed. Seller shall respond in writing to any Buyer request within five (5) days of receipt of any such request. Buyer or its Affiliates shall be responsible for all payments or other financial obligations owed to the parties engaged by Buyer to perform such invasive physical inspections of the Property.

(iv)       Prior to and during any entry on the Property, Buyer shall secure and maintain at Buyer’s expense (or cause the relevant independent contractor hired by Buyer to enter on the Property to secure and maintain at that independent contractor’s expense) the following policies of insurance, which are to include coverage of Buyer, its agents’, employees’ and contractors’ activities at the Property: (a) comprehensive general liability insurance (including property damage, bodily injury, personal injury, and contractual liability coverage) in amounts of Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) annual aggregate; and  (b) comprehensive automobile liability insurance, with limits of One Million and 00/100 Dollars ($1,000,000.00) combined single limit for each accident. The policies of insurance described in the preceding sentence shall name Seller as an additional insured. Buyer shall deliver certificates of insurance evidencing the insurance policies described in this (b)(iv) to Seller prior to the first entry on the Property by a Buyer Party. Any environmental contractor of Buyer which conducts environmental inspections of the Property shall, in addition to the insurance required of Buyer’s agents described above, also provide evidence of environmental liability insurance of not less than One Million and 00/100 Dollars ($1,000,000.00).

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(v)       Buyer shall promptly repair any damage to the Property caused by a Buyer Party’s entry or testing and shall, to the greatest extent feasible, restore the Property to its condition prior to such testing, at Buyer’s sole cost and expense; provided, however, that Buyer will have no obligation to restore any damage to the extent caused by Seller’s negligence or misconduct (as well as that caused by any of Seller’s agents, employees, contractors, shareholders, partners, members, officers and directors) or to repair, remediate or restore any existing defects or conditions discovered by Buyer or a Buyer Party. Until restoration is complete, Buyer will take commercially reasonable steps to cause any conditions on the Property created by Buyer’s or Buyer Party’s testing to not interfere with the normal operation of the Property or create any dangerous conditions on the Property. Buyer shall not commit or suffer to be committed, any waste upon the Property. No Buyer Party may construct, erect or place on the Property any monuments or permanent improvements.

(vi)      Buyer shall conduct the Due Diligence Activities in accordance with all applicable laws and, if required by applicable laws, under the supervision of Governmental Entities having jurisdiction over the Due Diligence Activities.

(vii)     Buyer agrees to keep and maintain the Property free and clear of all labor liens, mechanics and materialmen liens, or other clouds, encumbrances and charges occurring as a result of any act done, suffered, or committed or indebtedness incurred by a Buyer Party in connection with any Due Diligence Activities.

(viii)    Buyer hereby indemnifies, protects, defends and holds harmless Seller, its Affiliates, their directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”, and each a “Seller Indemnified Party”) from and against any and all actual, out of pocket Claims that any Seller Indemnified Party suffers or incurs as a result of a Buyer Party’s entry or conduct upon the Property or performance of any Due Diligence Activity pursuant to this Agreement; provided, however, that the foregoing indemnity shall not extend to protect the Seller Indemnified Parties from any pre-existing liabilities for matters merely discovered or observed by a Buyer Party, including, without limitation, any physical conditions at the Property or any existing environmental contamination, a Known Environmental Condition, or an Unknown Environmental Condition, or any Claims due to or arising from acts or omissions attributable to Seller, except to the extent exacerbated by Buyer.

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(ix)       Seller is not an insurer of Buyer’s person or property. To the maximum extent allowed by applicable laws, Seller shall not be liable to Buyer for any bodily injury or property damage suffered by any Buyer Party as a result of a Buyer Party’s entry or conduct upon the Property or performance of any Due Diligence Activity pursuant to this Agreement, except to the extent arising from Seller’s gross negligence or willful misconduct. Buyer acknowledges and agrees that Buyer, by electing to exercise its rights of access hereunder, shall be deemed to have assumed all risk of loss of personal injury or property damage to any Buyer Party as a result of a Buyer Party’s entry or conduct upon the Property or performance of any Due Diligence Activity pursuant to this Agreement, except to the extent arising from Seller’s negligence or willful misconduct.

The provisions of this (b) shall survive the termination of this Agreement and delivery of the Deed for a period of nine (9) months.

(c)         Waiver of Termination. By execution of this Agreement, Buyer has waived its right to deliver written notice of its disapproval of the Property, except as expressly set forth in this Agreement. As a result thereof, the Deposit is non-refundable except as otherwise expressly stated herein.

(d)         Confidentiality. Until the Closing, except as permitted hereunder, Buyer and Seller shall each (and Buyer shall cause the Buyer Parties to) maintain in confidence all non-public information concerning the Property which Seller or its representatives have disclosed or delivered, or shall hereafter disclose or deliver to Buyer and/or the Buyer Parties, including, but not limited to, (i) any Due Diligence Items and information provided by Seller to Buyer or the Buyer Parties in the conduct of its Due Diligence or that was posted to the diligence website, and (ii) the results of any inspections of the Property conducted by Buyer pursuant to this Agreement (collectively, the “Confidential Information”), and, shall not, without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, deliver or disclose the same, or any part thereof, to any other Person or entity except as may be required by applicable law, regulation or legal process; provided, however, Buyer and Seller may disclose any such confidential information to its agents, attorneys, advisors, consultants, prospective lenders or investors, and employees involved in the review and inspection of the Property or as may be required by law or by any court or administrative order. For the avoidance of doubt, “Confidential Information” shall not include: (i) information already in Buyer’s or any Buyer Parties’ possession prior to its receipt thereof from Seller or its representative; (ii) information which is obtained by Buyer or any Buyer Parties from a third person who is not prohibited from disclosing such information to it by any contractual, legal or fiduciary obligation to Seller; (iii) information which is or becomes publicly disclosed through no fault of the Buyer or any Buyer Parties; or (iv) information which is required to be disclosed by a court of competent jurisdiction in connection with any litigation between the parties hereto. Notwithstanding the foregoing, Buyer may disclose and deliver Confidential Information to the Buyer Parties on a need to know basis. Buyer shall not use nor permit the Buyer Parties to use any of the Confidential Information for any purpose other than the evaluation of the Property and the transaction described herein. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall release or permit to be released any press release or other similar communication relating to the transaction contemplated by this Agreement before Closing without the prior written consent of the other party. Nothing in this Section 3.2(d) shall be deemed to void, supersede, or modify any other confidentiality, nondisclosure or similar agreements entered into between Buyer and Seller prior to the Effective Date hereof. The provisions of this Section 3.2(d) shall survive the Closing or any termination of this Agreement.

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(e)          AS-IS. Buyer hereby acknowledges that except as is otherwise expressly provided in this Agreement and subject to Seller’s representations and warranties expressly set forth herein, or in any other documents delivered to Buyer upon the Closing (each such document, a “Closing Document”), it is relying upon its own inspections, investigations and analyses of the Property in entering into this Agreement and, except as otherwise provided in this Agreement or in any Closing Document, and subject to Seller’s covenants, representations and warranties expressly set forth herein and in any Closing Document, is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters, including, without limitation, as to the following:

(i)         The condition, value, nature, or quality of the Property, including any construction on the Property and any materials or systems incorporated into the Property.

(ii)        The soil, water or geology relating to the Property.

(iii)       Any income to be derived from the Property.

(iv)      The suitability of the Property for any activities or uses which Buyer may wish to conduct on or relating to the Property.

(v)       The zoning or developability of the Property.

(vi)      Compliance of the Property or its operation with any law, ordinance, rule, regulation, or the status of any permits or approvals relating to or required in connection with the Property, including without limitation the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. (or any successor statute or similar state and local laws).

(vii)     The presence or absence of any Hazardous Materials on or about the Property or in the vicinity of the Property or the compliance of the Property with Environmental Laws; and Buyer expressly acknowledges that the Property Documents constitute written notice to Buyer as may be required by California Health and Safety Code Section 25359.7.

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Buyer specifically acknowledges and agrees that, to the extent Seller has made or in the future makes any information (including without limitation the Due Diligence Items) regarding any aspect of the Property available to Buyer, Seller has done or will be doing so only as an accommodation to Buyer and that, except as expressly provided elsewhere in this Agreement and in any Closing Document, and subject to Seller’s express covenants, representations and warranties in this Agreement and the Closing Documents, Seller has not made, is not making, and shall make no representation or warranty of any nature concerning the accuracy or completeness of Seller’s files or concerning the authenticity, source, accuracy or completeness of any information contained in them or furnished or to be furnished by Seller to Buyer (including without limitation the Due Diligence Items). As to certain of the materials furnished to Buyer from Seller’s files, Buyer specifically acknowledges that they have been prepared by third parties with whom Seller has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer either by Seller or by any third parties that prepared the materials in question, except as otherwise provided in this Agreement and in any Closing Document and subject to Seller’s express representations and warranties in this Agreement and the Closing Documents. Except as otherwise provided in this Agreement, in any Closing Document and subject to the Excluded Claims, Buyer waives any claim of any nature against Seller if any information, conclusion, projection, or other statement of any nature contained in any of those materials should prove not to be true, complete, or accurate for any reason. By its execution of this Agreement, Buyer acknowledges and agrees that a material inducement to Seller’s decision to sell the Property to Buyer at the Purchase Price provided in this Agreement was Buyer’s agreement to conduct its own feasibility studies and purchase the Property in an “AS-IS” condition, subject to the express covenants, representations and warranties of Seller set forth in this Agreement or in any Closing Document. Subject to the express covenants, representations and warranties of Seller set forth in this Agreement or in any Closing Document, Buyer has completed all of its diligence during the Due Diligence Period and Buyer acknowledges and agrees that it shall accept the Property in its condition as of the Closing.

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(f)         No Liability for Information. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER MADE IN THIS AGREEMENT AND ANY OTHER CLOSING DOCUMENT, ITS OWN EXPERTISE, AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE PROPERTY. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS). EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS AND THE EXCLUDED CLAIMS, SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY (A) SELLER, (B) ANY PARTNERSHIP, LIMITED LIABILITY COMPANY, CORPORATION, TRUST OR OTHER ENTITY THAT HAS OR ACQUIRES A DIRECT OR INDIRECT INTEREST IN SELLER, (C) ANY DIRECT OR INDIRECT MEMBER, MANAGER, MANAGING MEMBER, PARTNER, ADVISOR, TRUSTEE, BENEFICIARY, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, PARTICIPANT, REPRESENTATIVE OR AGENT IN OR OF SELLER OR OF ANY ENTITY THAT HAS OR ACQUIRES A DIRECT OR INDIRECT INTEREST IN SELLER, OR (D) ANY REAL ESTATE BROKER, AGENT, OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS (INCLUDING, WITHOUT LIMITATION, SELLER’S REPRESENTATIONS AND WARRANTIES HEREIN AND THEREIN), SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, AND (VI) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS, RELEASES AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, RELEASES, WAIVERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS, RELEASES, WAIVERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

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(g)        Release by Buyer. Notwithstanding any other provisions contained herein, or in any Closing Document, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller under this Agreement only shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement which do not expressly survive Closing and the documents delivered pursuant hereto, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the Property, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller may expressly have under this Agreement, the Closing Documents or with respect to any Excluded Claim. Except for the Excluded Claims or as otherwise provided in this Agreement or any of the Closing Documents, Buyer hereby waives its right to recover from, and fully and irrevocably releases Seller and its Indemnified Parties from any and all Claims other than the Excluded Claims that it may now have or hereafter acquire against any Seller or any of the Indemnified Parties arising from or related to any defects, errors, omissions or other conditions, latent or otherwise, affecting the Property. With respect to the release set forth in this Section 3.2, Buyer specifically waives the provision of California Civil Code Section 1542. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BUYER’S INITIALS:           /s/  KB

(h)         Excluded Claims. Notwithstanding anything to the contrary contained in this Section 3.2 or elsewhere in this Agreement, the parties acknowledge and agree that the waivers and releases by Buyer set forth in this Section 3.2 or elsewhere in this Agreement or any Closing Document shall not apply to, limit or affect, and the released Claims shall expressly not include, any Claims resulting or arising from any of the following (each, an “Excluded Claim”) (i) a breach of any representation or warranty of Seller set forth in this Agreement or any of the Closing Documents, (ii) Seller’s fraud or intentional misrepresentation, (iii) third party tort claims arising prior to the Closing Date, (iv) the Surviving Obligations of Seller including all of Seller’s indemnity obligations set forth in this Agreement, or (v) obligations or matters under the Buyer- Seller Lease.

(i)          Survival. The provisions of Sections 3.2(f)-(i) shall survive the Closing or any earlier termination of this Agreement and delivery of the Deed.

Section 3.3        Development Conditions.

(a)         Buyer shall not be obligated to close this transaction unless (a) Seller shall have obtained the Entitlements required in connection with the development of the Property as contemplated by the Work Letter and, which at a minimum, satisfy the Fundamental Requirements and other requirements set forth in the Work Letter, with all appeals periods having expired without any appeal having been filed (or any appeal therefrom having been dismissed with prejudice and not subject to further appeal) (the “Permits and Approvals Condition”) and (b) otherwise completed the schematic design documents for the Landlord’s Construction Work and advanced the design of the Tenant Improvements to the point contemplated by the Work Letter as of the effective date of the Buyer-Seller Lease (the “Shell and Core Design Condition”; collectively with the Permits and Approvals Condition, the “Development Conditions”). The Permits and Approvals and schematic design documents for Landlord’s Construction Work shall be subject to the final written approval of Buyer as further set forth in the Work Letter, as incorporated herein.

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(b)         Seller shall diligently and continuously pursue the Entitlements as required by the Work Letter, including by appearing at public hearings, city staff meetings, and other meetings related to the Entitlements and taking all other actions necessary and appropriate to obtain the Entitlements and cause the Permits and Approvals Condition to be satisfied on or before the Outside Satisfaction Date.

(c)         If the Permits and Approvals Condition has not been satisfied by February 1, 2023 (the “Step-In Outside Date”), Buyer shall have the right (but not the obligation) (the “Step-In Right”) upon five (5) Business Days’ written notice to Seller at any time thereafter during the term of this Agreement to take over the process to obtain the Entitlements, at Seller’s sole cost and expense (but such costs and expenses shall be treated as Construction Costs under the Work Letter). Seller shall reasonably cooperate with Buyer in connection with Buyer’s exercise of the Step-In Right in all respects and take all commercially reasonable actions necessary and appropriate in connection therewith, including, without limitation, attending any meetings related to obtaining the Entitlements, executing any documents, instruments or agreements related to the Entitlements, and effectuating the assignment or transfer of any permits, licenses, or approvals (to the extent assignable) if requested by Buyer.

(d)         Further, if the Development Conditions have not been satisfied by April 1, 2023 (as it may be extended pursuant to this Section 3.3(d), the “Outside Satisfaction Date”) or Buyer determines at any time before the Outside Satisfaction Date that Seller has been or will be unable to satisfy the Development Conditions, then Buyer may, by delivering written notice to Seller, (i) terminate this Agreement; (ii) waive such condition and proceed with the Closing on a date designed by Buyer not later than [thirty (30)] days after the Outside Satisfaction Date; or (iii) extend the Outside Satisfaction Date one (1) or more times to provide additional time for the Development Conditions to be satisfied, such extension not to exceed one hundred twenty (120) days in the aggregate. In the event Buyer desires to exercise such extension right, Buyer shall give written notice to Seller and Escrow Holder on or before five (5) Business Days prior to the then-applicable Outside Satisfaction Date. If Buyer terminates this Agreement in accordance with this Section 3.3(d), Escrow Holder shall promptly return the Deposit to Buyer and neither Party shall have any further rights or obligations hereunder, except for the Surviving Obligations.

Section 3.4       First Right Agreement. If the sale of the Property is not consummated on the Closing Date for any reason other than a default by Buyer, then Buyer shall have a right of first offer and right of first refusal to purchase or otherwise acquire Seller’s interest in the Property, subject to and in accordance with the terms and conditions of the First Right Agreement. Concurrently with the execution and delivery of this Agreement, the parties shall each deliver to Escrow Holder an executed and acknowledged counterpart to the First Right Agreement as well as a memorandum of the First Right Agreement in the form of Exhibit G-2 attached hereto (the “First Right Memo”). Escrow Holder is hereby instructed to record the First Right Memo in the Official Records of San Diego County in the event the sale of the Property is not consummated on the Closing Date for any reason other than a default by Buyer.

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ARTICLE IV
TITLE AND SURVEY

Section 4.1      Title to Real Property. Buyer may obtain (a) a commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Company in favor of Buyer (the “Title Commitment”), and (b) copies of all documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the “Title Documents”). Buyer hereby acknowledges that it has received a preliminary title report (“Preliminary Report”) attached hereto as Exhibit D.

Section 4.2      Objections and Certain Exceptions to Title. Prior to the Effective Date, Buyer delivered to Seller a notice (the “Title Objection Notice”) of any matters affecting title to the Real Property contained in the Preliminary Report, or any matters reflected on a survey obtained by Buyer, to which Buyer objects (the “Title Objections”). Seller has agreed to use commercially reasonable efforts to obtain an estoppel certificate from Techbuilt Construction Corp or its successor in interest as declarant in the form previously provided by Buyer to Seller or Seller’s counsel with respect to that certain Declaration of Covenants, Conditions and Restrictions for Carlsbad Oaks North Business Park recorded on February 5, 2007 as Instrument Number 2007- 0081082 with the Official Records of the San Diego County Recorder’s Office. Notwithstanding anything to the contrary in this Agreement, Seller will be obligated to remove or cure on or before the Closing (whether or not Buyer has objected thereto in writing), in each case, exceptions to title to the Property which are (a) any mortgage liens or other monetary liens affecting the Property (except to the extent created by or arising from the acts or omissions of a Buyer Party), (b) mechanics’ liens, materialmen’s liens and claims of liens for labor materials furnished or supplied to the Property or any portion thereof by or on behalf of Seller or its property manager (if applicable), affecting the Property (except to the extent created by or arising from the intentional acts or omissions of a Buyer Party), (c) code violations and other violations with respect to the Property that can be satisfied by payment of a liquidated amount or bonding, (d) encumbrances that have been placed against the Property by, through or under Seller after the date of this Agreement without Buyer’s prior written consent, (e) so called “standard” exceptions that can be removed from the Title Policy by Seller’s delivery of the Owner’s Affidavit, (f) tax liens for real property taxes and assessments which are due and payable or any judgment liens, and (g) any other voluntary or involuntary liens or utility liens created or suffered by Seller (not otherwise covered by clauses (a)-(f)) capable of being cleared from title by the payment of a sum certain (the liens described in clauses (a) through (g) are collectively referred to as, “Seller’s Required Removal Items”). If Seller fails to remove Seller’s Required Removal Items at or prior to Closing, such failure shall constitute a Seller default and the terms of Section 5.1 herein shall apply. Except with respect to Seller’s Required Removal Items and the other matters expressly set forth in this Section 4.2, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections.

Section 4.3       Natural Hazard Expert. Buyer and Seller acknowledge that Seller is required to disclose if any portion of the Property lies within a natural hazard area or zone. Buyer and Seller agree that Seller may employ the services of Escrow Holder, a company recommended by Escrow Holder, or an affiliate of Escrow Holder (as so employed, the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards referred to above and to report the results of its examination to Buyer and Seller in writing. No later than five (5) days after the Effective Date, Seller, at its sole cost and expense, shall provide Buyer with a Natural Hazard Disclosure Statement prepared by a Natural Hazard Expert.

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Section 4.4       Additional Title Matters. If the Title Company revises the Title Commitment after the Effective Date to add or modify exceptions (other than new or modified exceptions that do not have a material adverse effect on the value, use and/or functionality of the Property) or if a Survey is modified as a result thereof in an adverse manner to Buyer, then Buyer shall have two (2) Business Days after Buyer obtains knowledge of such addition or modification to notify Seller that such additions or modifications are not acceptable to Buyer (in Buyer’s sole and absolute discretion) (a “Title Notice”). If Buyer fails to deliver a Title Notice as aforesaid, then such addition or modification shall be deemed a Permitted Exception. To the extent Buyer timely delivers a Title Notice, then Seller shall deliver, within two (2) Business Days of its receipt of such Title Notice, written notice to Buyer and Title Company identifying which disapproved items (other than Seller’s Required Removal Items, which Seller is obligated to cure regardless of such notification) Seller shall undertake to cure or not cure (“Seller’s Response”). If Seller does not timely deliver a Seller’s Response, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in the Title Notice, Buyer may terminate this Agreement upon written notice to Seller within the sooner of two (2) Business Days after receipt or deemed receipt of the Title Notice, and the Closing Date. If Seller elects, in Seller’s Response, to cure an exception disapproved in the Title Notice, and Seller fails to cure such matter at or prior to Closing, Buyer may terminate this Agreement. The term “Permitted Exceptions” will mean, (i) Title Objections which Seller did not elect to cure pursuant to Section 4.2 above, (ii) real estate taxes not yet due and payable but otherwise subject to proration as provided in this Agreement, and (iii) any exceptions caused by Buyer, its agents, representatives, or employees. Notwithstanding anything to the contrary set forth herein, Seller will have the obligation to cure and cause to be released of record concurrent with, or prior to, the Closing, the Seller’s Required Removal Items.

Section 4.5      Title Insurance. At Closing, and as a condition thereto for Buyer’s benefit, the Title Company shall issue to Buyer or be irrevocably committed to issue to Buyer a standard coverage ALTA owner’s form title policy in the form of the Pro Forma (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions.

ARTICLE V

REMEDIES AND DEPOSIT INSTRUCTIONS

Section 5.1       Seller Default. If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer as expressly provided in this Section 5.1 or due to the failure of a condition precedent set forth in Section 9.2(c), the Deposit shall be returned to Buyer, Seller shall reimburse Buyer for Buyer’s actual reasonable out-of-pocket, third party costs and fees (including attorneys’ fees) incurred by Buyer in connection with the transaction contemplated by this Agreement (including, but not, limited to such costs associated with due diligence investigation of the Property, negotiation of this Agreement and/or efforts to finance the acquisition of the Property) not to exceed a total aggregate amount of TWO HUNDRED FIFTY THOUSAND AND 00/DOLLARS ($250,000.00) (the “Transaction Costs”) and Buyer will have no liability hereunder except for the Surviving Obligations. If the sale of the Property is not consummated due to a breach or default by Seller in the performance of any of its obligations under this Agreement, then Buyer shall be entitled, as its sole and exclusive remedy, either: (a) to terminate this Agreement and receive the return of the Deposit, together with a reimbursement to Buyer for its Transaction Costs, whereupon the parties shall be released from all further obligations under this Agreement, except the Surviving Obligations; or (b) to enforce specific performance of the sale of the Property pursuant to this Agreement. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit and a reimbursement of the Transaction Costs as set forth hereinabove if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 11.4 hereof, on or before sixty (60) days following the date upon which Closing was to have occurred (and Seller shall not be obligated to reimburse the Transaction Costs until Buyer has so elected or been deemed to have so elected). Notwithstanding the foregoing, nothing contained herein shall limit Buyer’s remedies at law, in equity or as herein provided in the event Seller shall convey or encumber all or any interest in the Property to or in favor of a party other than Buyer in violation of the terms hereof. Except in connection with a claim brought under the preceding sentence, each of Seller and Buyer hereby waives any claim for special, punitive, or consequential damages with respect to this Agreement. Nothing in this Section 5.1 shall be deemed to limit a party’s right to recover reasonable third-party attorneys’ fees pursuant to Section 11.8.

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Section 5.2       BUYER DEFAULT; LIQUIDATED DAMAGES. IF THE SALE IS NOT CONSUMMATED SOLELY DUE TO A DEFAULT BY BUYER IN ITS OBLIGATIONS ON THE CLOSING DATE, THEN THE DEPOSIT SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER’S DAMAGES UNDER THE PROVISIONS OF SECTION 1671 OF THE CALIFORNIA CIVIL CODE AND SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER EXCEPT FOR THE SURVIVING OBLIGATIONS. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. THE PARTIES HAVE AGREED THAT DUE TO, AMONG OTHER THINGS, CHANGES IN MARKET CONDITIONS OR FACTS AND CIRCUMSTANCES REGARDING THE PROPERTY, SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE SOLELY DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD THE CLOSING NOT OCCUR AS A RESULT OF BUYER’S DEFAULT UNDER THIS AGREEMENT. BUYER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR THE FAILURE OF THE CLOSING DUE TO BUYER’S DEFAULT IN ITS OBLIGATIONS ON THE CLOSING DATE UNDER THIS AGREEMENT. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. NOTHING IN Tms SECTION 5.2 SHALL BE DEEMED TO LIMIT SELLER’S RIGHT TO RECOVER REASONABLE OUT OF POCKET THIRD-PARTY ATTORNEYS’ FEES PURSUANT TO SECTION 11.8 BELOW.

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/s/ELH	/s/KB
SELLER’S INITIALS	BUYER’S INITIALS

Section 5.3        Intentionally Omitted

Section 5.4       Escrow Instructions. The Escrow Holder joins in this Agreement to evidence its agreement to act in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties, and liabilities of the Escrow Holder.

(a)         The Escrow Holder acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness, or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Holder, or (ii) identity or authority of any person executing such instruction notice or evidence.

(b)         The Escrow Holder shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Holder shall have no liability except for its own willful misconduct or gross negligence.

(c)         The Escrow Holder shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Holder arising from a dispute with respect to the amount held in escrow, including the cost of any reasonable, out of pocket legal expenses and court costs incurred by the Escrow Holder, should the Escrow Holder deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

(d)         In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Holder shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

(e)         The Escrow Holder shall invest the amount in escrow in accounts which are federally insured, or which invest solely in government securities and shall belong to Buyer other than as set forth in Section 5.2 herein above. Interest earned thereon shall be added to the funds deposited by Buyer.

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Section 5.5        Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.5, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)          Provided the Escrow Holder shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Holder as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If the Escrow Holder refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b)         Seller and Buyer hereby agree:

(i)         to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)        to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1        Representations and Warranties of Seller. Subject to the provisions of Section 6.2, Seller makes the following representations and warranties with respect to the Property as of the date hereof and as of Closing:

(a)         Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California.

(b)         Authority. The execution and delivery of this Agreement (and all ancillary documents delivered pursuant hereto including, without limitation, the Closing Documents) by Seller and the performance of its obligations hereunder and thereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid, and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

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(c)         Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation of the transactions by Seller contemplated hereby or in the other Closing Documents will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents (including any amendments thereto) of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

(d)         Suits and Proceedings. Except as set forth on attached Exhibit C, there are no legal actions, suits or similar proceedings at law, in equity, or otherwise pending and served or threatened in writing against Seller (with respect to the Property, as opposed to actions against Seller as a going concern) or the Property which would be reasonably likely to adversely affect, individually or in the aggregate, (i) the ability of Seller to perform its obligations hereunder, or (ii) the ownership or operation of the Property.

(e)         Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)          Consents. No consent, waiver, approval, or authorization is required from any Person (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(g)         Condemnation. Seller has no knowledge of and has not received any written notice of any pending or contemplated condemnation or action in eminent domain from a Governmental Entity with respect to all or part of the Property.

(h)         Bankruptcy. Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(i)          Governmental Notices. Except as set forth on attached Exhibit C or included in the Due Diligence Items made available on or prior to the Effective Date, Seller has no knowledge of and has not received written notice from any Governmental Entity of (i) any pending or threatened zoning, building, fire, or health code violations or violations of other governmental requirements, laws, policies or regulations with respect to the Property that have not previously been corrected, (ii) violations with respect to the Title Documents that have not previously been corrected, or (iii) violation of any applicable laws, ordinances, rules, requirements, regulations or codes of any governmental agency, body or subdivision thereof bearing on the Property.

(j)          Contracts. Except as set forth on attached Exhibit C and any agreements expressly disclosed as exceptions on the Title Commitment, there are no property management contracts, real property service contracts, construction contracts, reciprocal easement agreements, or any other contracts related to the leasing, subleasing, ownership, operation, maintenance, construction or development of any part of the Property to which Seller is a party, or, to Seller’s knowledge, to which any other Person is a party, which would be binding on Buyer after Closing.

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(k)          Leases. Other than the Buyer-Seller Lease to be entered into at Closing, there are no Leases in effect granting any party the right to use or occupy any portion of the Property.

(l)           Environmental. Except as set forth on attached Exhibit C or included in the Due Diligence Items made available on or prior to the Effective Date, Seller represents that Seller has not received written notice of nor is Seller actually aware of: (i) any actual or alleged violation of, or obligations or liability under, any applicable Environmental Laws with respect to the Property or operation at the Property; (ii) any existing, pending, anticipated, or threatened investigation of or pending, anticipated or threatened claims against Seller or the Property by any Governmental Entity or third party; (iii) the presence of Hazardous Materials on, under, above or emanating to or from, or having emanated to or from the Property or, to Seller’s knowledge, in the vicinity of the Property; (iv) any remedial obligations with respect to Seller or the Property under any Environmental Laws; (v) any Known Environmental Condition or Unknown Environmental Condition; (vi) any noncompliance, anticipated noncompliance, or threatened noncompliance of the Property or its operation with any Environmental Law, including any Permits or Licenses; or (vii) any Permits or Licenses required with respect to the Property or operation at the Property. Seller has delivered or otherwise made available all material and final reports and correspondence with Governmental Entities in Seller’s possession or control relating to the environmental condition of the Property.

(m)         Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.

(i)         Seller is aware of, and acknowledges its obligations under, the Anti-Corruption Laws and Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.

(ii)        At all times while this Agreement is in effect, Seller shall comply with all applicable Anti-Corruption, Anti-Terrorism, Anti-Money Laundering and Sanctions Laws. Without limiting the foregoing, Seller covenants that it shall not use any amounts paid pursuant to this Agreement to lend, contribute or otherwise make available such proceeds to any Sanctioned Person or for any use in violation of applicable Anti-Corruption, Anti-Terrorism, Anti-Money Laundering or any Sanctions Laws.

(iii)       Seller maintains, and covenants to continue to maintain during the term of this Agreement, compliance policies, procedures and internal controls designed to ensure compliance with applicable Anti-Corruption, Anti-Terrorism, Anti-Money Laundering and Sanctions Laws.

(iv)       Neither Seller, any Seller Control Affiliate or, to Seller’s knowledge, any Seller Significant Owner or Seller Representative: (i) is listed on any Government/Sanctions List; (ii) is a Sanctioned Person or otherwise the subject of any Sanctions; (iii) is or has been the subject of any investigation relating to Sanctions; (iv) has been found by a Sanctions Authority to have been engaged in sanctionable conduct under any Sanctions; (v) has directly or indirectly conducted, conducts or is otherwise involved with any business with or involving any sanctioned government (or any sub-division thereof), or any Person that is the subject of Sanctions or is located in any country that is the subject of Sanctions; (vi) directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such Person, government, entity or project; or (vii) has taken or failed to take any action that would cause it to be in non-compliance with any Anti-Corruption, Anti-Terrorism, Anti-Money Laundering or Sanctions Laws;

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(v)       No action, suit, investigation or proceeding relating to any Anti-Corruption, Anti-Terrorism, Anti-Money Laundering, or Sanctions Laws involving Seller or any Seller Control Affiliate is pending or, to Seller’s knowledge, threatened. To Seller’s knowledge, no action, suit, investigation or proceeding relating to any Anti-Corruption, Anti-Terrorism, Anti-Money Laundering, or Sanctions Laws involving any Seller Significant Owner or any Seller Representative is pending or threatened;

(n)          Due Diligence Items. The Due Diligence Items delivered to Buyer are in all material respects true, correct and complete originals or copies of the versions of the Due Diligence Items. Seller has not received written notice from any Person that any information in the Due Diligence Items is not true, accurate or complete. To Seller’s knowledge, Seller has delivered or made available to Buyer all of the Due Diligence Items in its possession or control that could be reasonably expected to have a material effect on the operations, use, condition, or value of the Property.

(o)          Tax Appeals. Seller has not filed any tax certiorari or other appeals with respect to the Property which remain outstanding.

(p)          ROFOs/ROFRs. Neither Seller nor its direct or indirect owners have granted any outstanding exclusive negotiation period, purchase option, right of first refusal to purchase, right of first offer to purchase or similar right to purchase in connection with all or any portion of the Property (or any direct or indirect interests therein [other than with respect to indirect interests constituting publicly-traded securities]), except in favor of Buyer.

(q)          Defaults. Seller is not in default and, to Seller’s knowledge, no other party is in default under any declaration or covenant recorded against title to the Property, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder.

(r)           Warranties. Attached hereto as Exhibit E is a true, complete, correct and complete list of all material warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto, which are currently in effect (collectively, the “Warranties”). True and correct copies of all of the Warranties have been delivered to Buyer. To Seller’s knowledge, the Warranties are in full force and effect.

(s)          Seller Knowledge Parties. Seller represents and warrants that the Seller Knowledge Parties are the most knowledgeable employees of Seller with respect to (i) the representations and warranties made by Seller under this Agreement, (ii) the Property, and (iii) the transaction contemplated by this Agreement.

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Section 6.2        Limited Liability. The representations and warranties of Seller set forth in Section 6.1 of this Agreement will survive the Closing for a period expiring on the date that is nine (9) months after the Closing (unless Buyer has given written notice to Seller of a breach of any such representation or warranty (specifying the specific claim and breach) prior to the expiration of the nine (9) month period following Closing, in which event Buyer’s right to recover amounts from Seller for such noticed breach of a representation or warranty shall survive such period). Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00) (the “Basket”) in which event Buyer may claim indemnification for the full amount of such claim(s) up to the Indemnification Cap (as defined below), and Seller’s liability for any untruth or inaccuracy of such representations and warranties shall not exceed, in the aggregate, one percent (1%) of the Purchase Price (the “Indemnification Cap”); it being understood and agreed, however, that such Basket and Indemnification Cap shall not apply to and shall expressly exclude Seller’s liabilities under Section 9.5 (Prorations and Closing Costs), Section 9.6 (Brokers) and Section 9.8 (Tax Protests; Tax Refunds and Credits). Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer is “deemed to know” of such breach of a representation, warranty or covenant of Seller herein and Buyer nevertheless consummates the transaction contemplated by this Agreement. Buyer shall be “deemed to know” of such a breach if: (i) it is disclosed in this Agreement or any Exhibit or Schedule hereto; (ii) it is disclosed in the Due Diligence Items or other information that is in the Data Room not less than two (2) business days before the Closing; (iii)    it is disclosed in any written reports obtained by Buyer before the Closing; or (iv) it is within the actual knowledge of the Buyer Designated Person (as hereinafter defined) before the Closing. The provisions of this Section 6.2 shall survive the Closing or any earlier termination of this Agreement and delivery of the Deed.

Section 6.3        Knowledge Parties.

(a)         If a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the “knowledge,” “actual knowledge” or “best of knowledge” (or similar phrases) of Seller then such representation, warranty or other statement is made based on the actual, current, conscious express awareness of facts or other information of Elizabeth L. Hougen, EVP & CFO (“Seller Knowledge Parties”), as distinguished from implied, imputed and/or constructive knowledge, as of the Effective Date and as of any time thereafter up to and including the Closing, and without undertaking any special inquiry or investigation by such person(s). Seller is not under a duty of inquiry or investigation in order to make any such representation, warranty, or other statement.

(b)         If a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the “knowledge,” “actual knowledge” or “best of knowledge” (or similar phrases) of Buyer then such representation, warranty or other statement is made based on the actual, current, conscious express awareness of facts or other information of Tycho Suter (“Buyer Designated Person”), as distinguished from implied, imputed and/or constructive knowledge, as of the Effective Date and as of any time thereafter up to and including the Closing, and without undertaking any special inquiry or investigation by such person(s). Buyer represents and warrants to Seller that such individuals are the persons most knowledgeable in connection with the representations and warranties made by Buyer under this Agreement. Buyer is not under a duty of inquiry or investigation in order to make any such representation, warranty, or other statement.

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Section 6.4       Liability of Representations and Warranties. The parties acknowledge that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s and Buyer’s knowledge, as applicable, and not for the purpose of imposing any liability on or creating any duties running from such individuals to the counterparty under this Agreement, as applicable. Each of Seller and Buyer covenants that it will bring no action of any kind against such individuals, as applicable, or related to or arising out of these representations and warranties.

Section 6.5       Notice of Breaches of Representations and Warranties. Seller shall promptly notify Buyer in writing of any changed condition, receipt of notice or documentation, or acquired knowledge, that would cause any material inaccuracy of any representation or warranty of Seller contained herein (any such changed condition, received notice or documentation, or acquired knowledge being defined as a “Changed Condition”). Buyer shall promptly notify Seller in writing of any material inaccuracy in any representation or warranty of Seller contained herein of which Buyer obtains knowledge (within the meaning of Section 6.3(b)) prior to the Close of Escrow (“Known Misrepresentation”). Within three (3) Business Days after either notification in writing by Seller to Buyer of any such Changed Condition or notification by Buyer to Seller of any Known Misrepresentation, Seller, at Seller’s own option and expense, may elect by written notice to Buyer to remedy the Changed Condition or Known Misrepresentation such that Seller’s representations have no material inaccuracy, and the Closing Date may be extended for up to fifteen (15) calendar days after the scheduled Closing Date in order for Seller to effectuate such remedy. If Seller does not elect to effectuate such remedy so as to cause Seller’s representations to have no material inaccuracy, or if Seller so elects but then fails to complete such remedy within such fifteen (15) day period, then Buyer may elect, by written notice to Seller given at any time thereafter, to terminate this Agreement, in which event (i) neither Buyer nor Seller shall have any further obligation under this Agreement, except for the Surviving Obligations, (ii) the Deposit shall be promptly returned to Buyer by Escrow Holder and Seller shall reimburse Buyer for its Transaction Costs, and (iii) if such Changed Condition resulted from Seller’s intentional acts or breach of its obligations herein and was not cured by Seller pursuant to the provisions above, then Seller shall be in breach of a material obligation under this Agreement and Buyer shall have the remedies set forth in Section 5.1. If, notwithstanding Seller’s election not to effectuate such remedy (or Seller’s failure to complete such remedy within such fifteen (15) day period, Buyer elects to consummate the purchase of the Property, Seller shall not be liable to Buyer as a result of any inaccuracy in any representation or warranty of Seller contained herein that results from such Changed Condition or Known Misrepresentation identified in any such written notice from one party to the other.

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1        Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following:

(a)         Status. Buyer is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California.

(b)         Authority. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid, and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

(c)         Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organizational documents (including any amendments thereto) of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d)         Consents. No consent, waiver, approval, or authorization is required from any Person (that has not already been obtained or, in the case of authorization by Buyer and its direct and indirect members, will be obtained prior to the Closing) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

(e)         Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f)          Patriot Act. Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the Patriot Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(g)         OFAC. None of: (i) Buyer, any direct Affiliate of Buyer nor any Person controlled by Buyer; nor (ii) any Person who owns a controlling interest in or otherwise controls Buyer; nor (iii) to the best of knowledge of Buyer, after making due inquiry, if Buyer is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity or beneficiaries of a pension plan that holds indirect interests in Buyer) in Buyer; nor (iv) any Person for whom Buyer is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

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ARTICLE VIII

INTERIM OPERATING COVENANTS

Section 8.1       Buyer-Seller Lease. The parties acknowledge and agree that, pursuant and subject to the terms of the Buyer-Seller Lease, Seller, as tenant thereunder, shall occupy the Property from and after Closing without interruption. Seller shall have no obligation to remove any personal property or otherwise vacate or discontinue use of the Property upon or after Closing, or to make repairs or improvements to the Property before, upon or following Closing, except as expressly provided in this Agreement or in the Buyer-Seller Lease.

Section 8.2       Operation of Property. Seller, from and after the Effective Date up to and including the Closing Date: (i) shall maintain and repair the Property in substantially the same condition as the Property exists as of the Effective Date, reasonable wear and tear excepted; and (ii) shall continue to manage the Property in substantially the same manner as the Property is managed as of the Effective Date and shall not defer maintenance or otherwise change its current operating procedures. Furthermore, from and after the Effective Date up to and including the Closing Date, Seller shall comply with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property. Seller hereby covenants that, from the Effective Date up to and including the Closing Date, without the express prior written consent of Buyer, which may be granted or withheld in Buyer’s sole but reasonable discretion, Seller shall not, directly or indirectly, grant or otherwise create, allow, or consent to the creation of any easement, restriction, lien, assessment or encumbrance respecting the Property or the operation at the Property, including without limitation, any lease, license or other contract affecting the Property in any material respect.

Section 8.3       Insurance. From and after the Effective Date through the Closing Date, Seller shall carry and maintain in full force and effect, at its sole cost and expense, the policies now in effect, including, without limitation, any fire and extended coverage insurance policies (or substitute policies in equal or greater amounts).

Section 8.4       Transfers/Leases. From and after the Effective Date through the Closing Date, Seller shall not sell, assign, or transfer any interest or option in any portion of the Property nor shall Seller enter into any lease, license, occupancy agreement or other agreement, document or instrument permitting any third party to occupy any portion of the Property.

Section 8.5       Alterations. From and after the Effective Date to the Closing Date, Seller shall not make or permit any capital improvements (or other improvements and alterations which would require Buyer’s consent as “Landlord” under the Buyer-Seller Lease) to any portion of the Property, without the express written consent of Buyer, which may be granted or withheld in Buyer’s sole but reasonable discretion.

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Section 8.6       New Contracts. Seller is not party to and will not enter into any service, supply, equipment rental and/or other service contracts related to the operation of the Property or other contract that will be an obligation affecting the Property or operation at the Property subsequent to Closing, except (i) contracts expressly approved by Buyer in its sole and absolute discretion or entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice, and (ii) contracts that the Seller is either required or permitted to maintain in its own name under the terms of the Buyer-Seller Lease. Seller shall not permit any mortgages, deeds of trust or other encumbrances to be recorded against title to the Property without Buyer’s prior written consent, which may be given or withheld in Buyer’s sole and absolute discretion.

Section 8.7       Warranty Transfer. With respect to any Warranties in effect on the Closing Date, Seller shall: (i) deliver written notice to any party (“Warrantor”) that is liable for each Warranty that is being assigned to Buyer pursuant to this Agreement that such Warranty is being assigned, (ii) use commercially reasonable efforts to cause the Warrantor to deliver to Seller all forms and other requirements for the assignment of the Warranty, if any (“Warranty Assignment Package”), and (iii) execute the necessary documents in the Warranty Assignment Package and take any other actions that are reasonably necessary to assign the respective Warranty in accordance with the procedures of the respective Warrantor. To the extent that any Warranty is not transferred to Buyer at or prior to the Closing as aforesaid, such failure shall not be deemed a default by Seller of this Agreement or otherwise entitle Buyer to terminate this Agreement, but Seller shall continue to use commercially reasonable efforts following the Closing to take actions reasonably necessary to assign the respective Warranty to Buyer and shall enforce any such Warranty on Buyer’s behalf at the direction of Buyer. This Section 8.7 shall survive the Closing.

ARTICLE IX
CLOSING AND CONDITIONS

Section 9.1       Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Escrow Holder, and this Agreement shall serve as escrow instructions to the Escrow Holder as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2        Closing.

(a)         Closing. The closing hereunder (“Closing” or “Close of Escrow”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Holder’s office on the Closing Date. At least two (2) Business Days prior to the Closing Date, Buyer shall request that the Escrow Holder prepare and deliver to Buyer and Seller a preliminary closing statement (the “Closing Statement”). On the Closing Date, Buyer shall deposit in escrow with the Escrow Holder the Purchase Price (subject to adjustments described in Section 9.5), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Holder. No later than 3:00 p.m. Pacific Time on the Closing Date and provided all conditions to Closing set forth in Section 9.2(c) have been satisfied, or waived or deemed waived by Buyer, (A) Buyer and Seller will authorize the Escrow Holder to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.5), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement and the Closing Statement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement, and (iii) record the Deed and distribute fully-executed copies of all Closing Documents to each of Buyer and Seller, and (B) to otherwise pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

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(b)          Seller Closing Conditions. It shall be a condition precedent to Seller’s obligation to sell the Property that:

(i)         all of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii)        there shall be no material breach of Buyer’s covenants and obligations set forth in this Agreement; and

(iii)       Buyer shall have delivered the items described in Section 9.4 to Seller or to Escrow Holder, as applicable.

It is understood and agreed that Seller may waive any such condition precedent in Seller’s sole and absolute discretion. In the event any such condition is not timely satisfied or waived by Seller, then the same shall be a material breach of this Agreement by Buyer and Seller shall have the remedies set forth in Section 5.2. Buyer hereby covenants that it shall exercise reasonable and diligent efforts to cause the conditions set forth in this Section 9.2(b) and the condition set forth in Section 9.2(c)(iv) below to be fully satisfied by the Closing Date.

(c)          Buyer Closing Conditions. The following shall each constitute a condition precedent to Buyer’s obligation to consummate the Closing hereunder:

(i)         all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii)        there shall be no material breach of Seller’s covenants and obligations set forth in this Agreement;

(iii)       Seller shall have delivered the items described in Section 9.3 to Buyer or to Escrow Holder, as applicable;

(iv)       the Title Company shall be unconditionally and irrevocably committed to issue the Title Policy (subject only to the payment of the premium, satisfaction of all requirements set forth in the Title Commitment that are the sole responsibility of Buyer to satisfy [and Buyer’s satisfaction of its part of any joint requirements, if any], delivery by Buyer to the Title Company of all documents and instruments requested by the Title Company from Buyer and payment of all other amounts specified in this Agreement to be paid by Buyer) showing no exceptions other than the Permitted Exceptions;

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(v)       subject to Section 10.1, the Property shall be in substantially the same condition as it existed on the Effective Date, subject to ordinary wear and tear;

(vi)      the Development Conditions have been satisfied;

(vii)     there is no pending or threatened review or appeal of, and there is no right to review or appeal the Entitlements by any Governmental Entity or Person other than Buyer;

(viii)    there is no pending or threatened moratorium on development of the Property; and

(ix)       there is no pending or threatened governmental or quasi-governmental action which does not constitute a pending or threatened moratorium (which is addressed in clause (viii) above) which could reasonably be expected to prohibit or delay Buyer’s development of the Property.

It is understood and agreed that Buyer may waive any such condition precedent in Buyer’s sole and absolute discretion; and Buyer’s failing to terminate this Agreement prior to the Closing shall be deemed to constitute Buyer’s waiver of such conditions precedents; provided, however, nothing set forth herein shall constitute a waiver of Buyer’s post-Closing remedies for any Changed Condition of which Buyer was not deemed to know (within the meaning of Section 6.3) prior to the Closing. In the event any such condition is not timely satisfied or waived by Buyer, then Buyer shall have the right to terminate this Agreement by written notice to Seller and Escrow Holder, in which event, Buyer shall be entitled to the immediate return of the Deposit; provided, however, that, to the extent, any of the condition precedents set forth in sub-sections (i), (ii), (iii), and (v), is not satisfied, Buyer shall also receive a reimbursement of its Transaction Costs. Seller hereby covenants that it shall exercise reasonable and diligent efforts to cause the conditions set forth in this Section 9.2(c) to be fully satisfied by the Closing Date.

Section 9.3        Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deposit into escrow the following items:

(a)         a duly executed and acknowledged Grant Deed in the form of attached Exhibit F (the “Deed”);

(b)         two (2) duly executed counterparts of the Buyer-Seller Lease, one (1) duly executed and acknowledged counterpart of a memorandum of the Buyer-Seller Lease and at least one (1) original of any other agreements, documents or instruments contemplated by the Buyer-Seller Lease to be executed and delivered by Seller, as tenant, in connection therewith;

(c)         an executed California Form 593 Real Estate Withholding Certificate;

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(d)        two (2) duly executed counterparts of a Bill of Sale and Assignment and Assumption Agreement in the form of attached Exhibit H (the “Assignment”);

(e)         an affidavit pursuant to Section 1445(b)(2) of the Code, on which Buyer is entitled to rely, that Seller (or, if Seller is a disregarded entity for federal income tax purposes, the person treated as the owner of the Property for such purposes) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code in the form attached as Exhibit L (“FIRPTA Certificate”);

(f)         documentation to establish to the Title Company’s satisfaction the due authority of Seller’s disposition of the Property and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement (including, but not limited to, the organizational documents of Seller, as they may have been amended from time to time, resolutions of Seller and incumbency certificates of Seller);

(g)        a duly executed certificate, stating that each of the representations and warranties of Seller set forth in this Agreement are, as of the Closing Date, true and accurate in all material respects, duly authorized and executed by Seller, in the form of attached Exhibit I (the “Seller’s Certificate”);

(h)        a duly executed title affidavit in the form of Exhibit K (the “Owner’s Affidavit”);

(i)          if any plats or approvals required in connection with the Entitlements are to be recorded at or immediately after the Closing, the final executed plat or approvals in form for recording according to applicable law;

(j)          any consents then-obtained by Seller in order to transfer the Warranties to Buyer, subject to Section 8.7 above;

(k)         a counterpart signature to the Closing Statement executed by Seller; and

(l)          such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as expressly contemplated by this Agreement.

Section 9.4        Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deposit into escrow the following items:

(a)         the balance of the Purchase Price, subject to prorations and adjustments set forth in this Agreement, and such additional funds as are necessary to close this transaction;

(b)         two (2) duly executed counterparts of the Buyer-Seller Lease, one (1) duly executed and acknowledged counterpart of a memorandum of the Buyer-Seller Lease and at least one (1) original of any other agreements, documents or instruments contemplated by the Buyer-Seller Lease to be executed and delivered by Buyer, as landlord, in connection therewith;

(c)         two (2) duly executed counterparts of the Bill of Sale and Assignment;

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(d)        documentation to establish to Title Company’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer);

(e)        a duly executed certificate, stating that each of the representations and warranties of Buyer set forth in this Agreement are, as of the Closing Date, true and accurate in all material respects, duly authorized and executed by Buyer, in the form of attached Exhibit J (the “Buyer’s Certificate”);

(f)         a counterpart signature to the Closing Statement executed by Buyer;

(g)        a duly completed and signed Preliminary Change of Ownership Report (pursuant to California Revenue & Taxation Code Section 480.3) for the Property; and

(h)        such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 9.5        Prorations and Closing Costs.

(a)         Real estate and personal property taxes, utilities and all other proratable items shall remain the responsibility of Seller pursuant to the Buyer-Seller Lease and all payments of the same that may be due and payable as of Closing shall remain Seller’s responsibility; provided, however, that solely for accounting purposes, all such proratable items paid by Seller upon Closing but attributable to amounts accruing on and after of 12:01 a.m. Pacific Time on the Closing Date shall be credited to Seller’s obligation to pay such expenses as the “tenant” under the Buyer-Seller Lease.

(b)         Seller shall pay (a) one-half (1/2) of Escrow Holder’s escrow fee, (b) the document-drafting and recording charges for the Deed, (c) all city and county documentary transfer taxes required by law, (d) the costs for all title insurance search fees and commitment fees, and all premiums for the Title Policy and costs of any curative endorsements to remove certain disapproved title matters thereto, and (e) the cost of any Seller’s Required Removal Items. Buyer shall pay (i) one-half (1/2) of Escrow Holder’s escrow fee, (ii) all document-drafting and recording charges for any loan documents for Buyer, (iii) the cost of all third party studies and reports obtained by Buyer in connection with Buyer’s inspections and investigation, (iv) the cost for any Title Policy endorsements requested by Buyer, and (v) any other costs customarily charged Buyers in the City of Carlsbad. If Escrow fails to close due to either Party’s default, then defaulting Party shall pay all Escrow cancellation and title charges. If Escrow fails to close for any reason other than the foregoing, Buyer and Seller shall each pay one-half (½) of all Escrow cancellation and title charges, which means all fees, charges and expenses incurred by Escrow Holder, including all expenses incurred in connection with issuance of the Preliminary Report and other title matters. All other closing costs shall be allocated as is customary in the City of Carlsbad. Except as expressly set forth otherwise in this Agreement, each Party shall pay its own legal fees.

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Section 9.6        Brokers. Buyer and Seller covenant and represent to each other that, to their knowledge, there is no party entitled to a real estate commission, finder’s fee, cooperation fee, or other brokerage-type fee or similar compensation in connection with this Agreement and the transactions contemplated hereby other than CBRE, Inc. Each party agrees to defend, indemnify, and hold the other party, its employees, representatives and agents safe and harmless from and against any and all such Claims from any other broker, agent, individual or entity claiming by or though the indemnifying party.

Section 9.7       Expenses. Except as provided in Sections 9.5 and 9.6, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation in the case of Buyer, all third-party engineering and environmental review costs and all other due diligence costs.

Section 9.8       Tax Protests; Tax Refunds and Credits. Seller shall have the right to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Real Property due and payable during all tax years through and including the tax year in which the Closing occurs (the “Closing Tax Year”); provided Seller shall keep Buyer fully informed regarding the status of any contest with respect to the taxes attributable to such period. To the extent any real estate or personal property tax refunds or credits are received after Closing with respect to the Property and such refunds or credits are attributable to real estate and personal property taxes paid for any tax year prior to and including the Closing Tax Year, Seller shall be entitled to the entirety of such refunds and credits. Any contest of the real estate taxes and personal property taxes for the Property due and payable for all years subsequent to the Closing Tax Year, and any real estate or personal property tax refunds or credits attributable to such period, shall be governed by the terms of the Buyer-Seller Lease.

ARTICLE X
CASUALTY AND CONDEMNATION

Section 10.1     Casualty. If all or any part of the Property is damaged by fire or other casualty occurring after the Effective Date and prior to Closing, whether or not such damage affects a material part of such Property, then:

(a)         Notice. Seller shall provide written notice thereof to Buyer within three (3) days of such fire or casualty. In addition, Seller shall promptly notify Buyer of the estimated cost to repair as determined by a licensed architect or general contractor selected by Seller and reasonably approved by Buyer (the “Cost Estimator”).

(b)         Assignment of Insurance; Repairs. In the event Buyer elects not to terminate this Agreement (or fails to timely give Seller notice of a termination) pursuant Section 10.1(c) below, the parties shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage. In such event, Seller shall assign to Buyer any casualty insurance proceeds payable under Seller’s casualty insurance policies (including, without limitation, business interruption proceeds applicable to the period of time from and after the Closing Date), if any, in effect with respect to the Property on account of said physical damage or destruction, and Seller shall cooperate with Buyer with initiating and pursuing any such claim. In addition to assigning all rights under and proceeds payable under casualty insurance policies with respect to such damage and destruction, Seller shall also pay to Buyer an amount equal to any “deductible” under such policies. Other than remedying unsafe conditions at the Property, Seller shall not remedy or repair any damage or destruction on account of such fire or casualty without the consent of Buyer, which consent shall not be unreasonably withheld or delayed, and the amount spent by Seller to remedy or repair the condition consented to by Buyer shall be deducted from the insurance proceeds otherwise made available to Buyer. Notwithstanding the foregoing, should the casualty not have been repaired prior to Closing then any proceeds of insurance with respect to such casualty actually received by Seller shall be promptly given to Buyer.

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(c)         (i)         Termination Right. Following a material casualty event, Buyer shall have the right to terminate this Agreement by giving a written notice of termination to Seller within ten (10) Business Days after Buyer receives a written estimate of the casualty or the estimated time to repair and cost to repair and/or replace the damage caused by the casualty, obtained pursuant to Section 10.2 below. In the event of any termination by Buyer pursuant to this Section 10.1(c)(c), then the Deposit, shall be promptly returned to Buyer by Escrow Holder, and this Agreement shall be and become null and void, and neither Party shall have any further rights or obligations hereunder, except for the Surviving Obligations. As used in this Section 10.1, a “material casualty event” means a casualty resulting in a cost to repair that is in excess of three percent (3%) of the Purchase Price.

(ii)         If Buyer does not timely give Seller notice of a termination pursuant Section 10.1(c), then Buyer shall be deemed to have waived its right contained in Section 10.1(c)(i) to terminate this Agreement, and Buyer’s obligations under this Agreement shall remain in effect notwithstanding such casualty.

Section 10.2     Time for Repair. The estimated cost to repair and/or restore and the estimated time to complete such repairs contemplated in Section 10.1 shall be established by estimates obtained by independent contractors retained by Seller, subject to the reasonable approval of Buyer. The Closing Date may be extended up to a maximum extension of thirty (30) calendar days as reasonably required to obtain such estimates and give the notices required under this Article X, and up to an additional sixty (60) days to determine the availability and amount of insurance proceeds available for such repairs. Seller and Buyer shall cooperate and exercise due diligence to obtain damage estimation and insurance proceeds.

Section 10.3     Condemnation. If, prior to Closing, any part of the Property is taken or if Seller shall receive notice from any Governmental Entity having eminent domain power over all or any part of the Property of its intention to take, by eminent domain proceeding, any material part of the Property (a “Taking”), then Buyer shall have the option, exercisable within twenty (20) days after receipt of written notice of such Taking, (and if necessary, Closing Date shall be extended to give the full period to make such election) time being of the essence, to terminate this Agreement by delivering notice thereof to Seller (a copy of such notice of termination shall be given to Escrow Holder), whereupon the Deposit shall be promptly returned to Buyer by Escrow Holder and this Agreement shall be deemed canceled and of no further force or effect, and neither Party shall have any further rights or liabilities against or to the other except for the Surviving Obligations. If a Taking shall occur and Buyer shall fail to terminate this Agreement in a timely fashion, then Buyer and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, Seller shall (i) assign and remit to Buyer the full amount of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Buyer an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking.

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ARTICLE XI
MISCELLANEOUS

Section 11.1      Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the party against whom enforcement is sought.

Section 11.2      Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address(es):

If to Seller:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Ct. Attention: General Counsel Email: [***]

with a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: David Crawford Email: [***]

If to Buyer:	c/o Oxford Properties Group 125 Summer Street, 12th Floor Boston, MA 02110 Attn: Kristen Binck Email: [***]

With a copy to:	c/o Oxford Properties Group 450 Park Avenue, 9th Floor New York, NY 10022 Attn: Legal Department Email: [***]

With a copy to:	DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Attn: John L. Sullivan, Esq. Email: [***]

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If to Escrow Holder:	First American Title Insurance Company 4380 La Jolla Drive Suite 110 San Diego, CA 92122 Attn: [***]

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered upon actual or attempted but refused delivery, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered upon actual or attempted but refused delivery, (c) personal delivery, in which case notice shall be deemed delivered upon actual or attempted but refused delivery, or (d) Email transmission. The above addresses and Email addresses may be changed by written notice to the other party; provided that no notice of a change of address or Email address shall be effective until actual receipt of such notice.

Section 11.3     Assignment. Buyer shall not have the right to assign this Agreement, without the prior written consent of Seller, in its sole and absolute discretion. Notwithstanding the foregoing, Buyer may assign its interests herein (in whole or in part) to an Affiliate upon written notice to Seller (delivered, via email transmission, at least five (5) Business Days prior to the scheduled Closing Date), and assumption by such assignee of Buyer’s obligations hereunder, provided that such assignment will not relieve the original Buyer of its obligations hereunder until the Closing. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 11.4    Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA OR IN U.S. FEDERAL COURTS HAVING JURISDICTION OVER THE STATE OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA.

Section 11.5    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Agreement may be executed by a Party’s signature transmitted by email, and copies of this Agreement executed and delivered by means of emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon emailed signatures (including signatures in Portable Document Format) as if such signatures were originals. All parties hereto agree that an emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

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Section 11.6     Entire Agreement. This Agreement and any other document (including, without limitation, non-disclosure agreements executed by Buyer and/or its Affiliates, investors, and other related parties with respect to the transactions contemplated by this Agreement) to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents (including, without limitation, non-disclosure agreements executed by Buyer and/or its Affiliates, investors, and other related parties with respect to the transactions contemplated by this Agreement) supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 11.7    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 11.8    Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party (whether by final judgment or out of court settlement) will be entitled to reasonable out of pocket third-party attorney fees and costs and expenses of suit incurred in connection with such action prior to and at trial and on any appeal therefrom. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable out of pocket third-party attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, reasonable out of pocket third-party attorneys’ fees, costs and expenses incurred in (i) post-judgment motions, (ii) contempt proceeding, (iii) garnishment, levy, and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation.

Section 11.9     Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 11.10   No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

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Section 11.11 JUDICIAL REFERENCE. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THE AGREEMENT, AS AMENDED, OR RELATED TO THE PROPERTY WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, AS AMENDED, ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH THIS SECTION. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 13, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS, THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH THIS AGREEMENT, AS AMENDED. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THE AGREEMENT, AS AMENDED, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN SIX (6) MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN NINE (9) MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS SECTION SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

42

Section 11.12   Time of Essence. Time is of the essence of this Agreement. If the deadline for performance of any act hereunder shall fall on a day that is not a Business Day, the deadline for such performance shall be deemed to be the next Business Day following such day.

Section 11.13   No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the Party making the waiver.

Section 11.14   Not an Offer. The preparation or distribution of drafts hereof by one party to the other shall not be deemed to constitute an offer and this Agreement shall only become binding and enforceable upon execution hereof by both parties.

Section 11.15   No Third Party Beneficiaries. Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

43

Section 11.16   Exculpation. Except as expressly set forth in this Agreement, (a) Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations, (b) Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. The provisions of this Section 11.16 shall survive the Closing or any termination of this Agreement.

[Balance of Page Intentionally Left Blank; signatures follow]

44

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

IONIS PHARMAceuticals, Inc.,
a Delaware corporation

By:	/s/Elizabeth L. Hougen

Name:	Elizabeth L. Hougen

Title:	EVP & CFO

BUYER:

OXFORD I ASSET MANAGEMENT USA INC., a Delaware corporation

By:	/s/Brian Barriero
Name:	Brian Barriero
Title:	Vice President, Operations

By:	/s/Kristen E. Binck
Name:	Kristen E. Binck
Title:	Vice President

[Signature Page - Build to Suite -Purchase & Sale Agreement, Lots 21 & 22]

45

JOINDER BY ESCROW HOLDER:

The Escrow Holder is executing this Agreement to evidence its agreement to act as escrow agent in accordance with the terms and conditions of this Agreement, including, without limitation, Section 3.4.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/Lynn Graham
Name:	Lynn Graham

Its:	Escrow Officer

45

EXHIBIT A

Description of Real Property

The real property in the City of Carlsbad, County of San Diego, State of California, described as follows:

TRACT TWO:

LOTS 21 AND 22 OF CARLSBAD TRACT NO. 97-13-03, CARLSBAD OAKS NORTH PHASE 3, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO.  16145, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 13, 2016  AS DOCUMENT NO. 2016-7000438 OF OFFICIAL RECORDS.

APN : 209-120-23-00 (Affects Lot 21 of Tract Two)

APN : 209-120-24-00 (Affects Lot 22 of Tract Two)

EXHIBIT A

EXHIBIT B

List of Due Diligence Items

[***]

EXHIBIT C

EXHIBIT C

Disclosure Items

Any item disclosed in any particular part of this Exhibit C will be deemed to be disclosed with respect to any other section and paragraph of Article VI of the Agreement to the extent its relevance or appropriateness is reasonably apparent from the context in which it is presented and to the extent of any cross-references and the like.

This Exhibit C and the information and disclosures contained in this Exhibit C are intended only to qualify and limit, and otherwise respond to requests for disclosures contained in, the representations and warranties of Seller contained in the Agreement and shall not be deemed to create any covenant. Any description of any document included in this Exhibit C is a summary only and is qualified in its entirety by the specific terms of such referenced document.

None.

EXHIBIT C

EXHIBIT D

Preliminary Title Report

[To be attached]

EXHIBIT D

EXHIBIT E

Warranties

None.

EXHIBIT E

EXHIBIT F

Form of Deed

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

[_________________________]
[_________________________]
[_________________________]

APN:

The undersigned grantor(s) declare(s)

Documentary transfer tax is $

(  ) computed on full value of property conveyed, or

(  ) computed on full value less value of liens or encumbrances remaining at time of sale,

(  ) Unincorporated Area (X) City of Carlsbad

GRANT DEED

FOR VALUE RECEIVED, IONIS PHARMACEUTICALS, INC., a Delaware corporation, (“Grantor”), grants to _____________________(“Grantee”), all that certain real property (the “Property”) situated in the City of Carlsbad, County of San Diego, State of California, described on Exhibit A attached hereto and by this reference incorporated herein. This conveyance is made subject and subordinate to all matters set forth on Exhibit B attached hereto.

IN WITNESS WHEREOF, the undersigned has executed this Grant Deed dated as of ____, 202__.

IONIS PHARMACEUTICALS, INC.,
a Delaware corporation

By:

Name:
Title:

EXHIBIT F

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT CIVIL CODE §1189

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California      }

                                   }

County of San Diego }

On __________________, before me, ________________________________, personally appeared _______________________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Notary Seal)

Signature of Notary Public

EXHIBIT F

EXHIBIT A
LEGAL DESCRIPTION

The real property in the City of Carlsbad, County of San Diego, State of California, described as follows:

TRACT TWO:

LOTS 21 AND 22 OF CARLSBAD TRACT NO. 97-13-03, CARLSBAD OAKS NORTH PHASE 3, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 16145, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 13, 2016 AS DOCUMENT NO. 2016-7000438 OF OFFICIAL RECORDS.

APN : 209-120-23-00 (Affects Lot 21 of Tract Two)

APN : 209-120-24-00 (Affects Lot 22 of Tract Two)

EXHIBIT B

Permitted Exceptions

1.	General and special taxes and assessments for the fiscal year 2022-2023, a lien not yet due or payable.

Affects APNs: 209-120-23-00 and 209-120-24-00

2.	The lien of special tax for the following community facilities district, which tax is collected with the county taxes, a lien not yet due and payable.

District: Carlsbad CFD #3 IMP 2

3.	The lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code, resulting from changes in ownership or completion of construction on or after the date of the policy.

4.	The terms and provisions contained in the document entitled “Notice of Restriction on Real Property” recorded November 9, 2004 as Instrument No. 2004-1066056 of Official Records.

5.	The terms and provisions contained in the document entitled “Notice and Waiver Concerning Proximity of the Planned or Existing Palomar Airport Road and Melrose Drive Transportation Corridors Case No: CT 97-13” recorded November 9, 2004 as Instrument No. 2004-1066058 of Official Records.

6.	The terms and provision contained in the document entitled “Hold Harmless Agreement Drainage” recorded December 15, 2004 as Instrument No. 2004-1180067 of Official Records.

7.	The terms and provision contained in the document entitled “Hold Harmless Agreement Geological Failure” recorded December 15, 2004 as Instrument No. 2004-1180068 of Official Records.

8.	Covenants, conditions, restrictions, easements, assessments, liens, charges, terms and provision in the document entitled “Declaration of Covenants, Conditions and Restrictions for Carlsbad Oaks North Business Park” recorded February 5, 2007 as Instrument No. 2007-0081082 of Official Records, which provide that a violation thereof shall not defeat or render invalid the lien of any first mortgage or deed of trust made in good faith and for value, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, national origin, sexual orientation, marital status, ancestry, source of income or disability, to the extent such covenants, conditions or restrictions violate Title 42, Section 3604©, or the United States Codes. Lawful restrictions under state and federal law on the age of occupants in senior housing or housing for older persons shall not be construed as restrictions based on familial status.

Documents declaring modification thereof in document entitled “First Amendment to Declaration of Covenants, Conditions, and Restrictions for Carlsbad Oaks North Business Park”, recorded March 20, 2013 as Instrument No. 2013-0175873 of Official Records.

A declaration of annexation entitled “Declaration of Annexation to Declaration of Covenants, Conditions and Restrictions for Carlsbad Oaks North Business Park”, recorded October 25, 2016 as Instrument No. 2016-0576403 of Official Records.

9.	The terms and provisions contained in the document entitled “Hold Harmless Agreement Drainage” recorded September 2, 2016 as Instrument No. 2016-0460153 of Official Records.

10.	The terms and provisions contained in the document entitled “Hold Harmless Agreement Geological Failure” recorded September 2, 2016 as Instrument No. 2016-0460154 of Official Records.

11.	Abutter’s rights of ingress and egress to or from Whiptail Loop except at access opening have been dedicated or relinquished on the map of Carlsbad Tract No. 97-13-03 of Tract Maps recorded as Map No. 16145.

12.	The terms, provisions and easement(s) contained in the document entitled “Easement and Maintenance Agreement” recorded October 01, 2018 as Instrument No. 2018-407532 of Official Records.

EXHIBIT G-1

Form of First Right Agreement

FIRST RIGHT AGREEMENT

THIS FIRST RIGHT AGREEMENT (this “Agreement”) is effective as of __________ __, 20___ (“Effective Date”), by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Owner”), and [OXFORD], a Delaware limited liability company (“Offeree”). Owner and Offeree are sometimes hereinafter individually or collectively called a “Party” or the “Parties”.

RECITALS

A.        Owner owns the real property and associated improvements thereon in Carlsbad, California, more particularly described on Exhibit A attached hereto (the “Property”).

B.         Owner and Offeree had previously entered into a purchase and sale agreement with respect to the Property (the “Prior PSA”), and the transaction contemplated under such purchase and sale agreement did not close as contemplated therein. As a result thereof, the Parties have entered into this Agreement to provide Offeree with certain rights with respect to the Property if Owner desires to Transfer (as hereinafter defined) all or substantially all of the Property or any direct or indirect interest therein, subject to the terms, conditions and limitations set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated with the same force and effect as if contained in this Agreement below, and other valuable consideration, the receipt of which are hereby acknowledged, Owner hereby grants to Offeree the rights with respect to the Property as follows:

Section 1.1.   The all cash gross purchase price, chosen by Owner in its sole and absolute discretion, at which Owner desires to offer the Property for sale or other transfer on a free and clear basis (the “ROFO Price”). A ROFO Notice shall constitute an irrevocable offer by the Owner to sell or otherwise transfer its entire interest in the Property to Offeree or its assignee for the ROFO Price, free and clear of all encumbrances. For the avoidance of doubt, the right of first offer described in this Section 1 shall not apply to any Excluded Transfer. Within thirty (30) days after receiving the ROFO Notice (“ROFO Expiration Date”), Offeree shall send Owner written notice stating either (i) that Offeree waives its rights under this Section 1 or (ii) Offeree accepts the ROFO Notice (the “ROFO Acceptance Notice”). If Offeree sends a ROFO Acceptance Notice, the parties shall use good faith efforts to negotiate the terms on which Offeree shall acquire the Property (or the direct or indirect interests therein), other than the purchase price, which shall be the ROFO Price, and shall enter into a purchase and sale agreement substantially similar to Prior PSA. If Offeree waives its rights with respect to the ROFO Notice or fails to provide a ROFO Acceptance Notice on or prior to the ROFO Expiration Date, or does not execute a purchase and sale agreement for the Property within sixty (60) days of its delivery of a ROFO Acceptance Notice, then Owner shall be free to Transfer (as hereinafter defined) the Property (or any interests therein) to any third party, subject to the terms of Section 2 of this Agreement. Grant of Right of First Refusal. Sale or Transfer of Property. Offeree shall have a right of first refusal to purchase or otherwise acquire Owner’s interest in the Property (whether direct or indirect and whether by deed or ground lease or otherwise), subject to and in accordance with the terms and conditions set forth in this Section 2 (the “ROFR”). For the avoidance of doubt, the ROFR and the provisions of this Section 2 shall not apply to any Excluded Transfer.

EXHIBIT G-1

Section 2.2.   Offer Notice. Before Owner enters into any contract or consummates any transaction that would, whether in one transaction or a series of related transactions, result in the direct or indirect sale, transfer, or conveyance of the fee simple title in and to all or substantially all of the Property (or any parcel comprising the Property) or the legal or beneficial interest therein to a bona fide third party purchaser for value, whether by deed or ground lease or indirect entity transfer (each, a “Transfer”), Owner shall first afford Offeree the opportunity to purchase or ground lease, as applicable, the Property in accordance with the provisions of this Section 2 by delivering a written offer notice thereof to Offeree (the “Offer Notice”) containing the following: (1) the cash purchase price (the “Price”) that Owner will accept for the Property, provided that (i) if the Price is in excess of the purchase price proposed to be paid by Offeree under the Prior PSA (the “Prior Price”), then the purchase price to be paid by Offeree shall be the Prior Price and (ii) if the Price is less than the Prior Price, then the purchase price to be paid by Offeree shall be the Price; (2) the amount of any earnest money deposit required to be deposited into escrow by Offeree; (3) the length of the contingency period at the expiration of which the earnest money deposit will become non-refundable (other than with respect to Owner defaults, failures of conditions precedent in favor of the Offeree and casualty or condemnation provisions); and (4) the proposed outside closing date for the closing of the subject transaction (collectively (1) – (4), the “Material Terms”).

Section 2.3.   Acceptance Notice. Within ten (10) business days after receiving the Offer Notice (“Expiration Date”), Offeree shall send Owner and Escrow Agent (as defined in Section 7 below) written notice stating either (i) that Offeree waives its rights under this Section 2 (subject to Section 2.4 below) or (ii) Offeree accepts the Offer Notice (the “Acceptance Notice”). If Offeree sends an Acceptance Notice, then the parties will commence to negotiate the terms on which Offeree would acquire the Property or the interests therein, other than the Material Terms included in the Offer Price, and shall enter into a purchase and sale agreement substantially similar to Prior PSA.

Section 2.4.   Re-Offer Procedure. If Offeree waives its rights with respect to the Offer Notice or fails to provide an Acceptance Notice on or prior to the Expiration Date or does not execute a purchase and sale agreement for the Property within sixty (60) days of its delivery of an Acceptance Notice, then the Offer Notice shall be deemed to have no further force or effect and Owner shall be free to Transfer the Property (or the interests therein) to any third party, provided that, if (a) Owner reduces the gross Price to an amount less than the gross Price set forth in the Offer Notice or (b) Owner does not enter into a purchase and sale agreement for the Property on or before the date that is three (3) months after the Expiration Date (or fails to close on such sale of the Property within three (3) months after the end of such three (3) month period), then Owner shall recommence the procedures under Section 2.2 prior to consummating a Transfer of its interest in the Property.

EXHIBIT G-1

Section 3.      Termination of ROFO and ROFR. The term of this Agreement shall commence as of the Effective Date and shall automatically terminate on the earlier of (a) the Transfer of the Property (or any indirect interest therein) to Offeree or its affiliate, (b) the Transfer of the Property (or any indirect interest therein) to a third party following Owner’s compliance with the terms of this Agreement, or (c) the date that is five (5) years after the Effective Date, at which time the Parties shall execute (and notarize, if applicable) and deliver any and all documents reasonably requested by Escrow Agent at such time to remove this Agreement from the Official Records.

Section 4.       Excluded Transfers. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not apply to any of the following (each, an “Excluded Transfer”): (i) the granting or foreclosure of any mortgage on or other security interest in the Property (or collateral assignment of rights in respect of the Property), any foreclosure sale pursuant thereto, any deed in lieu of such foreclosure (whether to mortgagee or its designee), or any transfers by such mortgagees, purchasers at foreclosure or deed in lieu transaction, or their successors or assigns (and in connection with any such transfer, Offeree shall no longer have any right of first offer or ROFR) with respect to the Property, this Agreement shall terminate and the Property shall be conclusively released from the rights of Offeree under this Agreement); (ii) any utility, construction and other easements and encumbrances of title of any type; (iii) any transfer or sale of the Property to an entity that is wholly-owned and controlled by Owner, or any transfer or sale of publicly-traded shares in Owner (provided that this Agreement shall survive any transfer or sale of publicly-traded shares in Owner), or a merger or acquisition of Owner as a going concern (and not primarily for purposes of acquiring the Property); (iv) entering into the Buyer-Seller Lease or any amendments thereto; or (v) any condemnation or taking or agreement in lieu thereof.

Section 5.      Assignment. Offeree may assign its rights and duties hereunder upon written notice, but without the consent of Owner, to any entity that is controlled or owned by, controls or owns or is under common control or ownership with Offeree. Owner may not assign its rights and duties hereunder without Offeree’s consent, other than to any entity that is controlled or owned by, controls or owns or is under common control or ownership with Owner. Default; Remedies. If any Party defaults hereunder, the non-defaulting Party may pursue any and all rights and remedies that may be available at law or in equity. In the event of any action or proceeding at law or in equity between Owner and Offeree to enforce any provision of this Agreement or to protect or establish any right or remedy of any Party hereunder, the unsuccessful Party to such litigation shall pay the prevailing Party all costs and expenses, including reasonable attorneys’ fees incurred therein by such prevailing Party.

EXHIBIT G-1

Section 7.      Notices. Any notice which a Party is required or may desire to give another Party shall be in writing and may be delivered (1) by hand delivery, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the Party sending the notice), or (4) by electronic mail, provided that (i) in the event of delivery by the methods described in clauses (1), (2) or (3) above, the Party shall also deliver such notice by electronic mail, and (ii) in the event of delivery by the method in clause (4) above, such electronic mail shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above. Any such notice to a Party shall be addressed at the address set forth below (subject to the right of a Party to designate a different address for itself by notice similarly given). Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) unless such party receives a “bounce-back” electronic mail response, as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 6:00 p.m. (local time where received) or on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery. Notices may be delivered by counsel to the Parties hereto with the same force and effect. The Parties’ addresses for notices are as follows:

If to Owner:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Ct.
Carlsbad, California 92008
Attention: General Counsel
Email: [***]

With a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: David Crawford
Email: [***]

If to Offeree:	c/o Oxford Properties Group
125 Summer Street, 12th Floor
Boston, MA 02110
Attn: Kristen Binck
Email: [***]

With a copy to:	c/o Oxford Properties Group
450 Park Avenue, 9th Floor
New York, NY 10022
Attn: Legal Department
Email: [***]

With a copy to:	DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attn: John L. Sullivan, Esq.
Email: [***]

If to Escrow Agent:	First American Title Insurance Company (“Escrow Agent”)
4380 La Jolla Drive, Suite 110
San Diego, CA 92122
Attn: Lynn Graham
Email: [***]

EXHIBIT G-1

Section 8.      Survival. This Agreement and the provisions hereof shall inure to the benefit of and be binding upon the Parties to this Agreement and their respective successors, heirs and permitted assigns.

Section 10.    Entire Agreement. This Agreement, together with the other written agreements referred to herein, is intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the agreement between the Parties.

Section 11.     Modifications. No modification of this Agreement shall be effective unless set forth in writing and signed by the Parties.

Section 12.    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other circumstances, shall be interpreted so as best to reasonably effect the intent of the Parties hereto.

Section 13.    Waiver. The waiver by either Party of any breach by the other Party of any term, covenant or condition herein contained or either Party’s failure or delay to exercise any right, power or privilege hereunder will not be deemed to be a waiver thereof or any subsequent breach, failure or delay.

Section 14.     Execution; Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which together as to the same such document shall constitute one and the same agreement.

Section 15.    Interpretation; Governing Law. This Agreement shall be construed as if prepared by both Parties. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. This Agreement shall be construed, interpreted and governed by the laws of the State of California and the laws of the United States of America prevailing in California.

Section 16.     Further Assurances. Each Party shall execute such further documents and take such further actions as may be necessary or appropriate to consummate the transaction contemplated by this Agreement.

Section 17.     Time of the Essence. Time is of the essence of this Agreement and each and every term and provision hereof.

[Signatures on following page]

EXHIBIT G-1

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OWNER:	IONIS PHARMACEUTICALS, INC.
a Delaware corporation

By:

Name:

Title:

OFFEREE:	[OXFORD]

By:
Name:
Title:

EXHIBIT G-1

EXHIBIT A

LEGAL DESCRIPTION

LOTS 21 AND 22 OF CARLSBAD TRACT NO. 97-13-03, CARLSBAD OAKS NORTH PHASE 3, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 16145, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 13, 2016 AS DOCUMENT NO. 2016-7000438 OF OFFICIAL RECORDS.

APN : 209-120-23-00 (Affects Lot 21 of Tract Two)

APN : 209-120-24-00 (Affects Lot 22 of Tract Two)

EXHIBIT G-1

EXHIBIT G-2

Form of Memorandum of First Right Agreement

RECORDING REQUESTED BY

WHEN RECORDED MAIL TO:

DLA Piper LLP

33 Arch Street, 26th Floor

Boston, Massachusetts 02110

Attention: John L. Sullivan

                                                                      Above Space for Recorder’s Use

MEMORANDUM OF FIRST RIGHT AGREEMENT

THIS MEMORANDUM OF FIRST RIGHT AGREEMENT (this “Memorandum”) is made as of _____________, 202__, by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”) and ______________________, a Delaware limited liability company (“Buyer”).

WITNESSETH:

1.           Buyer and Seller are parties to that certain First Right Agreement dated as of __________________,__202 (as amended from time to time, the “Agreement”), relating to Buyer’s right of first offer and right of first refusal to purchase certain Property, as more particularly described on Exhibit A attached hereto.

2.           Pursuant to provisions of the Agreement, until the earlier of (a) the transfer of the Property (or any interest therein) to Buyer or its affiliate, (b) the transfer of the Property (or any interest therein) to a third party following Seller’s compliance with the terms of the Agreement, or (c) the date that is five (5) years after the date hereof, Buyer has (a) a right of first offer to purchase the Property in accordance with the terms of the Agreement, and (b) a right of first refusal with respect to any proposed transfer of the Property (or any interest therein) in accordance with the terms of the Agreement.

3.           This Memorandum is not intended to set forth all of the terms of the Agreement, and reference is hereby made thereto for all of the terms. In the event of conflict between the terms of the Agreement and this Memorandum, the terms of the Agreement shall control. All provisions of the Agreement are incorporated herein by reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT G-2

IN WITNESS WHEREOF, the parties have caused this Memorandum to be executed as of the date first set forth above.

SELLER:

IONIS PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of _________________________	)
County of _________________________	)

On _______________________, before me, _________________________, a Notary Public, personally appeared __________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature     ____________________________________________________

[Signatures Continue on Following Page]

EXHIBIT G-2

BUYER:

__________________, LLC,
a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of _________________________	)
County of _________________________	)

On ___________________, before me, ______________________________________, a Notary Public, personally appeared _________________________ and ________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature     __________________________________________________

EXHIBIT G-2

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

LOTS 21 AND 22 OF CARLSBAD TRACT NO. 97-13-03, CARLSBAD OAKS NORTH PHASE 3, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 16145, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 13, 2016 AS DOCUMENT NO. 2016-7000438 OF OFFICIAL RECORDS.

APN : 209-120-23-00 (Affects Lot 21 of Tract Two)

APN : 209-120-24-00 (Affects Lot 22 of Tract Two)

EXHIBIT G-2

EXHIBIT H

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION

AND BILL OF SALE

This Assignment and Assumption and Bill of Sale (this “Assignment”) is made and entered into ____________________, 2022, between IONIS PHARMACEUTICALS, INC, a Delaware corporation (“Assignor”), and ________________________________________, a __________________ (“Assignee”). This Assignment is made with reference to the Purchase and Sale Agreement dated ______________ between Assignor and Assignee (or Assignee’s predecessor-in-interest) (the “Purchase and Sale Agreement”) with respect to the real property described on attached Schedule “1” (the “Property”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title and interest (if any) in and to all assets, rights, materials and/or claims used, owned or held in connection with the use, management, development or enjoyment of the Property, including, without limitation: (i) the service contracts, if any, listed on attached Schedule “2” (the “Service Contracts”); (ii) all entitlements, agreements relating to the Property; (iii) all plans, specifications, maps, drawings and other renderings relating to the Property; (iv) all warranties, guarantees, claims and any similar rights relating to and benefiting the Property or the assets transferred hereby; (v) all intangible rights, goodwill and rights benefiting the Property; (vi) all development rights benefiting the Property; (vii) all rights, claims or awards benefiting the Property; and (viii) all rights to receive a reimbursement, credit or refund from the applicable agency or entity of any deposits or fees paid in connection with the development of the Property.

Except as otherwise set forth in the Purchase and Sale Agreement, all such assignment, transfer, setting over and/or delivery by Assignor is on a where-is and as is basis, without warranty or representation of any kind, whether expressed or implied.

Except as otherwise expressly provided in the Purchase and Sale Agreement, by accepting this Assignment and by its execution of this Assignment, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged which accrue from and after the Close of Escrow (as defined in the Purchase and Sale Agreement) by the owner under the Service Contracts.

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title and interest (if any) in and to the “Property” as defined in the Purchase and Sale Agreement.

EXHIBIT H

All of the covenants, terms and conditions set forth in this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart. The delivery of an executed counterpart of this Assignment by facsimile or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT H

ASSIGNOR:

a__________________________________________

By:

Name:

Title:

ASSIGNEE:

a__________________________________________

By:

Name:

Title:

EXHIBIT H

EXHIBIT I

Form of Seller’s Certificate

Reference is hereby made to that certain Purchase and Sale Agreement dated as of ___________, 2022 (the “Purchase Agreement”), by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”) and [______________] (“Buyer”) (as successor-in-interest to Oxford I Asset Management USA Inc.).

Seller hereby certifies to Buyer that each of the representations and warranties of Seller set forth in the Purchase Agreement are, as of the date hereof, true and accurate in all material respects and duly authorized and executed by Seller.

Dated as of this ________ day of ____________, 202____.

SELLER:

IONIS PHARMACEUTICALS, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT I

EXHIBIT J

Form of Buyer’s Certificate

Reference is hereby made to that certain Purchase and Sale Agreement dated as of ___________, 2022 (the “Purchase Agreement”), by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”) and [___________] (“Buyer”) (as successor-in-interest to Oxford I Asset Management USA Inc.).

Buyer hereby certifies to Seller that each of the representations and warranties of Buyer set forth in the Purchase Agreement are, as of the date hereof, true and accurate in all material respects and duly authorized and executed by Buyer.

Dated as of this ___ day of ___________, 2022.

BUYER:

[____________________________________]
[____________________________________]

By:

Name:

Title:

EXHIBIT J

EXHIBIT K

Form of Owner’s Affidavit

FIRST AMERICAN TITLE INSURANCE COMPANY

STATEMENT REQUIRED FOR THE ISSUANCE OF ALTA OWNERS AND/OR LOAN POLICIES

Commitment No. ________________

Date: ______________

To the best knowledge and belief of the undersigned, the following is hereby certified with respect to the land described in the above commitment:

1.	That, except as noted at the end of this paragraph, within the last six (6) months (a) no labor, service or materials have been furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the building(s) situated on the land; (b) nor have any goods, chattels, machinery, apparatus or equipment been attached to the building(s) thereon, as fixtures; (c) nor have any contracts been let for the furnishing of labor, service, materials, machinery, apparatus or equipment which are to be completed subsequent to the date hereof; (d) nor have any notices of lien been received, except the following, if any:

2.	That there are no unrecorded contracts or options to purchase the land, except the following, if any:

3.	That there are no unrecorded leases, easements or other servitudes to which the land or building, or portions thereof, are subject, except the following, if any:___________________________________________________________

4.	That there are no rights of first refusal or options to purchase all or any part of the Property except:________________________________________________

5.	That there are no unpaid real estate taxes or assessments except as shown on the current tax roll. That the undersigned has not received any supplemental tax bill which is unpaid.

6.	That the undersigned is authorized to execute this affidavit, has the ability to execute all instruments necessary to mortgage or convey the Land pursuant to authority, and that the owner was properly created and is in good standing in its state of origin and is properly authorized to do business in the state where the Land is located.

7.	That the undersigned has not received any written notice of violation of any covenants, conditions or restrictions, if any, affecting the Land.

8.	In order to induce First American Title Insurance Company (the “Company”) to issue its policy(ies) of title insurance with full knowledge that the Company will rely upon the accuracy of same, the undersigned hereby agrees as follows:

EXHIBIT K

a.	The undersigned does hereby agree to indemnify and hold the Company harmless of and from any and all loss, cost, damage and expense of every kind, including attorneys’ fees, which the Company shall or may suffer or incur or become liable for under its said policy or policies directly or indirectly, due to its reliance on the accuracy of the foregoing statements or in connection with its enforcement of its rights under this statement.

b.	The undersigned does hereby agree to indemnify and hold the Company harmless during the gap period between the last title examination of the Land that was conducted by, for and/or on behalf of the Company, and the time when the deed, assignments and any other documents creating priority of title are recorded in connection with the sale and/or transfer of the Land.

Seller / Owner:

By:
Name: .
Title:

EXHIBIT K

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT CIVIL CODE §1189

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	}
}
County of San Diego	}

On                                            , before me, _                                                , personally appeared _____________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Notary Seal)

Signature of Notary Public

EXHIBIT K

EXHIBIT L

Non-Foreign Status Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by _________________________ (“Transferor”), which is the tax owner by reason of its ownership of Ionis Pharmaceuticals, Inc., a Delaware corporation, the Transferor hereby certifies the following:

1.        Transferor is not a non resident alien individual foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations); and

2.        Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii); and

3.        Transferor’s U.S. employer taxpayer identification number is ______________; and

4.        Transferor’s office address is ______________________________.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

[signature on following page]

EXHIBIT L

a

By:

Name:

Title:

Notice To Transferee (Buyer): You are required by law to retain this Certificate until the end of the fifth tax year following the tax year in which the transfer takes place and make this Certificate available to the Internal Revenue Service if requested to do so during that period.

Source CFR, Section 1.1445-2T(b)(2)(iii)(B)

STATE OF CALIFORNIA	)
) ss.

COUNTY OF SAN DIEGO	)

On ______________________, before me, ______________________________, Notary Public, personally appeared ____________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT L

EXHIBIT M

Form of Buyer-Seller Lease

[ATTACHED]

EXHIBIT M

LEASE AGREEMENT

DATED ___________, 2022

Between

LOTS 21 & 22 OWNER (DE) LLC

a Delaware limited liability company

AS LANDLORD

and

IONIS PHARMACEUTICALS, INC.,

a Delaware corporation

AS TENANT

BASIC LEASE INFORMATION

For convenience of the parties, certain basic provisions of this Lease are set forth herein, and are, together with any Exhibits and Schedules, expressly incorporated into the Lease. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

TERMS OF LEASE	DESCRIPTION
“Commencement Date”:	The date that is the earlier of: (i) ten (10) months after the Delivery Date, as defined in the Work Letter, or (ii) the date Tenant begins operating in the Premises for business purposes.
“Premises”:	That certain Land described on Exhibit A attached hereto and the Building and other improvements to be constructed thereon, located on Lots 21 & 22, Whiptail Loop W in Carlsbad, 92010 California consisting of approximately 164,833 gross square feet, and the appurtenances thereto, as defined and further described in the Work Letter. The square footage of the Premises set forth above is deemed conclusive and shall not be subject to remeasurement
“Companion Lease”:	That certain lease to be executed between Landlord or its affiliate and Tenant pursuant to the PSA for certain real property located at 2850, 2855 & 2859 Gazelle Court, Carlsbad, 92010 California (the “Companion Premises”) and the buildings consisting of approximately 246,699 square feet and other improvements located thereon and appurtenances thereto, as described therein.
“Term”: (Article 1)	The period commencing on the Commencement Date and ending on the Expiration Date.
“Expiration Date”	The date that is one hundred eighty (180) months after the Commencement Date, together with any Extension Period as to which an Extension Option is exercised under Section 1.4.
“Escalation”: (Article 2)	The percentage of increase, if any, shown by the Consumer Price Index for All Urban Consumers U.S. City Average, All Items (base years 1982-1984 = 100) (“Index”), published by the United States Department of Labor, Bureau of Labor Statistics, for the month immediately preceding the Adjustment Date as compared with the Index for the month immediately preceding the Commencement Date (with respect to the first Adjustment Date), or the month immediately preceding the prior Adjustment Date (for all subsequent Adjustment Dates), but the percentage of increase shall not be less than 2.5% nor greater than 5.5%.

TERMS OF LEASE	DESCRIPTION
“Option to Renew”: (Article 1)	Tenant shall have two (2), five year (5) options at ninety-five percent (95%) of fair market rent.
“Base Rent”: (Article 2)	For the period beginning on the Commencement Date until the first Adjustment Date, a fixed annual amount (payable in monthly installments) determined by multiplying six and thirty-five hundredths percent (6.35%) by the Construction Costs, as defined in the Work Letter, and thereafter the amount calculated pursuant to Section 2.1.3. A hypothetical example of the calculation of Base Rent is shown on Schedule 1, which shall be for illustrative purposes only and shall not be deemed a representation of the actual amounts or categories to be used in the calculation of Base Rent.
“Net Lease”: (Article 2)	Landlord and Tenant acknowledge and agree that this is an “absolute net lease” and that Landlord shall receive the Base Rent during the Term, free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever relating to the Premises. Landlord shall have no obligations relating to the repair, maintenance or operation of the Premises, or any part thereof. Tenant shall be solely responsible for same.
“Purchase Option”: (Article 11)	Tenant shall have a right of first offer to purchase the entire Premises.
“Security Deposit/Letter of Credit”: (Article 2)	Tenant shall provide a Letter of Credit equal to ten (10) months of the initial Base Rent, subject to adjustment as provided in Section 2.5.1.
“Permitted Use”: (Article 3)	Premises may be used solely for biotechnology and other life sciences uses, including research and development, laboratory, manufacturing, assembly, storage, warehousing, office and administrative uses, all of which must be ancillary to biotechnology and other life sciences uses and, in each such case, to the extent Tenant remains in compliance with current zoning for the Premises and all Applicable Laws.
2

TERMS OF LEASE	DESCRIPTION
“Work Letter”: (Exhibit D)	The “Work Letter” attached hereto as Exhibit D.
“Address of Tenant”: (Article 13)	Ionis Pharmaceuticals, Inc. 2855 Gazelle Ct. Attention: General Counsel Email: [***] With a copy to: Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909 Attn: David L. Crawford, Esq. Email: [***]
“Address of Landlord”: (Article 13)

c/o Oxford Property Group

125 Summer Street, 12th Floor

Boston, MA 02110

United States

Attn: Kristin Binck, Esq.,

Vice President, Legal

Email: [***]

With a copy to:

c/o Oxford Property Group

101 Second St, Suite 300

San Francisco, CA 94105

Attn: Abby Mondani

and

DLA Piper LLP (US)

33 Arch Street, 26th floor

Boston, MA 02110

United States

Attn: John L. Sullivan, Esq.

Email: [***]

and all legal notices shall also be sent to:

[***]

3

TABLE OF CONTENTS

ARTICLE 1 LEASE OF PREMISES; TERM	1

1.1	Lease	1

1.2	As Is; No Representations	1

1.3	Holdover	2

1.4	Extension Option	2

ARTICLE 2 RENT	4

2.1	Base Rent and Additional Rent	4

2.2	Expenses; Taxes; Insurance Expenses	6

2.3	Net Lease	8

2.4	Interest and Late Charge	9

2.5	Security Deposit	9

ARTICLE 3 USE, COMPLIANCE WITH LAWS, HAZARDOUS MATERIALS, DOGS	12

3.1	Use	12

3.2	Compliance with Applicable Laws	13

3.3	Hazardous Materials	13

3.4	Alterations	18

3.5	Jeopardy of Insurance	20

3.6	Dogs	21

3.7	LEED Standards	22

ARTICLE 4 REPAIR AND MAINTENANCE; SERVICES	22

4.1	Tenant Repair and Maintenance Obligations	22

4.2	Condition of Premises on Surrender	22

4.3	Services	23

ARTICLE 5 ASSIGNMENT AND SUBLETTING	24

5.1	General Prohibition on Transfers	24

5.2	Other Permitted Transfers	27

5.3	Non-Transfers	27

5.4	Conditions to Effectiveness	27

5.5	Miscellaneous	27

ARTICLE 6 INDEMNIFICATION; RELEASE; INSURANCE	29

6.1	Indemnification and Release	29

6.2	Insurance	30

4

ARTICLE 7 THIRD PARTIES	32

7.1	Subordination, Attornment and Non-Disturbance	32

7.2	Mortgagee’s Right to Cure	33

7.3	Sale of the Premises	34

7.4	Estoppel Certificates	34

7.5	Liens	34

ARTICLE 8 EVENTS OF DEFAULT & REMEDIES	35

8.1	Events of Default	35

8.2	Remedies	36

8.3	Landlord Default	39

8.4	Non-Waiver	40

ARTICLE 9 CASUALTY & CONDEMNATION	40

9.1	Casualty	40

9.2	Waiver	42

9.3	Total Condemnation	42

9.4	Partial Condemnation	43

ARTICLE 10 MISCELLANEOUS	43

10.1	Notices	43

10.2	Certain Representations	43

10.3	Brokers	44

10.4	No Waivers	44

10.5	Future Development	45

10.6	Other Provisions	46

10.7	Interpretation	48

10.8	Tenant’s Signage	49

10.9	Choice of Law	49

10.10	CASp Inspection	49

10.11	Landlord Access	50

ARTICLE 11 TENANT’S RIGHT OF FIRST OFFER	51

11.1	Right of First Offer	51

11.2	Tenant’s Competitors	52

11.3	Transfers	52

11.4	Termination	53

11.5	Confidentiality	53

ARTICLE 12 LIMITATION OF LIABILITY	53

12.1	Landlord’s Liability	53

12.2	Assignment of Rents	54

5

Schedule 1	Example Showing Calculation of Base Rent
Exhibit A	Legal Description of the Premises
Exhibit B	Work Letter
Exhibit C	Form of Tenant Estoppel Certificate
Exhibit D	Form of Memorandum of Lease
Exhibit E	Form of SNDA
Exhibit F	Form of Non-Disclosure and Confidentiality Agreement
Exhibit G	Landlord Signage
Exhibit H	Commencement and Termination Date Agreement
Exhibit I	Tenant Construction Manual
Exhibit J	Tenant Standard Operating Procedures
6

LEASE AGREEMENT

This Lease Agreement (this “Lease”), dated ___________, 2022 (the “Effective Date”), is made between Lots 21 & 22 Owner (DE) LLC, a Delaware limited liability company (“Landlord”), and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Tenant”).

ARTICLE 1

LEASE OF PREMISES; TERM

1.1          Lease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term. All of the terms and covenants of this Lease shall be effective as of the Effective Date. After the Commencement Date, Tenant and Landlord shall execute, acknowledge and deliver a written agreement in the form attached hereto as Exhibit H memorializing the Commencement Date, the Expiration Date, the original Term, and the commencement and termination dates of the Extension Terms if such are exercised.

1.2          As Is; No Representations. Tenant’s lease of the Premises is on an “AS IS WHERE IS” basis, and Landlord shall have no obligation to prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except for performance of the Landlord’s Construction Work as defined in the Work Letter (including with respect to any Warranty Issue [as defined in the Work Letter] arising after completion of Landlord’s Construction Work, to the extent required by the Work Letter) and with respect to payment of the TI Allowance as defined in the Work Letter and as otherwise expressly set forth in this Lease. Landlord has not made any representation or warranty to Tenant regarding (a) the condition or suitability of the Premises for the conduct of Tenant’s business (including, without limitation, any utilities serving the Premises, any structural components of the improvements or the condition of any Building system, except as otherwise expressly set forth in the Work Letter), (b) the restrictions that may affect the conduct of Tenant’s business in, or Tenant’s use of, the Premises, or any other rights or benefits under this Lease, (c) the suitability of the Premises for Tenant’s intended Permitted Use, or (d) compliance with Environmental Laws at the Premises or any environmental conditions at, or Hazardous Materials on, under, above, emanating to or from, or having emanated to or from, the Premises. TENANT EXPRESSLY WAIVES ANY WARRANTY OF CONDITION OR OF HABITABILITY OR SUITABILITY FOR OCCUPANCY, USE, HABITATION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, EXPRESS OR IMPLIED, RELATING TO THE PREMISES. Except in connection with the performance of Landlord’s Construction Work, as provided in the Work Letter, Tenant assumes full responsibility for all costs and expenses required to cause the Premises to comply with all Applicable Laws. “Applicable Laws” means all applicable present and future federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law and Environmental Laws. “Environmental Laws” means any applicable present and future federal, state and local laws, statutes, ordinances, rules, and regulations, as well as common law, relating to protection of human health, natural resources or the environment or governing the use, transport, or disposal of biological, bio-hazardous wastes, or radiological elements. The term “Environmental Laws” includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; Clean Air Act, 42 U.S.C. §§ 7401 et seq.; Emergency Planning and Community Right-To- Know Act, 42 U.S.C. §§ 11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. §§ 65 et seq.; California Labor Code §63.82, California Health and Safety Code §25249.5, et seq., and all other applicable federal, state and local laws, regulations, ordinances, rules, and orders that are equivalent or similar to the laws recited above, or otherwise relate to human health, natural resources or the environment, in each case together with their implementing regulations, guidelines, rules, or orders, and all state, regional, county, municipal, and other local laws, regulations, ordinances, rules, and orders that are equivalent or similar to the federal and state laws recited above.

1.3        Holdover. If Tenant retains possession of any portion of the Premises after the Termination Date (as hereinafter defined) without Landlord’s written consent, then Landlord shall be entitled to exercise all remedies that may be available under this Lease or at law or in equity, and Tenant shall (a) be a tenant at sufferance only, (b) be liable to perform all of the obligations of Tenant set forth in this Lease, and (c) (i) for the first ninety (90) days following the Termination Date, pay Base Rent at a rate of one hundred twenty-five percent (125%) of the monthly Base Rent in effect immediately prior to the Termination Date, and (ii) for each month thereafter, pay Base Rent at a rate of one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to the Termination Date, prorated on a daily basis. If Tenant retains possession of any portion of the Premises for more than thirty (30) days following the Termination Date without Landlord’s written consent, Tenant shall also pay to Landlord all damages, direct, consequential, or indirect, sustained by Landlord by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. “Termination Date” means the date on which this Lease terminates for any reason, including the Expiration Date. The provisions of this Section 1.3 shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease.

1.4        Extension Option.

1.4.1        Exercise of Extension Option. Tenant shall have two (2) successive options (each, an “Extension Option”) to extend the Term of this Lease for a period of five (5) years each (each, an “Extension Period”), on the same terms and conditions in effect under this Lease immediately prior to the Extension Period, except that Base Rent shall be determined as set forth below and Tenant shall have no further right to extend the Term of this Lease after the end of the second (2nd) Extension Period; provided, however, it shall be a condition of Tenant’s exercise of the Extension Option that Tenant also exercise the corresponding “Extension Option” as defined in the Companion Lease. If Tenant exercises an Extension Option, such extension shall apply to the entire Premises. Tenant may exercise an Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the “Extension Notice”) on or before the date which is twelve (12) months prior to the commencement date of each applicable Extension Period and such Extension Period shall commence on the day immediately succeeding the expiration date of the preceding Term or the preceding Extension Period, as the case may be, and shall end at midnight Eastern Time on the last day of the applicable Extension Period. Such exercise shall, at Landlord’s election, be null and void if any Event of Default shall have occurred and is continuing at the date of such notice. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period. If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 1.4, then the Extension Option shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 1.4.

1.4.2        Base Rent Determination. The Base Rent starting on the Commencement Date of each Extension Period and continuing for sixty (60) months thereafter will be ninety-five percent (95%) of the then-prevailing market rate for new leases for comparable life sciences office and lab space to the Premises in comparable buildings to the Building in the Market Area (defined below) that a willing, comparable, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable landlord would accept, at arm’s length, for a similar life sciences laboratory and research space in a first-class or “Class A” property (“Fair Market Rent”); provided, however, in no event shall the Fair Market Rent rate per month for the first year of each Extension Period be less than 103% of the Base Rent rate for the last month of the immediately preceding portion of the Term. Thereafter, escalations in the Base Rent shall be established using standard market escalations in the determination of Fair Market Rent, but in no event shall escalations in Base Rent be increased by less than three percent (3%) on each annual anniversary of the Commencement Date of the Extension Term. Fair Market Rent will reflect all monetary and non-monetary considerations and other relevant factors taken into account for comparable transactions, including, without limitation, the location of the Premises, age, quality and layout of the existing improvements in the Premises, brokerage commissions, improvements paid for by tenant improvement allowances, moving allowances, and all other relevant tenant concessions. Fair Market Rent will be adjusted to take into account the size of the Premises, the length of the Extension Period, and the credit of Tenant. The term “Market Area” means the real estate market area that includes Carlsbad, Sorrento Valley, Sorrento Mesa, University Town Center, and Delmar Heights.

1.4.3        Fair Market Rent. Landlord will notify Tenant of its determination of the Fair Market Rent (consistent with the methodology reflected above) for the applicable Extension Period no later than ninety (90) days prior to the commencement date of the applicable Extension Period. If Tenant delivers written notice to Landlord within ten (10) business days after its receipt of Landlord’s determination of Fair Market Rent whereby Tenant disagrees with Landlord’s determination of the Fair Market Rent, Tenant shall include in its notice Tenant’s determination of the Fair Market Rent, and Landlord and Tenant will diligently and in good-faith confer for a period of thirty (30) days thereafter (the “Negotiation Period”) in an attempt to agree on the Fair Market Rent. If Landlord and Tenant are unable to agree on the Fair Market Rent during the Negotiation Period, then, within five (5) business days after the expiration of such period, Landlord and Tenant shall jointly appoint an independent arbitrator (the “Arbitrator”) who shall not have previously been employed by or otherwise worked with either Landlord or Tenant with experience in real estate activities, including at least ten (10) years’ experience serving as a broker, appraiser and/or attorney in leasing transactions involving commercial life sciences laboratory and research space of comparable size and Class A quality to the Premises (collectively, the “Qualifications”), which Arbitrator shall, within twenty (20) days following the Arbitrator’s appointment, determine and report in writing to Landlord and Tenant the by selecting either Landlord’s or Tenant’s determination of the Fair Market Rent for the Extension Period, according to whichever of the applicable determinations is closer to the Fair Market Rent, as determined by the Arbitrator. If Landlord and Tenant cannot agree on the Arbitrator in accordance with the foregoing, Landlord or Tenant may apply to the American Arbitration Association to appoint the Arbitrator in accordance with the aforementioned criteria. The Arbitrator shall have no discretion other than to select Landlord’s or Tenant’s determination of the Fair Market Rent as aforesaid. The costs of the Arbitrator shall be shared equally by Landlord and Tenant, and each of Landlord and Tenant shall reasonably cooperate with the Arbitrator in providing documentation and any other reasonable evidence regarding how Landlord or Tenant, as applicable, arrived at its determination of the Fair Market Rent. If the Renewal Period commences prior to the final determination of the Fair Market Rent, Tenant shall pay to Landlord the monthly rate in effect immediately prior to the commencement of the applicable Renewal Period, subject to adjustment upon resolution of such dispute.

1.4.4        General. Notwithstanding any provision of this Section to the contrary, the Extension Option shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (ii) any Transfer has occurred under Article 5 of the Lease (other than a Permitted Transfer, or a sublease(s) comprising less than twenty-five percent (25%) of the Premises).

ARTICLE 2

RENT

2.1         Base Rent and Additional Rent.

2.1.1        Tenant shall pay to Landlord, without notice or demand and without deduction or set-off of any amount for any reason whatsoever, the annual Base Rent in equal monthly payments, in advance, beginning on the Commencement Date, and thereafter on or before the first day of each full calendar month during the Term. Base Rent as well as any other amounts payable by Tenant to Landlord under the terms of this Lease shall be paid by wire or electronic transfer of funds pursuant to directions provided to Tenant by Landlord. In addition to Base Rent, Tenant shall pay to Landlord a property management fee (“Management Fee”) of one percent 1%) of the gross annual revenue form the Premises, which amount shall be paid in equal monthly payments on the same date and in the same manner as Base Rent.

2.1.2        No later than one hundred eighty (180) days after the Delivery Date, Landlord will provide written notice (the “Estimated Calculation Notice”) of Landlord’s calculation of the initial amount of Base Rent using a preliminary estimate of the Construction Costs, to the extent they are known at the time of the Estimated Calculation Notice. Until the Landlord provides the Final Calculation Notice (as defined below), commencing on the Commencement Date, Tenant shall pay the estimated annual Base Rent amount set forth in the Estimated Calculation Notice in equal monthly installments for the applicable month(s). On or before the date that is one hundred eighty (180) days after the Commencement Date, Landlord will provide written notice (the “Final Calculation Notice”) of Landlord’s calculation of the initial amount of Base Rent using the final amount of Construction Costs. Tenant will pay any underpayment of Base Rent, and Landlord will credit to Tenant’s account any overpayment of Base Rent, based upon the difference between the estimated Base Rent actually paid by Tenant and the amount of Base Rent set forth in the Final Calculation Notice. If the Commencement Date is not the first day of a calendar month, Tenant shall pay to Landlord on the Commencement Date the prorated Base Rent for period from the Commencement Date until the end of the calendar month in which the Commencement Date occurs. Base Rent due for any partial calendar month at the end of the Term shall also be prorated and paid on the first day of such calendar month. Tenant shall pay to Landlord all items of Rent (as defined below), without deduction or offset and without notice or demand (except as specifically provided in this Lease in respect of Additional Rent (as defined below)), and Tenant shall deliver such payments to the payment address set forth in the Basic Lease Information, or to such other person, at such other place, or in such other manner as Landlord may designate by giving to Tenant Notice (as defined below) thereof. “Additional Rent” means all other amounts payable by Tenant to Landlord in accordance with this Lease, other than Base Rent. “Rent” means all amounts payable by Tenant to Landlord in accordance with this Lease, including, but not limited to Base Rent and Additional Rent.

2.1.3        Landlord shall, on or within thirty (30) days prior to each Adjustment Date, calculate the Escalation after the United States Department of Labor publishes the Index on which the amount of the increase will be based. Landlord’s determination of the Escalation shall be binding absent manifest error. Landlord shall give written notice of the Escalation, multiplied by the number of installments of rent due under this Lease since the Adjustment Date. Tenant shall pay this amount, together with the monthly rent next becoming due under this Lease, and shall thereafter pay the monthly rent due under this Lease at this increased rate, which shall constitute Base Rent. Landlord’s failure to make the required calculations promptly shall not be considered a waiver of Landlord’s rights to adjust the monthly Base Rent due, nor shall it affect Tenant’s obligations to pay the increased Base Rent, subject to this Section 2.1.3. If Landlord does not deliver its calculation of the Escalation within twelve (12) months after the applicable Adjustment Date, Tenant may provide Landlord with a written request for the calculation of the Escalation, and, if Landlord fails to provide the calculation of Escalation (which request shall include, in bold and prominent print on the first page, a notation that “FAILURE TO RESOND TO THIS REQUEST WITHIN 30 DAYS MAY RESULT IN THE LOSS OF RIGHTS PURSUANT TO SECTION 2.1.3 OF THE LEASE”) within thirty (30) days after Tenant’s written request, Tenant shall not be required to so pay the increased Base Rent in arrearage for the applicable period based on an Escalation; provided, however, the foregoing waiver of Tenant’s obligation to pay arrearage amounts for the applicable period shall not affect Landlord’s calculation of any future Escalations. If the Index is changed so that the base year differs from that in effect on the Commencement Date, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the Term, the government index or computation with which it is replaced shall be used to obtain substantially the same result as if the Index had not been discontinued or revised. The “Adjustment Date” means the first anniversary of the Commencement Date and on each successive anniversary thereafter during the Term, including any exercised Extension Period.

2.2        Expenses; Taxes; Insurance Expenses.

2.2.1        Expenses. Except as provided in the Work Letter regarding any Warranty Issue, Tenant shall perform all obligations with respect to the maintenance, operation, repair and replacement of the Premises and shall pay directly for all costs and expenses incurred in connection therewith, including, but not limited to: all insurance, maintenance, repair and replacement of any improvements (including, without limitation, the Building, the structural and nonstructural components of the Building, the Building systems, equipment (owned and maintained), the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility (owned and maintained) and safety systems, paving and parking areas, roads and driveways); maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; Premises personnel costs; rentals or lease payments paid by Tenant for rented or leased personal property used in the operation or maintenance of the Premises; and fees for required licenses and permits, including in order to operate for the Permitted Use.

2.2.2        Taxes. Subject to Tenant’s right to contest Taxes as set forth below, Tenant will pay directly all Taxes allocable to the Term in a timely manner and prior to when the same shall become due and payable. Landlord and Tenant shall cooperate to place all Taxes in the name of Tenant, however, if and to the extent any Taxes are billed to Landlord, then Tenant shall pay the same upon receipt of such bill from Landlord and provide Landlord with evidence of such payment promptly thereafter. In any event, Tenant shall pay all Taxes prior to the date due. “Taxes” means all real property taxes and other assessments on the Premises, including, but not limited to, real estate taxes, personal property taxes, transfer taxes, documentary stamps or taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary, or extraordinary (without regard to any different fiscal year used by such governmental authority) that are levied in respect of this Lease or the Premises (or Landlord’s interest therein), or in respect of any improvement, fixture, equipment, or other property of Landlord, real or personal, located at the Premises, and used in connection with operation of the Premises. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or contribution towards a governmental or private cost-sharing agreement charged to the Premises for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Taxes shall not include (i) Landlord’s corporate franchise taxes, estate taxes, inheritance taxes or net income taxes, or (ii) transfer taxes or other taxes incurred in connection with Landlord’s sale of the Premises or any interest therein, other than taxes resulting from Proposition 13 reassessment. Tenant shall furnish to Landlord, within thirty (30) days after the last day when any Tax must be paid by Tenant as provided in this Section 2.2.2, official receipt of the appropriate taxing authority or other proof satisfactory to Landlord, evidencing the payment thereof. Tenant shall have the right, at Tenant’s sole cost and upon reasonable prior notice to Landlord, to initiate and prosecute any proceeding for the purpose of contesting the assessed valuation of the Premises or any personal property for tax purposes in good faith; provided, that this right to contest shall not be deemed or construed to relieve, modify or extend Tenant’s obligation to pay any Taxes allocable to the Term in a timely manner and prior to when the same shall become due and payable and that prior to any such contest, Tenant (a) pays the Tax under protest, (b) obtains and maintains a stay of all proceedings for enforcement and collection by posting a bond or other security required by law, or (c) if Tenant lawfully withholds payments of any contested amounts of Taxes during the contest, Tenant has or establishes unrestricted cash reserves to be held by Landlord in an amount equal to 125% of (x) the amount of Tenant’s obligations being contested plus (y) any additional interest, charge or penalty arising from such contest; provided, however, that Landlord shall (1) promptly release such reserve upon resolution of such contest, and/or (2) use such reserve to pay Taxes directly to the applicable taxing authority following resolution of such contest. Tenant shall provide Landlord with all notices received or sent to the taxing authorities, as well as regular updates relating to any such contest and afford Landlord an opportunity to participate in all such proceedings. Tenant shall indemnify and defend Landlord and save Landlord harmless from all losses, judgments, costs (including without limitation, attorneys’ fees), liabilities and expenses incurred in connection with such proceedings and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, costs and expenses thereof or in connection therewith). Landlord shall have the right to (a) contest or dispute any Taxes (or file an appeal related thereto), without Tenant’s prior written consent, at Landlord’s sole cost and expense, or (b) request that Tenant contest or dispute such Taxes (or file an appeal related thereto), in which event, Tenant, in Tenant’s sole discretion, may agree to contest or dispute such Taxes, at Tenant’s sole cost and expense. If an Event of Default occurs or if otherwise required by any Mortgagee or lender of Landlord, Landlord, at its option, may require Tenant to make monthly estimated payments to Landlord on account of Taxes. The monthly payments shall be one twelfth (1/12th) of the amount of Taxes due for the applicable year as reasonably estimated by Landlord and shall be payable as Additional Rent on or before the first day of each month during the Term, in advance; provided, that, Landlord shall have the right to revise such estimates from time to time. So long as no Event of Default is then continuing, any amounts received by Landlord pursuant to the immediately preceding sentence shall be disbursed to Tenant by Landlord for payment to the applicable taxing authority (or paid to the applicable taxing authority directly by Landlord) when directed by Tenant, accompanied by evidence of the amount due. Upon Tenant’s request, Landlord shall provide Tenant with evidence of any such payments of Taxes made directly by Landlord.

2.2.3        Landlord’s Insurance. Tenant shall reimburse or, at Landlord’s request, pay directly, all premiums, deductibles, and other costs incurred by Landlord in connection with obtaining and maintaining the insurance coverage described in Section 6.2.1 below (collectively, the “Insurance Expenses”). Tenant shall pay the Insurance Expenses no later than fifteen (15) days after demand. If an Event of Default occurs or if otherwise required by any Mortgagee or lender of Landlord, Landlord, at its option, may require Tenant to make monthly estimated payments to Landlord on account of Insurance Expenses. The monthly payments shall be one twelfth (1/12th) of the amount of Insurance Expenses due for the applicable year as reasonably estimated by Landlord and shall be payable as Additional Rent on or before the first day of each month during the Term, in advance; provided, that, Landlord shall have the right to revise such estimates from time to time. If Landlord requires monthly payments of the Insurance Expenses, Landlord will use reasonable efforts to provide a statement reconciling such payments within ninety (90) days after the end of each calendar year, and any underpayments shall paid by Tenant within fifteen (15) days after Tenant’s receipt of the statement, and any overpayments shall be credited to the next payment of Rent that becomes due under the Lease.

2.3        Net Lease.

2.3.1        Absolute Triple Net Lease. It is intended by the parties that this Lease be an absolute “triple net lease,” imposing upon Tenant the obligation to pay all charges of every kind and nature in connection with the use, operation, management, maintenance, repair, and occupancy of the Premises, whether or not recited herein and whether foreseeable or unforeseeable, including, but not limited to, utilities, fees, costs, real estate taxes, sales and use taxes, all operation, management, maintenance and repair costs associated with the Premises and the improvements located thereon and costs of compliance with Environmental Laws, except as expressly provided in this Lease. Tenant shall pay to Landlord, net throughout the Term, the Rent due hereunder free of any offset, abatement, or other deduction whatsoever, without notice or demand. Except to the extent due to the gross negligence or willful misconduct of, or breach of contract by, Landlord or any of Landlord’s assignees, agents, servants, employees, invitees and contractors (or any of Landlord’s assignees respective agents, servants, employees, invitees and contractors) (collectively, “Landlord Parties”; any of them, a “Landlord Party”), Tenant assumes the sole responsibility for the condition, use, operation, maintenance, management and compliance with Environmental Laws of the Premises, and Landlord shall have no responsibility in respect thereof and shall have no liability for damage to Tenant’s personalty on any account or for any reason whatsoever. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant shall not be required to pay, or reimburse Landlord for: (i) depreciation charges, penalties, premiums, interest and principal payments on mortgages and other debt costs, ground rental payments and real estate brokerage and leasing commissions incurred by Landlord; (ii) costs incurred for Landlord’s general overhead and any property or asset management fee other than as expressly set forth in this Lease; (iii) costs of selling or financing any of Landlord’s interest in the Premises; (iv) costs incurred by Landlord which are reimbursed by property insurance proceeds actually received by Landlord where such proceeds result from a claim subject to the provisions of Section 6.2.3. below; and (v) reserves in excess of commercially reasonable amounts for comparable properties (and such reserves shall only be payable by Tenant if required by Landlord’s lender or in accordance with commercially reasonable business practices for comparable properties).

2.3.2        Payments to Third Parties. Subject to Section 2.2.3(c) below, Landlord and Tenant recognize that there may be recurring payments to third parties, including governmental entities, for various items including inspections of storm water retention areas, inspections of pump stations, fees for storm water runoff, and assessments for maintenance and repairs under a Title Instrument (as defined below). Tenant is solely responsible for paying any fees or expenses imposed by governmental regulations or third parties, including those that may be required to obtain, modify and maintain compliance with any permits, licenses and approvals required by Applicable Laws, including for the use of and operation at the Premises by Tenant for the Permitted Use, or allocated to the Premises under any such Title Instrument. Tenant acknowledges that matters of the type contemplated by this Section may not be known to Landlord until after this Lease has been signed by Landlord and Tenant.

2.3.3        Title Instruments. In addition to the foregoing, during the term of this Lease, Tenant shall timely perform all obligations of the owner of the Premises under, and pay all expenses which the owner of the Premises may be required to pay in accordance with any declarations, covenants, conditions and restrictions or reciprocal easement agreements or any other documents or instruments that are of record now and affect the Premises (or of record in the future if created or filed by or with the consent of Tenant), including, without limitation, any documents or instruments recorded in connection with any Future Development (referred to collectively herein as the “Title Instruments”); provided, however, Tenant need not pay any debt service on loans that encumber the fee estate and that do not encumber Tenant’s leasehold estate and Tenant need not pay any rent on any lease that is senior in priority to this Lease. Tenant promptly shall comply with all of the terms and provisions of all Title Instruments, including all insurance requirements, regardless of whether any such requirements exceed the requirements otherwise set forth in this Lease. Notwithstanding the foregoing, except as provided in Section 10.5, Landlord shall not enter into new Title Instruments or modify existing Title Instruments during the Term without Tenant’s prior written consent, which may be withheld in Tenant’s reasonable discretion; provided, however, that Tenant’s prior written consent shall not be required with respect to (i) any financing obtained by Landlord secured by Landlord’s interest in the Premises, (ii) Title Instruments necessary to effectuate transfers to third-party purchasers of the Premises, or (iii) any new Title Instruments or the modification of existing Title Instruments that do not (x) materially and adversely affect Tenant’s use or occupancy of the Premises or (y) impose any fees or costs that would be payable by Tenant unless Landlord agrees to pay such fees.

2.4        Interest and Late Charge. If Tenant fails to pay Rent as and when due and such failure continues for three (3) business days following written notice from Landlord, then, together with each payment of Rent that Tenant pays to Landlord after such payment is due, Tenant shall pay to Landlord the Late Charge (as defined below) and interest calculated on the amount of such payment over the period commencing on the day immediately following the day on which such payment was due and ending on the day on which Tenant pays to Landlord such payment at the rate of the lesser of six percent (6%) over the “Prime Rate” announced from time to time by Bank of America or its successor or the maximum lawful rate of interest. Notwithstanding the foregoing, Landlord shall not be required to provide prior notice of Tenant’s failure to pay Base Rent or any recurring obligation to pay Rent more than once during any twelve (12) month period, after which Tenant’s failure to pay such amount shall be subject to the Late Charge and default interest provided above if Tenant fails to pay the amount when due and such failure continues for three (3) business days after the due date. “Late Charge” means, in respect of any such payment, five percent (5%) of such payment. In addition, Tenant shall pay to Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason.

2.5        Security Deposit/Letter of Credit.

2.5.1        Concurrently with Tenant’s execution of this Lease, and in lieu of a cash security deposit, Tenant shall provide a letter of credit (the “Letter of Credit”) in the amount set forth as the “Security Deposit/Letter of Credit” in the Basic Lease Information. Any cash security deposit drawn from the Letter of Credit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. The initial amount of the Letter of Credit shall be determined using Landlord’s reasonable estimate of the Base Rent as the time of the execution of the Lease, and within thirty (30) days after the Final Calculation Notice the Letter of Credit shall be modified or reissued in the required amount as determined using the Base Rent set forth in the Final Calculation Notice. Provided that Tenant has not assigned its interest in this Lease (other than with respect to a Permitted Transfer) and there is no uncured Event of Default, on (i) the second (2nd) anniversary of the Commencement Date and (ii) the fourth (4th) anniversary of the Commencement Date, Tenant may notify Landlord in writing (the “Reduction Request”) and request the reduction of the Letter of Credit by an amount equal to two (2) months of the initial Base Rent (the “Reduction Amount”). Provided that the conditions above have been satisfied at the time Landlord receives a Reduction Request, Landlord shall instruct the Bank, within sixty (60) days after Landlord’s receipt of the Reduction Request, that the Letter of Credit may be reduced by the Reduction Amount. In no event shall the Letter of Credit be reduced to an amount less than six (6) months of the initial Base Rent.

2.5.2        The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank that has a financial condition reasonably acceptable to Landlord and that is otherwise an Eligible Bank (as defined below) and has an office in San Francisco, California that accepts requests for draws on the Letter of Credit; provided, Silicon Valley Bank shall be deemed an approved issuer of the Letter of Credit so long as Silicon Valley Bank remains an Eligible Bank, (ii) shall require only the presentation to the issuer (which may be in a location other than San Francisco if permitted on the basis of a fax or electronic submittal only) a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, (v) shall be transferrable by Landlord without any cost to Landlord or the transferee (or, if there is a transfer fee, Tenant shall pay such fee and such transfer shall not be conditioned upon payment of such fee), and (vi) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date forty-five (45) days after the last day of the Term. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit as determined in good faith by Landlord or otherwise by its failure to be an Eligible Bank, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Section 2.5.2 within thirty (30) days after Landlord’s notice of such event. “Eligible Bank” shall mean shall mean a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia and having total assets in excess of $1,000,000,000.00 that shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poors Corporation and subject to a Thompson Watch Rating of C or better.

2.5.3        The Letter of Credit shall be held by, or for the benefit of Landlord, as security for the performance of the provisions hereof by Tenant, and if the Letter of Credit or portion thereof is applied by Landlord for the payment of any Rent or any other sum in default, then Tenant shall, upon demand therefor, restore the Letter of Credit to its original amount as provided in Section 2.5.1 above. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, or to repair damage caused by a tenant or to clean the subject premises, as required and subject to the provisions of this Lease. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 2.5, and (B) rather than be so limited, Landlord may claim from the security deposit (i) any and all sums expressly identified in this Section 2.4, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease.

2.5.4        Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under the Lease and transmittal of a default notice or the running of any cure period is barred or tolled by Applicable Law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section; provided no such delivery shall be required if the Letter of Credit provides for automatic renewals in compliance with Section 2.5.2, and the issuer of the Letter of Credit has not sent a notice of non-renewal, or (c) as provided in Schedule 8 to the Work Letter attached as Exhibit D. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

2.5.5        Any amount of the Letter of Credit drawn in excess of the amount applied by Landlord to cure any such failure or as provided on Schedule 8 to the Work Letter shall be held by Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease. If Tenant shall fail to perform any of its obligations under the Lease, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s failure. After any such application by Landlord of the Letter of Credit or cash security deposit, as the case may be, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, within ten (10) business days of Landlord’s demand. Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred that after the expiration of any applicable notice or cure period would constitute such a default, within forty five (45) days after the later to occur of (i) the payment of the final Rent due from Tenant or (ii) the later to occur of the Term Expiration Date or the date on which Tenant surrenders the Premises to Landlord in compliance with Section 20 of the Lease, the Letter of Credit and any cash security deposit, to the extent not applied or held by Landlord for the purposes described in Schedule 8 to the Work Letter, shall be returned to the Tenant, without interest, and Landlord, upon request, shall confirm termination of the Letter of Credit with the issuer thereof.

2.5.6        In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or cash security deposit to the transferee. Upon such transfer, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

2.5.7        Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a security deposit within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a security deposit within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto, and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding the foregoing, to the extent California Civil Code 1950.7 in any way: (a) is determined to be applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Landlord’s rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under this Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code, it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon the termination of this Lease in accordance with this Lease and Section 1951.2 of the California Civil Code.

ARTICLE 3

USE, COMPLIANCE WITH LAWS, HAZARDOUS MATERIALS, DOGS

3.1         Use. Tenant shall use the Premises solely for the Permitted Use, in a manner consistent with first-class life science buildings, and shall comply (and ensure that the Premises at all times comply) with all Applicable Laws. Tenant shall be solely responsible for the securing, modifying, maintaining, and compliance with any and all permits, licenses and approvals required or that may be required or otherwise in effect for the Permitted Use and under Environmental Laws in connection with Tenant’s use and operation of the Premises. Tenant shall not commit, or allow to commit, any waste of or injury to the Premises or create, maintain or exacerbate any nuisance thereon or therefrom. Landlord agrees to reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in obtaining any permits, licenses and approvals required by Applicable Laws for the use of and operation at the Premises by Tenant for the Permitted Use, including, without limitation, by executing or joining in the execution of such applications and other documentation (the form and content of which shall be subject to Landlord’s reasonable approval) in Landlord’s name, solely as and because Landlord is the fee simple owner of the Premises, as may be necessary for obtaining such permits, licenses and approvals, all without cost or liability to Landlord. Tenant shall operate in a first-class manner and shall not exceed the density limit for the Building under Applicable Laws. Tenant shall not commit waste or cause a public nuisance.

3.2         Compliance with Applicable Laws. Tenant shall comply with all Applicable Laws and any agreements between Tenant and third parties with respect to the Premises and Tenant’s operation at the Premises. It is intended that the Tenant bear the sole risk of all present or future Applicable Laws, regulations and orders affecting the Premises, and the Landlord shall not be liable for their enforcement. Should there be any material noncompliance or alleged material noncompliance by Tenant with Applicable Laws or agreements between Tenant and third parties with respect to the Premises and Tenant’s operation at the Premises, Tenant shall promptly notify Landlord in writing of such actual or alleged noncompliance, which notice shall include (i) documentation that such actual or alleged noncompliance has been fully addressed and eliminated or, (ii) if such actual or alleged noncompliance has not been fully addressed and eliminated, a schedule to fully and expeditiously address and eliminate such actual or alleged noncompliance. The giving of such notice shall not relieve Tenant of any liability to Landlord or others for such actual or alleged noncompliance. To ensure Tenant’s compliance with Applicable Laws and Tenant’s performance of Tenant’s management, repair, maintenance, and compliance obligations hereunder, upon reasonable notice to Tenant and subject to and in accordance with Applicable Laws and reasonable confidentiality requirements pertaining to Tenant’s operations (provided such requirements do not impair or delay Landlord’s rights under this Section), Landlord may inspect or cause non-invasive independent third party inspections of the facility and Tenant’s operation to confirm compliance with Applicable Laws and Tenant’s management, repair, maintenance, and compliance obligations hereunder, at Landlord’s expense, except as otherwise provided in Section 3.3.7.

3.3         Hazardous Materials.

3.3.1         Tenant, and any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”; any of them, a “Tenant Party”) (a) shall not, and shall not permit at any time, the handling, use, manufacture, release, storage, or disposal of Hazardous Materials in or about any portion of the Premises in violation of Applicable Laws, (b) shall always manage, handle, use, store, and dispose of such Hazardous Materials in a safe manner, according to prudent industry practice, and in compliance with Applicable Laws, and (c) shall at all times have any and all required permits, licenses and approvals required for or in connection with, the use and handling of Hazardous Materials at the Premises and at all times be in compliance with such required permits, licenses and approvals. “Hazardous Materials” means (a) any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified or regulated as “biological compounds”, “bio-hazardous wastes”, “radiological elements”, “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, “solid wastes,” or other similar designations in, or otherwise subject to regulation under Environmental Laws, and (b) any other substances, constituents or wastes that are deemed to have a negative impact on human health or the environment, whether or not naturally occurring, or that are subject to Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCBs), (I) urea formaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzene derivative (BTEX), (M) poly- and perfluoroalkyl substances and other emerging contaminants, and (N) petroleum byproducts. Hazardous Materials further includes flammables, explosives, corrosive materials, radioactive materials, materials capable of emitting toxic fumes, hazardous wastes, toxic wastes or materials, and other similar substances, petroleum products and derivatives, and any substance subject to regulation by or under any Environmental Law. As between Landlord and Tenant, Tenant is deemed to be the operator of the Premises, the generator of any Hazardous Materials waste present at or generated at the Premises or as part of Tenant’s operations, and the owner of all Hazardous Materials at the Premises at any and all times during the Term. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials introduced to the Premises by Tenant, any other Party or any other party other than Landlord during the Term of the Lease, regardless of whether such Hazardous Materials are included on the Hazardous Materials List or present at the Premises in concentrations which require removal under Applicable Laws. As used herein, the term “Contamination” means the presence of Hazardous Materials in the air, soil, surface and/or ground water in, on or under the Premises and/or any adjacent property at levels above those permitted by applicable Environmental Laws.

3.3.2      Landlord acknowledges that it is not the intent of this Section 3.3 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to best industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Laws, all Hazardous Materials at the Premises are used in the operation of Tenant’s business, and such use is consistent with similar first-class facilities engaged in the Permitted Use in the greater San Diego County area. Notwithstanding the foregoing, Tenant shall have no right to install any underground storage tanks at the Premises unless Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion. In conducting its research activities using Hazardous Materials, Tenant shall not perform work at or above the risk category Biosafety Level 3 as established by the Department of Health and Human Services publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonable designate, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed (and if such change in Tenant’s operation requires the approval of Landlord’s lender, the lender’s denial of approval shall be deemed a reasonable basis for Landlord to deny its approval); provided, however, Landlord’s approval of any operation above the risk category Biosafety Level 3 shall be in Landlord’s sole discretion. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

3.3.3      As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials (other than ordinary office and cleaning supplies used in cleaning of the office spaces within the Building) to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request (not more than once per year, unless Landlord has a reasonable belief that Tenant is not in compliance with this Section 3.3, a release or threatened release of Hazardous Materials has occurred, or in connection with a sale, financing, refinancing, or recapitalization of Landlord’s interest in the Premises), or any time that Tenant is required to deliver a Hazardous Materials List to any governmental authority (e.g., the fire department) or an insurer in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority: permits; licenses, approvals; reports and correspondence; storage and management plans; notice of violations of any Applicable Laws; fire safety plans; spill response plans; plans relating to the installation of any storage tanks to be installed in or under the Premises (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion with respect to underground storage tanks); all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on or under the Premises for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 3.3.9 cannot be accomplished in three (3) months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing proprietary information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information that could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

3.3.4        Except to the extent caused by the gross negligence or willful misconduct of, or breach of contract by, Landlord or Landlord Parties, Tenant releases Landlord and Landlord Parties from and agrees to indemnify, defend and hold Landlord and Landlord Parties harmless for, from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises, or the loss of, or restriction on, use of the Premises), expenses (including, without limitation, legal, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or Contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (i) that arise prior to, during, or after the Term, as a result of the presence, suspected presence, release, or suspected release of any Hazardous Materials in or into the environment, including the air, soil, surface water, or groundwater at, on, about, under, emanating to or from, having emanated to or from, or within the Premises, or any portion thereof caused or exacerbated by, or otherwise attributable to, Tenant or any other party (other than Landlord or Landlord Parties) prior to the date that Tenant vacates the Premises in the condition required following the termination or earlier expiration of the Term, or (ii) that arise prior to, during, or after the Term, as a result of the breach by Tenant of any of its obligations under this Section 3.3, including in each case, without limitation, the cost of assessment, containment and/or removal of any such Hazardous Materials, the reasonable and necessary cost of any actions taken in response to a release of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Premises or the operation thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation) during the Term.

3.3.5        EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, LANDLORD LEASES AND WILL LEASE, AND TENANT TAKES AND WILL TAKE, THE PREMISES IN AN ENVIRONMENTALLY “AS IS” CONDITION, AND TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO FITNESS OF THE PREMISES FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS, LATENT OR PATENT, ANY ENVIRONMENTAL CONDITION, KNOWN OR UNKNOWN, OR ANY AIR, SOIL, SOIL GAS, OR GROUNDWATER CONDITION, IT BEING AGREED THAT ALL RISKS AND LIABILITY INCIDENT TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT

3.3.6        Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating the natural environment, which contamination was caused or permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s acts, omissions, or use or occupation of the property in question, and (ii) Tenant is not subject to any enforcement order issued, or regulatory proceedings or prosecution commenced, by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).

3.3.7        Upon prior notice and using reasonable efforts to coordinate with Tenant, Landlord shall have the right but not the obligation to conduct annual tests (or at any time Landlord has a reasonable belief that Tenant is not in compliance with this Section 3.3) of the Premises including, without limitation, intrusive tests of the subsurface soil and/or ground water, to determine whether any Contamination of the Premises has occurred as a result of Tenant’s use or occupation. Landlord shall pay the cost of such test of the Premises; provided, however, that if such tests show any Contamination of the Premises has occurred as a result of Tenant’s use or occupation, Tenant shall pay the cost of such test. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials in or about the Premises by Tenant or any Tenant Party as Landlord may reasonably request. If Contamination has occurred for which Tenant is liable under this Section 3.3, Tenant shall pay all costs to conduct such tests. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any Contamination identified by such testing in accordance with all Environmental Laws. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.

3.3.8        Furthermore, upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord (collectively, “Tenant’s Hazardous Materials”) and released of any license, clearance or other authorization or requirement of any kind required to enter into and restore the Premises issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”). At least three (3) months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from Tenant’s Hazardous Materials and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and reasonable approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant’s Hazardous Materials as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures, including without limitation intrusive subsurface testing of soil and/or ground water, as may reasonably be deemed necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any Tenant’s Hazardous Materials. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of- pocket expense incurred by Landlord for Landlord’s environmental consultant to review the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000 (which amount shall be increased by the same percentage as the Index as of each Adjustment Date). Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties on a need-to-know basis.

3.3.9        If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any Tenant’s Hazardous Materials in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may reasonably deem appropriate to assure that the Premises are surrendered free from any Tenant’s Hazardous Materials, the cost of which actions shall be reimbursed by Tenant as Additional Rent.

3.3.10     Tenant’s obligations under this Section 3.3 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

3.4         Alterations.

3.4.1        Consent. Tenant may make any alterations, improvements, additions or changes to the Premises, including, without limitation, the Tenant Improvements as defined in the Work Letter, (collectively “Alterations”) that meet all of the following criteria without first obtaining Landlord’s Consent: (a) the Alterations are cosmetic, (b) the Alterations are non-structural and do not affect the mechanical systems of the Building, (c) the Alterations cost less than $1,000,000.00 per project (which amount shall be increased by the same percentage as the Index as of each Adjustment Date); and (d) after the Alterations, the Premises will continue to be used for the Permitted Use (collectively, Alterations meeting the criteria of (a)-(d), “Minor Alterations”). Any Alterations that are not Minor Alterations shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall reimburse Landlord for any third-party expenses reasonably incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof. Tenant hereby agrees to provide copies of all plans of such Alterations, regardless of whether Landlord’s consent is required. Tenant shall diligently and expeditiously complete any Alterations commenced. All Alterations shall become part of the realty constituting the Premises and shall belong to Landlord and shall not be removed by Tenant. If any Alteration is anticipated to cost more than $1,500,000, Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord. Landlord shall, at the time it provides its approval for a proposed Alteration, advise Tenant whether the Alteration, or any portion thereof, is a Required Removable, as defined in Section 4.2.2. For the avoidance of doubt, with respect to the Tenant Improvements only, in the event of any conflict between the terms of this Section 3.4 and the terms of the Work Letter, the terms of the Work Letter shall control.

3.4.2        Liens. With respect to any Alterations, Tenant hereby agrees as follows: (a) Tenant shall not cause or permit any construction, mechanics’ or other liens or encumbrances to be placed upon the Premises, or Tenant’s leasehold interest hereunder, whether in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant, or otherwise, (b) Tenant shall cause all Alterations to be constructed free of all liens, in accordance with all Applicable Laws and shall, upon Landlord’s request, deliver lien waivers to Landlord in the form required by Applicable Law, (c) Tenant shall pay the costs of the Alterations and so that Landlord, the Premises will be protected against any loss from any mechanic’s, materialmen’s, or other liens, and (d) prior to the commencement of the construction of any Alterations, Tenant shall give to Landlord evidence of the insurance required by Section 6.2.4. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant may contest any lien if (i) such lien is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord of such dispute, and (iii) such lien is fully bonded by Tenant to the reasonable satisfaction of Landlord and any Mortgagee. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises, other than any Alterations that are purely cosmetic.

3.4.3         Requirements. Prior to starting work on any Alterations, Tenant shall furnish Landlord with two (2) complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring, and telecommunication plans, which shall all be in CAD or other electronic format if requested by Landlord), and will be consistent with the construction methods and procedures manual attached hereto as Exhibit I, as amended from time to time for the Premises (the “Tenant Construction Manual”); names of contractors reasonably acceptable to Landlord; required permits and approvals; and evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Premises, and such other Additional Insured Parties (as defined in Section 13) as Landlord may designate for such purposes. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show the purpose of such Cable (i) every six (6) feet in locations behind walls, beneath floors, and above ceilings (specifically including, but not limited to, the electrical room risers), and (ii) at the termination point(s) of such Cable. “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant. Any changes to the plans and specifications, other than di minimus changes that are purely cosmetic, do not affect the Building structure or mechanical systems, and do not cause the cost of the Alterations to exceed $1,000,000 (which amount shall be increased by the same percentage as the Index as of each Adjustment Date), must also be submitted to Landlord for its approval. Prior to commencing Alterations, Tenant shall provide Landlord with a copy of the contract for the Alterations and evidence satisfactory to Landlord as to the existence of all necessary permits (to the extent not previously provided). Alterations shall be (a) constructed in a good and workmanlike manner, (b) consistent with first class standards, (c) consist of materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system, (d) performed by contractors or mechanics whose labor union affiliations are not incompatible with those of any workers, contractors or subcontractors who may be employed, retained or engaged by the Landlord for the development and making of any alterations at the Premises, and who are otherwise reasonably approved by Landlord, (e) in accordance with the Tenant Construction Manual, if any, and (f) designed and performed in accordance with all applicable Laws. It shall be deemed reasonable for Landlord to withhold its consent to any Alteration that adversely affects a Building’s roof, structure, or systems, that is inconsistent with a first-class life science building, that results in an increase in gross floor area at the Premises or alteration of any Building footprint, that would violate any certificate of occupancy for the Building or any other permits or licenses relating to the Building, that would reduce the utility of the Premises for life sciences laboratory, research, and manufacturing purposes, or that is otherwise inconsistent with the requirements of this Section. Tenant shall reimburse Landlord for any third-party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof. Upon completion, Tenant shall furnish “as-built” plans (in CAD or other electronic format, if requested by Landlord) for Alterations, customary American Institute of Architects completion affidavits, full and final waivers of lien, any applicable certificate of occupancy for the space affected by such Alterations and other applicable municipal or local sign-offs and inspection reports, and any other items reasonably required by Landlord for closing out the particular work in question. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system.

3.4.4        Construction Oversight Fee. With respect to any Alterations requiring Landlord’s consent under Section 3.4.1, Tenant shall pay Landlord a construction oversight fee (“Construction Oversight Fee”) equal to the sum of one percent (1%) of total hard and soft project costs, provided that Landlord’s obligations in connection with the Alterations are limited to oversight only and not direct management of the project. The Construction Oversight Fee shall be calculated based on hard and soft project costs for the Alterations that were approved by Landlord for the portion of work that has been performed and invoiced and shall be payable monthly in arrears concurrent with the approved hard and soft project costs for the Alterations during the applicable month.

3.4.5        Completion. Upon the completion of any Alterations, Tenant shall, to the extent applicable, promptly give to Landlord (a) a reproducible copy of the “as-built” drawings of such Alterations, (b) a certificate of completion executed on behalf of Tenant’s architect and/or engineering certifying completion of such Alterations in accordance with the respective plans and specifications, (c) a copy of the certificate of occupancy issued by the applicable governmental authorities with respect to such Alterations, and (d) copies of any warranties or guarantees with respect to such Alterations (and ensure that such warranties or guarantees are assignable to Landlord and/or run to both Landlord and Tenant’s benefit).

3.4.6        Ownership of Alterations. Any Alterations shall belong to Tenant until the Termination Date, at which time the Alterations (other than Tenant’s Trade Fixtures (as hereinafter defined)) shall belong to Landlord; provided, however, in no event shall the Alterations be removed by Tenant prior to the Termination Date, except as expressly provided herein. For purposes of this Lease, “Trade Fixtures” shall mean a piece of equipment placed on the Premises owned by Tenant and used in Tenant’s trade or business. For the avoidance of doubt, Trade Fixtures shall not include, without limitation, Building systems and machinery, built-in cabinet work and/or lab benches, purpose-built mezzanine space, all HVAC, air handling, electrical, mechanical and plumbing equipment and related ducts, shafts, and conduits, all exterior venting fume hoods, walk-in freezers and refrigerators, clean-rooms, climatized rooms, electrical panels and power back-up distribution systems. The parties agree that Landlord will be treated for all purposes, including tax purposes, as the owner of (and will be the party entitled to claim depreciation or other cost recovery deductions for federal tax purposes with respect to) any improvements, equipment, or personal property that were paid for, or reimbursed by, Landlord, including any allowance provided by Landlord, and Tenant will be treated for all purposes, including tax purposes, as the owner of (and will be the party entitled to claim depreciation or other cost recovery deductions for federal tax purposes with respect to) any improvements to the extent that the cost for such improvements were paid for by Tenant and to the extent any such costs exceed any allowance provided by Landlord. Unless required to adopt a contrary position as a result of an administrative or judicial proceeding, the parties shall take no action inconsistent with, the intentions set forth in this paragraph. The parties will provide each other with such cooperation as is reasonably necessary to implement the intentions of this paragraph.

3.5          Jeopardy of Insurance. Tenant shall neither do nor omit to do anything that might result in the actual or threatened reduction or cancellation of or material adverse change in insurance carried by Landlord or Tenant on the Premises. If any such insurance is actually, or threatened to be, cancelled, reduced or materially adversely changed by an insurer as a result of the use or occupancy of the Premises or any article kept in or about the Premises or any act or omission of Tenant or any person for whom Tenant is in law responsible or any occupant of the Premises, and if Tenant fails to remedy the condition or the use or occupancy giving rise to such actual or threatened cancellation, reduction or change within three (3) business days after notice thereof, Landlord may, without limiting its other remedies for the default, enter upon the Premises and remedy the condition, use or occupancy giving rise to such actual or threatened cancellation, reduction or change, and Tenant shall pay to Landlord its cost of doing so within ten (10) days following invoice, plus an administrative fee equal to ten percent (10%) of such cost. Landlord shall not be liable for any damage to either the Premises or any property located on the Premises as a result of such entry.

3.6          Dogs. Tenant shall be permitted to bring a reasonable number of non-aggressive, fully domesticated, properly licensed, fully vaccinated, and well behaved dogs, kept by Tenant’s employees as pets, into the Premises, provided and upon condition that: (a) all dogs shall be strictly controlled at all times, (b) dogs shall not be permitted to foul, damage or otherwise mar any part of the Building or Premises; and (c) while entering and exiting the Premises, all dogs shall be kept on leashes. Landlord may limit the number, weight, and breed of dogs that may be permitted in the Premises, and Landlord may implement other rules and regulations not inconsistent with this Section 3.6 that Landlord, in its sole discretion, deems reasonable or prudent. Tenant shall be responsible for any damage and additional cleaning costs and all other costs which may arise from the dogs’ presence in the Building and on the Premises. Tenant shall be liable for, and hereby agrees to indemnify, defend and hold Landlord harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another lessee, sublessee, occupant, licensee, invitee, Landlord or an employee of Landlord) of, or the presence of, any dog in or about the Premises or the Building. Tenant shall promptly remove any dog waste and excrement from the Premises and Building. Dogs shall be strictly controlled and supervised at all times (including, without limitation, by being on leashes) by Tenant’s employees, with no less than one (1) such employee responsible for so controlling and supervising no more than two (2) dogs apiece. Within three (3) business days following Landlord’s request therefor, Tenant shall provide Landlord with reasonably satisfactory evidence showing that all current vaccinations have been received by any dogs permitted on the Premises. No dog shall be brought to the Premises if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any person on the Premises (which diseases may include, without limitation, rabies, leptospirosis and lyme disease). Tenant shall not permit any objectionable dog related noises or odors to emanate from the Premises (as determined by Landlord in its sole discretion), and in no event shall any dog be at the Premises overnight or for any extended period of time. Tenant shall install and maintain dog waste bag dispensers in outdoor areas of the Premises, and all waste generated by any dogs in or about the Premises shall be promptly removed and disposed of (on no less than a daily basis) in trash receptacles. Any areas of the Premises affected by such waste shall be immediately cleaned and otherwise sanitized. Landlord may require Tenant to permanently ban any dog from the Premises if (i) any such dog exhibits aggressive behavior, damages or destroys property in the Premises, violates specific provisions of this Section, defecates or urinates in any non-outdoor area of the Project, or defecates in any outdoor area of the Project and Tenant fails to remove such waste in accordance with the terms of this Section, and (ii) any such dog is found by Landlord in its sole but good faith discretion to be a substantial, repeated nuisance to the Premises, and, in any such event, such substantial, repeated nuisance persists after at least two (2) written notices to Tenant from Landlord in any twelve (12) month period), then Landlord may terminate Tenant’s rights under this Section. Tenant shall promptly pay to Landlord, within thirty (30) days after demand, all costs incurred by Landlord that directly result from the presence of any of dogs in the Premises. Tenant’s right provided in this Section is personal only to the original named Tenant and/or any Permitted Transferee, shall not be exercisable by any other assignee, subtenant or other transferee of or successor to any portion of Tenant’s interest under the Lease or to the Premises.

3.7          LEED Standards. Landlord and Tenant each acknowledge that the Building has been designed to meet the standard for at least a “Gold” rating under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system. Tenant shall reasonably cooperate with Landlord to obtain and maintain LEED Gold certification for the Building, including, without limitation, cooperating with Landlord in its submission of all filings and applications for LEED Gold certification, at Tenant’s cost and expense. All Alterations, and any lighting installed by Tenant in the Premises, shall be designed, maintained, and installed in accordance with the requirements for at least LEED Gold, as the same may change from time to time. If necessary to ensure compliance with LEED Gold or such other standards, Tenant further agrees to engage a qualified third party LEED or Green Globe Accredited Professional or similarly qualified professional during the design phase of any Alterations, in order to review all plans, material procurement, demolition, construction and waste management procedures to ensure they are in full conformance with the requirements to maintain a LEED Gold or such other rating.

ARTICLE 4

REPAIR AND MAINTENANCE; SERVICES

4.1          Tenant Repair and Maintenance Obligations. The parties intend for this Lease to be absolutely triple net. Tenant shall be responsible for all repairs, replacements and maintenance of the Premises. Landlord shall have no obligation whatsoever to repair or maintain the Premises. Tenant shall repair and maintain the Premises in substantially the condition as exists as of the Commencement Date of this Lease (and as it may be improved or altered thereafter, including, without limitation, pursuant to the Work Letter), keep same in good order, condition and repair, and in compliance with Applicable Laws, ordinary wear and tear and casualty excepted, to the extent Tenant is not otherwise obligated to restore the same.

4.2          Condition of Premises on Surrender

4.2.1        Except as otherwise provided in this Section 4.2, upon the Termination Date, all Alterations (other than Tenant’s Trade Fixtures) shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease. On the Termination Date, Tenant shall give Landlord possession of the Premises, together with all such Alterations (other than Tenant’s Trade Fixtures), in the good, broom clean condition, free of all debris, excepting only ordinary wear and tear and damage that Tenant is not required to repair or restore under this Lease. On or prior to the Termination Date, Tenant shall also (a) remove all of Tenant’s furniture, Trade Fixtures, furnishings, equipment belonging to the Tenant, and other personal property (collectively, the “Personalty”), and (b) repair any damage caused by the removal of such Personalty. All of Tenant’s Personalty not so removed by Tenant, may be removed from the Premises by Landlord and stored, at Tenant’s sole risk and expense, and in any event, Landlord shall not be responsible for the value, preservation, or safekeeping thereof. Tenant shall pay to Landlord, upon demand, all reasonable expenses so incurred by Landlord, including the cost of repairing any damage caused by removal and storing such Personalty (collectively, “Tenant’s Property”). Any such Tenant’s Property not claimed by Tenant within sixty (60) days after Tenant’s surrender of the Premises shall, at Landlord’s option, be deemed either abandoned or conveyed by Tenant to Landlord under this Lease without further payment or credit by Landlord to Tenant. On the Termination Date, Tenant shall assign to Landlord all manufacturers’ and contractors’ warranties with respect to the Premises and the Alterations (including all fixtures therein or thereon but excluding Tenant’s Trade Fixtures) and Tenant shall use commercially reasonable efforts obtain the consent of the issuers of such warranties (which may include, without limitation, the payment of an assignment fee), to the extent that such consent is required for the assignment to Landlord.

4.2.2        Landlord, at the time required by Section 3.4.1, by written notice to Tenant may require Tenant, at Tenant’s expense, to remove any Alterations or other affixed installations that, in Landlord’s reasonable judgment, are of a nature that are not customary office or life science improvements and would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard improvements for the Permitted Use (“Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, vaults, rolling file systems, structural alterations and modifications (including any slab penetrations) other than de minimis alterations and modifications associated with connection of other improvements to the structure of the Building or relocation of demising walls provided that the same are otherwise consistent with first class life science buildings, Tenant’s signage, supplemental systems (including HVAC), vivariums, and any Cable installed by or on behalf of Tenant that is not necessary for the proper functioning of any Alterations remaining in the Premises in accordance with this Lease. Notwithstanding the foregoing, any fixtures or improvements existing within the Premises on the Effective Date shall not be deemed Required Removables. The Required Removables shall be removed by Tenant before the expiration or earlier termination of this Lease in accordance with Section this Section 4.2, unless otherwise directed by Landlord. Landlord shall be treated as the owner of all Alterations (but, subject to Section 4.2.1, not any of Tenant’s Property, including any trade fixtures and equipment that are installed in a manner that will not damage the Premises when removed) during the term of the Lease, including for tax and depreciation purposes, but Tenant shall have the exclusive right to use the same subject to the terms of this Lease.

4.3          Services and Utilities. Landlord shall not be obligated to furnish to the Premises any services or utilities (including, without limitation, janitorial services), and Tenant shall contract directly with the providers of all services and utilities Tenant desires to receive at the Premises, at Tenant’s sole cost and expense. Tenant shall have the right to add alternative electricity sources such as additional solar panels, the installation of which shall be subject to Section 3.4. Landlord is not responsible for the furnishing of, or any interruption, diminishment or termination of, services or utilities, whether due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, or utility interruptions, and no such interruption, diminishment, or termination shall render Landlord liable to Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Except as expressly set forth in Article 9, below, Landlord shall in no event be required under any provision of this Lease or applicable Law to maintain or repair or to make any alterations, rebuildings, replacements, changes, additions or improvements on or off the Premises during the Term of this Lease. Tenant acknowledges that it shall be responsible for providing and procuring all other services necessary to its operations in and on the Premises. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code §25402.10 or any similar law. Further, Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor laws now or hereinafter in effect. At Landlord’s request, Tenant shall provide Landlord information regarding Tenant’s energy usage at the Premises from time to time (provided that Landlord shall hold such information confidential to the extent Landlord is not required to disclose such information pursuant to Applicable Law, nothing in this sentence being deemed to prohibit Landlord from utilizing such information to make public statements about the sustainability profile or “green” nature of Landlord, or Landlord’s affiliates, properties).

ARTICLE 5

ASSIGNMENT AND SUBLETTING

5.1         General Prohibition on Transfers.

5.1.1       Transfers Generally. Tenant shall not, directly or indirectly, make a Transfer (as defined below), without Landlord’s consent, except as expressly set forth in this Article 5, and any purported Transfer that does not comply with the provisions of this Article 5 shall, at Landlord’s option, be deemed an Event of Default by Tenant and shall be voidable by Landlord. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect, and all other remedies, including any right at law or equity to terminate this Lease in connection with Landlord’s withholding its consent to any Transfer, on its own behalf and on behalf of the proposed transferee. Landlord shall not unreasonably withhold, condition, or delay its consent to an assignment of this Lease or any sublet of the Premises, subject to the terms and conditions of this Article 5. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed Transferee (defined below) (a) is a governmental entity, (b) is incompatible with the character of occupancy of a first class life sciences building, (c) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits, (d) would subject the Premises to a use that would: (i) involve increased personnel or wear upon the Building in a manner inconsistent with first-class life science buildings; (ii) require any addition to or material modification of the Premises or the Building in order to comply with building code or other governmental requirements; or (iii) involve a violation of the Permitted Use clauses of this Lease, or (e) if there is any other reasonable ground not stated above for withholding consent.

(a)            “Clients and Business Partners” means persons or entities who are not employees or agents of Tenant or its Affiliates but are occupying or using portions of the Premises and are either (i) performing services for Tenant as subcontractors under Tenant’s contracts, (ii) personnel employed by persons or entities for whom Tenant is performing services on a contractual basis, or (iii) personnel employed by persons or entities with whom Tenant is engaged in a joint venture or joint teaming effort.

(b)            “Office Sharing” means the use of portions of the Premises by Clients and Business Partners, if, with respect to such Clients and Business Partners, such use is in connection with the services being provided to Tenant by the applicable Clients and Business Partners, the services being provided to the applicable Clients and Business Partners by Tenant, or the services being jointly provided by Tenant and the applicable Clients and Business Partners.

(c)            “Transfer” means any assignment, pledge, mortgage, charge, debenture (floating or otherwise), hypothecation, encumbrance, lien attaching to, collateral assignment, or other transfer of this Lease or the leasehold created hereby, or any sublet or other transfer of any portion of the Premises, or any Interest Transfer (as defined below), in any case whether voluntarily, by operation of law, or otherwise, or permitting the Premises to be used or occupied by anyone other than Tenant.

(d)             “Transferee” means the party to which a Transfer is made.

(e)             “Interest Transfer” means if Tenant is a corporation, trust, partnership, limited liability company or other entity, (i) the transfer of a Controlling Interest or a majority of the voting stock, beneficial interest, partnership interests, membership interests or other ownership interests therein (whether at one time or in the aggregate) or (ii) the sale, mortgage, hypothecation, or pledge of more than 50% of Tenant’s net assets. A “Controlling Interest” means the effective control over the management of such entity.

5.1.2       Consent Requests. If Tenant desires to effect a Transfer and such Transfer requires Landlord’s consent, then Tenant shall give to Landlord Notice thereof at least thirty (30) days, but not more than sixty (60) days, prior to the proposed effective date of the Transfer, which Notice shall include (a) the name and address of the proposed Transferee, (b) the relevant terms of the Transfer, (c) copies of financial reports and other relevant financial information for the proposed Transferee, (d) information regarding the nature of the business the proposed Transferee intends to operate in the Premises and how long the proposed Transferee has operated such business, (e) a fully executed copy of the proposed assignment, sublease, or other document to be used to effect the Transfer (the “Transfer Document”), and (f) payment to Landlord of One Thousand and No/100 Dollars ($1,000.00) as a transfer review fee. In addition, Tenant shall reimburse Landlord for any third-party expenses reasonably incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s request for Landlord’s consent to a Transfer, not to exceed $5,000 per request (which amount shall be increased by the same percentage as the Index as of each Adjustment Date). Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer. If Landlord’s consent is required with respect to a Transfer, and Landlord fails to respond to Tenant’s request for consent within thirty (30) days of Tenant’s request and submission of the documents required by this Section 5.1.2, Tenant may send a second written request, which request shall contain, in bold, capital letters, the following: “THIS NOTICE CONSTITUTES TENANT’S SECOND NOTICE OF ITS REQUEST FOR CONSENT TO A TRANSFER PURSUANT TO SECTION 5.1.2 OF THE LEASE; LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LANDLORD’S CONSENT TO THE REQUESTED TRANSFER.” If Landlord fails to respond to such second notice within five (5) business days of receipt, Tenant’s request for the applicable Transfer shall be deemed approved. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or in equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed transferee.

5.1.3        Permitted Transfer. Notwithstanding anything in this Article 5 to the contrary, Tenant may assign its interest in this Lease or sublease all or any part of the Premises (each a “Permitted Transfer”) to a Permitted Transferee (defined below) with notice to Landlord (delivered prior to the Transfer, or in the event Tenant is prohibited from doing so by Applicable Laws or contractual obligations, then as soon as reasonably practical) but without Landlord’s prior written consent; provided, that (i) with respect to a Permitted Transfer involving an assignment of this Lease, the Permitted Transferee assumes this Lease by a written assumption agreement delivered to Landlord prior to the effective date of such Permitted Transfer (unless such prior delivery is prohibited by Applicable Laws, in which event Tenant shall deliver such assumption agreement as soon as allowed), (ii) the Permitted Transferee shall use the Premises only for the Permitted Use, (iii) the use of the Premises by the Permitted Transferee shall not violate any other agreements or leases affecting the Property, (iv) the occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfer, (v) the Permitted Transferee shall satisfy the Credit Requirement (defined below), and (vi) Tenant shall have given Landlord written notice at least thirty (30) day before such Transfer (unless such notice is prohibited by applicable Law, in which event Tenant shall give such notice within ten days following such Transfer). As used herein, (A) “Affiliate” means any person or entity who or which controls, is controlled by, or is under common control with Tenant, (ii) a corporation or other entity which shall be a wholly owned subsidiary of the Tenant, (iii) the parent corporation or other entity that wholly owns Tenant, or (iv) a subsidiary of such parent corporation or other entity that wholly owns Tenant, or a corporation or other entity having a majority of its ownership in common with the ownership of Tenant, or (v) a Successor corporation, limited liability company or other entity; (B) “Successor” means any (i) business entity in which or with which Tenant is merged or consolidated in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations under this Lease are assumed by the Successor, or (ii) the successor or surviving corporation or other entity in the event of a merger or consolidation of the Tenant with another corporation, so long as Tenant’s obligations under this Lease are assumed by the Successor; (C) “Purchaser” means any person or entity who or which acquires all or substantially all of the assets or equity interests of Tenant; (D) “Permitted Transferee” means an Affiliate, Successor or Purchaser. The “Credit Requirement” shall be deemed satisfied if, as of the effective date of the Permitted Transfer, the resulting tenant under this Lease meets or exceeds all of following minimum criteria immediately following the Transfer: (i) cash on hand equal to at least Two Billion Dollars ($2,000,000,000) according to the Permitted Transferee’s most recent financial statement, determined in accordance with generally accepted accounting principles (“GAAP”), (ii) outstanding debt of not more than sixty (60%) of the Permitted Transferee’s available cash on hand (as determined pursuant to the foregoing subsection (i) according to the Permitted Transferee’s most recent financial statement, determined in accordance with GAAP, and (iii) a market capitalization equal to at least Five Billion Three Hundred Million Dollars ($5,300,000,000).

5.2          Other Permitted Transfers.

5.2.1        Office Sharing. Notwithstanding anything in this Article 5 to the contrary, provided no Event of Default has occurred and is continuing, Tenant may, without Landlord’s consent but upon at least ten (10) days’ prior notice to Landlord, permit up to ten percent (10%) of the total leasable area of the Premises to be used for Office Sharing by Clients and Business Partners, without the same constituting a Transfer. Tenant agrees to notify Landlord, promptly upon Landlord’s written request therefor, as to the approximate amount of Office Sharing by Clients and Business Partners and to certify to Landlord that such use or occupancy constitutes Office Sharing by Clients and Business Partners and does not constitute a sublease, assignment or other leasehold interest. Notwithstanding the foregoing, Tenant shall not have the right to engage in Office Sharing with respect to any particular Clients and Business Partners as aforesaid if such Clients and Business Partners are engaged in a business, or the Premises will be used in a manner, that is inconsistent with the Permitted Use. For purposes of this Lease, the acts or omissions of the employees or other personnel of Clients and Business Partners shall be deemed to be the acts or omissions (as applicable) of Tenant. Upon Landlord’s request, Clients and Business Partners who are Office Sharing shall provide to Landlord satisfactory evidence of insurance covering their activities within the Premises.

5.3          Non-Transfers. For so long as Tenant is a corporation whose ownership equity is available through the free trade of shares of stock on nationally recognized stock exchanges or over-the-counter (OTC) markets that are subject to the oversight of the United States Securities and Exchange Commission (a “Public Company”), any transfer of Tenant’s equity interests (or those of its Affiliates) whatsoever shall not be deemed a Transfer under this Lease and, for the avoidance of doubt, shall not require Landlord’s consent.

5.4          Conditions to Effectiveness. As conditions precedent to any Transfer becoming effective and binding on Landlord:

5.4.1        except as otherwise specified herein, prior to the proposed effective date of the Transfer, Tenant shall give to Landlord a copy of the fully executed Transfer Document, which shall (i) be in form and substance reasonably acceptable to Landlord, and (ii) for an assignment of this Lease, contain Transferee’s express assumption of Tenant’s obligations under this Lease and waivers by Tenant, for the benefit of Landlord, of all applicable suretyship defenses (unless such prior delivery is prohibited by Applicable Laws, in which event Tenant shall deliver such documents as soon as allowed); and

5.4.2 as of the proposed effective date of the Transfer, there shall exist no Event of Default.

5.5          Miscellaneous.

5.5.1          Notwithstanding any Transfer, permitted or otherwise, including without limitation a Permitted Transfer, (a) Tenant shall not be released and shall at all times remain directly, primarily, and fully responsible and liable for the payment of Rent and for compliance with all of the other obligations to be performed by Tenant under the terms, provisions and covenants of this Lease, and (b) if any Transferee defaults under this Lease, then Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee. Notwithstanding the foregoing, Tenant shall be automatically released from all liability under the Lease accruing from and after the date of a Transfer if the Transfer is a Permitted Transfer that is a merger or consolidation whereby the named Tenant herein is not the surviving entity; provided, however, as conditions of the foregoing release: (i) the surviving entity shall assume, either expressly or by operation of law, all of the obligations of the preceding entity for liabilities accruing before and after the Transfer, and (ii) the surviving entity must retain ownership of substantially all of the assets of the preceding entity.

5.5.2        Upon the occurrence of an Event of Default, if all or any portion of the Premises is then subject to one or more subleases, then Landlord, in addition to any other remedies provided in this Lease or at law or in equity, may collect directly from the subtenants under such subleases all rents due and becoming due to Tenant or a Transferee under such subleases and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

5.5.3        Except for any Permitted Transfer, if the proposed Transfer is an assignment or a sublease of more than seventy five percent (75%) of the Premises for a term longer than seventy five percent (75%) of the then remaining Term, then Landlord shall have the right in its sole and absolute discretion to terminate this Lease by sending Tenant written notice of such termination within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting consent to the Transfer. If Landlord elects to terminate this Lease, Tenant may withdraw its notice requesting consent to the Transfer by providing written notice within five (5) business days after Landlord’s termination (with time being of the essence), in which case Landlord’s termination shall be negated, and the Lease shall continue pursuant to its terms. If Landlord elects to terminate this Lease, then Tenant shall tender the Premises to Landlord in the condition required by this Lease at the end of the Term, and this Lease shall terminate, on the proposed effective date of the requested Transfer, and Tenant shall have no further obligations under this Lease except for those accruing prior to the termination date and those that, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

5.5.4        Except for a Permitted Transfer, in the event, if any, that (i) all rent and other consideration that Tenant receives as a result of a Transfer exceeds (ii) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer (allocated on a per square foot basis), then Tenant shall, at Landlord’s election, pay to Landlord an amount equal to fifty percent (50%) of such excess, from time to time on a monthly basis upon Tenant’s receipt of such excess; provided that in determining any such excess, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant in connection with such Transfer, except that any construction costs incurred by Tenant in connection with such Transfer shall be deducted on a straight-line basis over the term of the applicable Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

5.5.5        Without limiting Landlord’s right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises that provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises..

5.5.6        This Section 5.5 shall survive the expiration or earlier termination of this Lease.

ARTICLE 6

INDEMNIFICATION; RELEASE; INSURANCE

6.1          Indemnification and Release.

6.1.1        To the extent permitted by Applicable Law, Tenant shall protect, indemnify, release, defend and hold Landlord (and the Landlord Parties) harmless from and against any and all Claims to the extent caused by or incurred by reason of: (a) any damage to any property (including the property of Landlord), or any injury (including death) to any person, occurring in, on, or about any portion of the Premises, except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties; (b) any Alterations, work, or other thing done by Tenant or any Tenant Parties in or about any portion of the Premises, or from transactions of Tenant concerning any portion of the Premises; (c) Tenant’s failure to comply with any Applicable Laws; (d) any breach or default by Tenant of any representation, covenant or other term of this Lease; provided that Tenant shall not be obligated to so indemnify Landlord to the extent any such matter arises from, or is caused by, the willful misconduct or gross negligence of Landlord or the Landlord Parties; or (e) Tenant’s use and occupancy of the Premises. Tenant’s agreement to indemnify, defend and hold the Landlord and the Landlord Parties (the “Indemnitees”) harmless is conditioned upon the Indemnitees (i) providing written notice to Tenant of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Landlord has actual knowledge of such claim, demand or action, provided that the failure to so notify Tenant will not relieve Tenant of its obligations hereunder except to the extent such failure has actually materially prejudiced Tenant; (ii) permitting Tenant to assume full responsibility to investigate, prepare for and defend against any such claim or demand, subject to Landlord’s reasonable approval of any counsel used in the defense of such claim or demand; (iii) assisting Tenant, at Tenant’s expense, in the reasonable investigation of, preparation of and defense of any such claim or demand; and (iv) not settling such claim or demand that would result in a payment in excess of $100,000 (individually or in the aggregate) without Tenants’ prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. “Claims” mean claims, demands, losses, penalties, fines, liabilities, actions (including informal proceedings), settlements, judgments, damages, reasonable costs, and reasonable expenses (including reasonable attorneys’ fees and consultants’ fees, court costs, and other litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by, or asserted against, the party in question.

6.1.2        Tenant hereby releases Landlord and the Landlord Parties from any and all liability for any loss or claim, including all economic losses and all consequential and indirect losses, as a result of loss, damage or injury to the property and persons of Tenant and its employees, as a result of any occurrence in, upon or at the Premises or the occupancy or use by the Tenant of the Premises, including damage to the Building or loss of access to the Premises, whether or not such loss or claim may have arisen out of the acts, omissions or negligence of Landlord, the Landlord Parties or those for whom Landlord or the Landlord Parties are in law responsible. Except with respect to Sections 1.3 and 3.3.4, Landlord hereby releases Tenant from any and all liability for consequential or special damages, including lost profits (which shall not limit the rights and remedies of Landlord expressly provided in this Lease).

6.2         Insurance.

6.2.1        Landlord’s Insurance. Landlord shall obtain and keep in force throughout the Term the following coverages in the following amounts: (a) commercial general liability insurance on an “occurrence” basis on the current ISO CG 00 01 occurrence form or its equivalent with a deductible reasonably acceptable to Landlord with a limit of not less than $5,000,000 per occurrence, (b) property damage insurance covering the core and shell of the Building and structural elements of other improvements situated upon the Premises on a replacement cost basis against loss or damage as provided by the standard fire and extended coverage policy, including, without limitation, earthquake and terrorism, and all other risks of direct physical loss as insured against under a special extended coverage endorsement in amounts and with a deductible determined by Landlord in its commercially reasonable discretion, (c) boiler and machinery insurance on a repair or replace basis, (d) business interruption insurance with respect to insurance required under (b) and (c) above with an indemnity period determined by Landlord, and (e) any such other insurance as Landlord’s lender may require. Tenant shall provide Landlord with such information from time to time as Landlord may reasonably require in connection with Landlord’s determination of the insurance required pursuant to clause (b), above.

6.2.2        Tenant’s Insurance. Tenant shall procure and maintain during the Lease Term, at its sole cost and expense, a policy or policies of insurance protecting Landlord and Tenant against each of the following:

(a)          Commercial general liability insurance with respect to the operations of Tenant insuring against bodily injury or death and property damage in amounts (i) not less than $10,000,000 in the aggregate,(ii) not less than $2,000,000 per occurrence and (iii) not less than $10,000,000 of excess umbrella liability insurance. Such insurance shall contain separation of insured clauses and separation of insureds, with Landlord and any third party now or hereafter providing financing to Landlord where such third party has a security interest in the Premises under such financing shall be included as additional insureds. Tenant may satisfy the foregoing limits through any combination of primary and umbrella/excess policies, provided the combined total coverage is not less than $20,000,000 in the aggregate. The amount of such commercial general liability insurance shall be increased from time to time as Landlord may reasonably determine. All such bodily injury and property damage insurance shall insure Tenant’s exposure with respect to the indemnity agreement as to personal injury or property damage contained in Section 6.1 herein.

(b)         Insurance covering Tenant’s construction, alterations, additions or improvements permitted herein (other than the core and shell of the Building and structural elements of other improvements), existing tenant improvements, trade fixtures and personal property, in an amount not less than 100% of their full replacement cost from time to time during the Lease Term, providing protection on an all risk basis, including, without limitation, coverage for earthquakes with coverage commencing on or prior to the commencement of Tenant’s construction, for the repair or replacement of the property damaged or destroyed.

(c)         Pollution Legal Liability that provides first party coverage for clean-up costs and third party coverage for bodily injury and property damage resulting from pre-existing and future contamination conditions, of at least Five Million Dollars ($5,000,000.00) per pollution event; such coverage shall specifically include this lease as an insured contract.

(d)         The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. All policies of insurance to be provided by Tenant shall be issued by insurance companies, with general policy holder’s rating of not less than A and a financial rating of not less than Class VIII as rated in the most current available “Best’s” Insurance Reports, and admitted to do business in the State of California. Such policies shall be issued in the name of Tenant, with Landlord, Landlord’s managing agent, lenders, and any other party designated by Landlord (“Additional Insured Parties”) included as an additional insured. Tenant’s property insurance and any builder’s risk policy carried by Tenant or its contractors shall identify Landlord or, at Landlord’s direction, Landlord’s lender, as a loss payee. The full replacement cost of improvements under Tenant’s property insurance may be designated by Landlord in the good faith exercise of Landlord’s judgment. In the event that Tenant does not agree with Landlord’s designation, Tenant shall have the right to submit the matter to an insurance appraiser reasonably selected by Landlord and paid for by Tenant. The insurance appraiser shall submit a written report of his appraisal, and if said report discloses that the improvements are not insured as therein required, Tenant shall promptly obtain the insurance required. The policies provided by Tenant shall be for the mutual and joint benefit and protection of Landlord and Tenant, and certificates of insurance shall be delivered to the Landlord within ten (10) days after the Lease Commencement Date and, thereafter, within thirty (30) days after to the expiration of the term of each such policy. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 6.2.2 showing that the Additional Insured Parties are named as additional insureds (with respect to the applicable policies). Upon the expiration or termination of any such policy, renewal or additional policies shall be procured and maintained by the Tenant to provide the required coverage. All policies of insurance delivered to Landlord must contain a provision that the company writing said policy will provide Landlord with thirty (30) days’ notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then-prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead shall use reasonable efforts to cause its insurer to provide Landlord, and in any event Tenant shall provide Landlord with, notice of any such cancellation of any of Tenant’s insurance policies. All of Tenant’s commercial general liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry. Tenant agrees that if, after the Commencement Date, Tenant does not take out and maintain the insurance required under this Section 6.2, Landlord may (but shall not be required to) procure, and thereafter maintain, said insurance on Tenant’s behalf, and any costs or expenses incurred by Landlord in connection therewith, plus an administration fee of ten percent (10%) of the cost, shall promptly be paid by Tenant to Landlord as Additional Rent.

(e)         Notwithstanding anything to the contrary, Tenant’s obligation to carry the insurance described in this Section 6.2.2 may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Tenant, provided that (i) Landlord will be an additional insured thereunder as its interests may appear; (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance; and (iii) the requirements set forth herein are otherwise satisfied. In the event of any Claims covered by Tenant’s insurance, Tenant shall, within 10 days following Landlord’s written request, provide Tenant with copies of the applicable insurance policies carried by Tenant pursuant to this Lease.

6.2.3       Release of Subrogation Rights. Tenant and Landlord each hereby releases the other from liability and waives all right to recover against the other for any loss from perils insured against under their property insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section 6.2.3 shall be inapplicable if it would have the effect, but only to the extent that it would have the effect of invalidating any insurance coverage of Landlord or Tenant. Tenant and Landlord’s property damage policies shall contain, if available, a waiver of subrogation clause.

6.2.4       Insurance for Alterations. During the performance of any Alterations by Tenant, (a) the insurance required under this Section 6.2 shall extend to all of Tenant’s consultants and contractors (and subcontractors of any tier) and shall include injuries to persons and damage to property arising in connection with such Alterations and (b) Tenant shall also maintain such other insurance as Landlord may reasonably require, including all-risk builder’s insurance, each of which policies shall name Landlord and Landlord’s lender as additional insureds and loss payees. Tenant shall give to Landlord copies of the policies of such insurance prior to commencing construction of such Alterations.

ARTICLE 7

THIRD PARTIES

7.1          Subordination, Attornment and Non-Disturbance. This Lease shall be automatically subject and subordinate at all times to the lien of any first priority mortgages or deeds of trust on, against, or affecting any portion of the Premises, or Landlord’s interest or estate in any portion of the Premises, and to all renewals, modifications, consolidations, replacements, and extensions thereof (each, a “Mortgage”); provided that, as a condition precedent to such subordination, Tenant must receive a fully executed subordination, non-disturbance and attornment agreement substantially in the form attached as Exhibit E hereto, or in such other commercially reasonable form as required by Landlord’s Mortgagee (as hereinafter defined) (a “SNDA”) from any current and future encumbrance holder (each, a “Mortgagee”) with such changes as reasonably requested by Tenant. Landlord shall request a SNDA from each present and any future Mortgagee seeking to subordinate this Lease to the lien of its Mortgage and deliver the same to Tenant. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that, subject to the terms of any SNDA between Tenant and such Mortgagee (which shall govern in the event of any conflicts with the provisions of this Section 7.1), Mortgagee or its successor shall not be liable for or bound by (i) any payment of any Rent installment that may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee’s, or such successor’s, interest in the Premises as provided in Article 12), (iii) any then- exercisable credits, claims, setoffs or defenses that Tenant may have against Landlord, or (iv) any obligation to provide tenant improvements allowances or perform tenant improvements to be provided by Landlord hereunder.

7.2         Mortgagee’s Right to Cure. Notwithstanding anything to the contrary in this Lease, before exercising any right (a) of offset, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent under this Lease or (b) to terminate the Lease or to claim a partial or total eviction, in each case arising from Landlord’s default under this Lease, (i) Tenant shall provide to each Mortgagee whose name and address has been furnished in writing to Tenant with written notice of the default by Landlord giving rise to same, and (ii) Mortgagee shall have a period of thirty (30) days after the last date on which Landlord could have cured such default within which such Mortgagee will be permitted, but not be obligated, to cure such default. If such default cannot be cured within such thirty-(30)-day period, then such Mortgagee shall have such additional time as may be necessary to cure such default, if prior to the end of such thirty-(30)-day period such Mortgagee has commenced and is diligently pursuing such cure or the remedies under the Mortgage necessary for Mortgagee to be able to effect such cure, in which event Tenant shall have no right with respect to such default while such cure and remedies are being diligently pursued by such Mortgagee. Notwithstanding the foregoing, such Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any default by Landlord. In addition, as to any default by Landlord the cure of which requires possession and control of the Premises, provided that such Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such default within the period permitted by this Section 7.2, such Mortgagee’s cure period shall continue for such additional time as such Mortgagee may reasonably require to either: (A) obtain possession and control of the Premises with due diligence and thereafter cure the default with reasonable diligence and continuity; or (B) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

7.3         Sale of the Premises. Subject to the provisions of Article 11, if Landlord sells or conveys the Premises, such sale or conveyance shall release Landlord from any liability from and after such sale or conveyance upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant (to the extent such liability is expressly assumed by such transferee), and in such event, Tenant agrees to look solely to the successor-in-interest of Landlord in and to this Lease with respect to such liabilities that are incurred from and after such sale or conveyance. In the event Landlord enters into a purchase and sale agreement for the sale or conveyance of the Premises, in the event such purchaser is an entity engaged primarily in the business of research, development, manufacturing, sale, or marketing of a biopharmaceutical product (a “Pharma Competitor”), then the Pharma Competitor shall execute a non-disclosure and confidentiality agreement substantially in the form attached hereto as Exhibit F; provided, however, that Tenant shall negotiate in good faith in the event the Pharma Competitor wishes to deviate from the form attached as Exhibit F. Except as set forth in this Section 7.3, this Lease shall not be affected by any such sale or conveyance and Tenant agrees to attorn to the purchaser or assignee. Landlord shall transfer or deliver the Security Deposit to Landlord’s successor-in-interest and thereupon Landlord shall be discharged from any further liability with regard thereto.

7.4         Estoppel Certificates. Within ten (10) business days after Landlord’s written request, Tenant shall execute and deliver to Landlord and any of Landlord’s then existing or prospective lenders, investors, or purchasers of any portion of the Premises, a certificate substantially in the form attached as Exhibit C, or in such other commercially reasonable form and containing such other information as Landlord or any such lenders, investors, or purchasers, may reasonably require. Any certificate delivered in accordance with this Section 7.4 may be relied upon by any such lender, investor, or purchaser. Within ten (10) business days after Tenant’s request, Landlord shall execute and deliver to Tenant and any of Tenant’s then existing or prospective lenders, investors, or purchasers, a statement in writing certifying that Tenant is in possession of the Premises under the terms of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and setting forth such modifications), stating the dates to which rent has been paid, and either stating that no defaults exist hereunder, or specifying each such default of which Landlord may have knowledge, and such other matters as may be reasonably requested by Tenant.

7.5         Liens. Tenant shall, within fifteen (15) business days of written notice of filing, discharge (either by payment or by filing of the necessary bond, insure over, or otherwise) any mechanic’s, materialman’s or other lien or encumbrance against any portion of the Premises that arises out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant. If Tenant shall fail to so discharge such lien or encumbrance (either by payment or by filing of the necessary bond, insure over or otherwise) then, such failure shall be an Event of Default under this Lease and, in addition to any other right or remedy of Landlord, Landlord may discharge the same (either by payment or by filing of the necessary bond or otherwise), and any payment, costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees, shall be repaid together with interest thereon at the rate set forth in Section 2.3 from the date of payment. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant may contest any lien (and Landlord shall not discharge such lien at Tenant’s expense for so long as Tenant is diligently pursuing such contest) if (i) such lien is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord in writing of such dispute, (iii) Tenant has or establishes unrestricted cash reserves to in an amount equal to 125% of (x) the amount of Tenant’s obligations being contested plus (y) any additional interest, charge or penalty arising from such contested lien and (iv) such lien is fully bonded by Tenant to the reasonable satisfaction of Landlord and any Mortgagee.

ARTICLE 8

EVENTS OF DEFAULT & REMEDIES

8.1         Events of Default. “Event of Default” means any of the following:

(a)         Tenant fails to pay when due any Rent, and such failure continues for five (5) business days after Landlord delivers to Tenant notice thereof; provided, however, Landlord shall not be required to provide prior notice of Tenant’s failure to pay any recurring obligation to pay any Base Rent or any monthly payment of estimated Taxes or Insurance Expenses more than twice during any twelve (12) month period, after which Tenant’s failure to pay such amount shall be an Event of Default if Tenant fails to pay the amount when due and such failure continues for five (5) business days after the due date;

(b)         except as otherwise provided in this Lease, Tenant fails to comply with any term, provision, or covenant of this Lease and such failure continues for thirty (30) days after Landlord gives to Tenant Notice thereof (but if such failure is curable but cannot reasonably be cured during such 30-day period, and if Tenant has commenced such cure promptly and in any case within such 30-day period and thereafter has diligently pursued such cure to completion, then such 30-day period shall be extended to ninety (90) days);

(c)         Tenant fails to obtain and keep in force at all times any insurance required under this Lease, and such failure continues for five (5) days after Landlord gives to Tenant Notice thereof;

(d)         Tenant fails to deliver to Landlord, within fifteen (15) business days after Landlord gives Tenant Notice thereof, any instrument or assurance required under this Lease;

(e)         The filing by Tenant in any court pursuant to any statute or petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver or all of a portion of Tenant’s property the filing against Tenant of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or of any property of Tenant, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant, if such proceeding shall not be dismissed or trusteeship discontinued within sixty (60) days of commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy Laws, for the purpose of landlord pursuing its rights and remedies against Tenant;

(f)          Tenant’s failure to cause to be released any mechanics liens filed against the Premises within twenty (20) days after the date Tenant is notified that the same shall have been filed or recorded, subject to Tenant’s right to dispute liens as set forth in Section 7.5;

(g)         Abandonment of the Premises pursuant to California Civil Code Section 1951.3, or failure by Tenant or a transferee permitted pursuant to Article 5 to occupy at least sixty percent (60%) of the Premises for a period of ninety (90) consecutive days or more for any reason other than restoration following a casualty or condemnation, Force Majeure affecting Tenant’s ability to operate within the Premises, and temporary cessations in order to complete Alterations in accordance with this Lease, provided that it shall not be deemed to be a failure to occupy for purposes of this clause (ii) if the applicable portion of the Premises remains fully furnished with the necessary equipment to conduct business operations consistent with the Permitted Use as it was undertaken prior to such failure to occupy, with regular repair, maintenance, and cleaning occurring in accordance with the terms of this Lease, no other Event of Default has occurred, and Tenant is actively marketing the applicable portion of the Premises for sublease (or marketing this Lease for assignment);

(h)         Tenant’s failure to provide a SNDA within the period required by Section 7.1 or Tenant’s failure to provide a certificate within the time period required by Section 7.4 and such failure continues for five (5) business days after Landlord delivers to Tenant notice thereof;

(i)          Tenant performs a Transfer in violation of Article 5, or

(j)          If Landlord elects, in its sole discretion, the occurrence of any “Event of Default” under the Companion Lease.

8.2          Remedies.

8.2.1        Upon Event of Default. Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any Notice or demand whatsoever (except as expressly provided herein), concurrently or consecutively and not alternatively (in addition to any other remedies available to Landlord at law or in equity), all of which remedies shall be distinct, separate and cumulative:

(a)         Termination. Landlord may terminate this Lease upon notice to Tenant, in which event Tenant shall vacate the Premises immediately and deliver possession of the Premises to Landlord in the condition which Tenant is required to surrender the Premises at the expiration of the Term (Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ under Applicable Laws, including, without limitation, California Code of Civil Procedure Sections 473 and 1179, and California Civil Code Section 3275), and if Tenant fails to do so, then Landlord may, after due process of law, enter upon and take possession of the Premises, and expel or remove Tenant and any other person who may be occupying the Premises or any portion thereof, without being liable for prosecution or any claim or damages therefor. Upon termination of the Lease as provided in this Section, Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, attorneys’ fees, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law. The term “rent” as used in this Section 8.2.1(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, including, without limitation, late charges and interest. As used in Sections 8.2.1(a)(i) and (ii), the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 2.4 above, but in no case greater than the maximum amount of such interest permitted by Applicable Law. As used in Section 8.2.1(a)(iii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting. No such refusal or failure shall operate to relieve Tenant of any liability under this Lease. Tenant shall instead remain liable for all unpaid Rent and for all such expenses. This paragraph is expressly intended to afford Landlord the remedies provided for in California Civil Code § 1951.2.

(c)         Possession. Landlord may re-enter the Premises without terminating this Lease by Notice to Tenant and sublet the whole or any part thereof for the account of Tenant upon as favorable terms and conditions as the market will allow; provided, however, that Tenant shall have not less than thirty (30) days following such re-entry to remove Tenant’s Personalty from the Premises. In the latter event (a) Landlord shall have the right to collect any Rent which may thereafter become due and payable under such sublease and to apply the same first, to the payment of any expenses incurred by Landlord in dispossessing Tenant and in subletting the Premises, and second, to the payment of the Rent herein reserved and to the fulfillment of Tenant’s other covenants hereunder, and (b) Tenant shall be liable for amounts equal to the Rent as the same would under the terms of this Lease become due, less any amounts actually received by Landlord and applied on account of Rent as aforesaid. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease due to any Event of Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover all Rent as it becomes due.

(d)         Subleases of Tenant. Whether or not Landlord elects to terminate this Lease, Landlord may terminate any and all subleases or other consensual arrangements for possession or occupancy of the Premises entered into by Tenant or any subtenant of Tenant, or may succeed to Tenant’s or Tenant’s subtenant’s interest in such subleases or other arrangements. If Landlord elects to succeed to Tenant’s or Tenant’s subtenant’s interest in any such subleases or other arrangements, then as of the date of Notice by Landlord of such election (i) Tenant shall have no further right to, or interest in, the rent or other consideration receivable thereunder, and (ii) any sublessee or other occupant of the Premises shall attorn to and recognize Landlord as its landlord.

(e)         Right to Perform Tenant’s Covenants. If Tenant shall at any time fail to pay any Taxes or to take out, pay for, maintain or deliver any of the insurance provided for in this Lease, or shall fail to make any other payment or perform any obligation under this Lease, and such failure continues beyond applicable notice and cure periods (or without any notice and right to cure where required to protect life or property), then Landlord may, without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, pay any such Tax, effect any such insurance coverage and pay premiums therefor, and make any other payment or perform any other act which Tenant is obligated to perform under this Lease, in such manner and to such extent as Landlord shall, in its sole discretion, deem necessary. In exercising any such rights, Landlord may pay necessary and incidental costs and expenses including reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at the Interest Rate, shall be payable to Landlord on demand. If Landlord incurs any third-party expenses to cure a breach of any non-monetary obligation of Tenant, Tenant shall also pay an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord. Landlord shall have no obligation to perform on Tenant’s behalf and if Landlord does so, Landlord shall not be liable to Tenant for any damage resulting from its actions.

(f)          Other Remedies. In addition to the remedies set forth in this Lease, Landlord shall have all other remedies provided by law or statute to the same extent as if fully set forth herein word for word (including, without limitation, the right to enforce Tenant’s specific performance of each and every covenant, condition and other provisions of this Lease). No remedy herein conferred upon, or reserved to Landlord shall exclude any other remedy herein or by law provided, but each shall be cumulative.

8.2.2        Form of Payment Following Event of Default. Following the occurrence of a monetary Event of Default, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord under this Lease, whether relating to the Event of Default in question or otherwise, be paid in the form of wire transfer or immediately available funds, or by other means approved by Landlord, notwithstanding any prior acceptance by Landlord of payments from Tenant in any different form.

8.2.3        Mitigation of Damages. Except as required by law, Landlord shall have no obligation to mitigate its damages. If Landlord is required by law to mitigate its damages under this Lease, then (a) Landlord shall be required only to use reasonable efforts to so mitigate, which shall not exceed such efforts as commercial landlords generally use to lease similar premises in the vicinity of the tri-city area (Oceanside, Carlsbad and Vista) of the State of California; (b) Landlord shall not be deemed to have failed to so mitigate if Landlord leases less than all of the Premises; and (c) Landlord’s failure to so mitigate shall only reduce the Rent to which Landlord is entitled. Tenant acknowledges that Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below published rates for new leases of similar premises in the vicinity of the tri-city area (Oceanside, Carlsbad and Vista) of the State of California at the time in question, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to so mitigate.

8.2.4        Waiver of Right of Redemption. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases any rights under any law now or hereafter existing to redeem or reinstate this Lease or Tenant’s right of occupancy of the Premises after termination of this Lease, including, without limitation, any and all rights conferred by Section 3275 of the Civil Code of California and by Sections 1174(c) and 1179 of the Code of Civil Procedure of California..

8.2.5        Reimbursement of Expenses. In the case of termination of this Lease pursuant to this Section 8.2, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including legal fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); all of Landlord’s then unamortized costs of any work allowances provided to Tenant for the Premises; and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

8.2.6        Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or Applicable Law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage that Landlord has suffered.

8.3          Landlord Default. If Landlord shall fail to perform any material obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant or, if such failure is curable but cannot reasonably be cured during such 30-day period, such additional time as it would reasonably take to cure. If Landlord shall fail to cure within the time permitted for cure herein, Landlord shall be liable to Tenant for those actual damages sustained by Tenant as a result of Landlord’s default and Tenant shall also have the right to pursue injunctive relief against Landlord, to the extent available under Applicable Laws. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Related Party ever be liable to Tenant for loss of profits, loss of business, or indirect or consequential damages suffered by Tenant from whatever cause.

8.4          Non-Waiver. The failure of Landlord to insist upon strict performance of any of the terms, covenants, conditions or agreements contained herein shall not be deemed a waiver of any rights or remedies that Landlord may have, and shall not be deemed a waiver of any subsequent breach or default in the performance of any of the terms, covenants, conditions or agreements contained herein. The performance of each and every term, covenant, condition and agreement to be performed by Landlord pursuant to this Lease shall not be a condition precedent to Landlord’s right to collect Rent or to enforce this Lease. Further, pursuant to the requirements of California Code of Civil Procedure Section 1161.1(c), Tenant is hereby placed on actual notice that Landlord’s acceptance of Rent shall not constitute a waiver by Landlord of (a) any preceding breach by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted; or (b) any of Landlord’s rights, including, without limitation, any rights Landlord may have to recover possession of the Premises or to sue for any remaining Rent owed by Tenant.

ARTICLE 9
CASUALTY & CONDEMNATION

9.1          Casualty.

9.1.1        Generally. Subject to Section 9.1.2 below, if the Premises are damaged by fire, the elements or other casualty (collectively a “Casualty”), Tenant shall promptly notify Landlord of the same. Except as expressly set forth below, this Lease shall not terminate in the event of damage to the Premises by other casualty, nor any other obligation of Tenant hereunder be abated or affected in any way. If all or any portion of the Premises becomes untenantable or inaccessible by a Casualty, Landlord shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the affected portion of the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease, which shall constitute an express agreement between the parties with respect thereto, and Landlord and Tenant hereby agree that any Applicable Law, including Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction of leased or hired property, shall have no application to this Lease or to any damage or destruction to all or any part of the Premises.

9.1.2        Termination. Notwithstanding Section 9.1.1, if the Completion Estimate indicates that the Premises cannot be made tenantable within twenty-four (24) months from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate, which notice, if sent by Tenant, shall be accompanied by a sum equal to all Rent due from Tenant to Landlord to the date of termination. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Parties. If (i) the Completion Estimate indicates that the Premises can be made tenantable within thirty-six (36) months from the date the repair is started, and (ii) Tenant terminates this Lease pursuant to the first sentence of this Section 9.1.2., then, within thirty (30) days after receipt of Tenant’s termination notice, Landlord may, in its sole and absolute discretion, negate Tenant’s termination by providing notice to Tenant that Landlord agrees to an abatement of Base Rent beginning immediately following the twenty-fourth (24th) month after the date the repair is started and ending on the date when Landlord has substantially completed the repair and restoration of the affected portion of the Premises. In addition, if the Premises are damaged by fire, the elements or other casualty during the last twelve (12) months of the Term, and the Completion Estimate shows that the restoration cannot be completed within one hundred twenty (120) days after the Casualty, then either party shall have the right, in lieu of Tenant fulfilling its obligations under Section 9.1.1 above, to terminate this Lease as of the date of the Casualty by notice to the other party within ten (10) business days after the delivery of the Completion Estimate, which notice, if sent by Tenant, shall be accompanied by a sum equal to all Rent due from Tenant to Landlord to the date of termination. If Tenant elects to terminate the Lease pursuant to this Section 9.1.2, Tenant shall (1) assign to Landlord all of Tenant’s right, title and interest in and to any property insurance proceeds received in connection with such casualty for the Tenant Improvements (defined below) and (2) pay to Landlord an amount equal to Tenant’s deductible under any insurance and/or any applicable self-insured retention amount covering the Tenant Improvements. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if (1) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (2) a material uninsured loss to the Building or Premises occurs, and, in either case, Tenant does not provide Landlord with sufficient funds (or evidence of the same satisfactory to Landlord) to complete such restoration within thirty (30) days after Landlord’s termination notice.

9.1.3        Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the core and shell of the Building and structural elements of other improvements situated upon the Premises, subject to the following provisions. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Applicable Law or any other modifications deemed desirable by Landlord (“Landlord’s Restoration”). Landlord shall be paid a construction management fee equal to three percent (3%) of the hard and soft costs of construction in connection with Landlord’s Restoration. In no event shall Landlord be required to spend more for the Landlord’s Restoration than the proceeds received by Landlord, whether from Landlord’s insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Landlord shall not be responsible for restoration of any portion of the non-structural tenant improvements, any improvements or fixtures installed for Tenant’s specific business operations, or any Alterations (collectively, the “Tenant Improvements”). If this Lease is not terminated, upon the substantial completion of Landlord’s Restoration, Tenant shall diligently and promptly repair all such damage and restore the Tenant’s Improvements (the “Tenant’s Restoration”) to substantially the same quality, use and usability to the Building and related improvements that existed immediately prior to the Casualty.

9.1.4        No abatement of Rent. If the Premises are damaged or destroyed by casualty, then the Rent shall not be abated and Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s Personalty or to any Alterations, or any inconvenience occasioned by any damage, repair, or restoration.

9.1.5        Insurance Proceeds. Tenant shall be entitled to any and all of the insurance proceeds payable for the damage to the Tenant Improvements, provided, however, that if Tenant elects to terminate this Lease pursuant to Section 9.1.2, then Tenant shall assign and pay over to Landlord all insurance proceeds received by or payable to Tenant with respect to damage to the core and shell of the Building and structural elements of other improvements situated upon the Premises (but not Tenant Improvements and Tenant’s Personalty). Whether or not Tenant so elects to terminate this Lease, Tenant shall be entitled to any and all of the insurance proceeds payable for the damage to Tenant’s Personalty.

9.2          Waiver. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases its rights to make repairs at Landlord’s expense. The provisions of this Lease, including this Section 9.2, constitute an express agreement between Landlord and Tenant with respect to any damage to, or destruction of, any portion of the Premises. Any law in respect of any rights or obligations concerning any such damage or destruction in the absence of an express agreement between the parties, and any other law relating to damage or destruction of leased premises, whether in effect on the date of this Lease or thereafter, shall have no application to this Lease or any damage or destruction of any part of the Premises.

9.3          Total Condemnation. If after the execution of this Lease and prior to the expiration of the Term, all or a significant portion of the Premises shall be permanently taken under power of eminent domain by any public or private authority, or conveyed by Landlord to said authority in lieu of such taking (collectively, a “Taking”), and if as a result of such Taking: (a) access to the Premises to and from the publicly dedicated roads adjacent to the Premises as of the Effective Date is permanently and materially impaired such that Tenant no longer has access to such dedicated road; (b) there is insufficient parking to operate the Premises under Applicable Laws and replacement parking cannot be constructed or provided elsewhere on the Premises; or (c) the taking includes a portion of the Building such that the remaining portions are unsuitable for the Permitted Use and the remaining portions of the Premises cannot, in the reasonable opinion of a contractor mutually agreed upon by Landlord and Tenant, be restored to useful condition within eighteen (18) months after the Taking (such event, a “Total Condemnation”), then, in such event:

9.3.1        Termination. On the date of the Total Condemnation, this Lease shall automatically terminate; provided, however, that Tenant’s obligations under any indemnification provisions of this Lease and Tenant’s obligation to pay Rent and all other monetary obligations (whether payable to Landlord or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation

9.3.2        Award. Landlord shall be entitled to receive the entire award payable in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award and agrees that Tenant shall not be entitled to any such award or other payment for the value of Tenant’s leasehold interest in this Lease; provided, however, that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s Personalty, loss of goodwill, and for moving and relocation expenses (but only if such payment to Tenant does not reduce any award available to Landlord).

9.4          Partial Condemnation. In the event of a Taking which is not a Total Condemnation, neither party shall have the right to terminate this Lease and Landlord shall, using proceeds therefor from the condemning authority, restore the core and shell of the Building and structural elements of other improvements situated upon the Premises reasonably sufficient to make a functional unit of the remaining portion of the Premises, and Tenant shall proceed with restoration of the Tenant Improvements to the extent possible to make a functional unit of the remaining portion of the Premises. In the event any partial taking materially affects Tenant’s operations in the Building for the Permitted Use, such that the Premises no longer provides sufficient space for Tenant to carry out its business without material interference with the Permitted Use, then, commencing on the date on which Tenant’s operations are materially affected, the Base Rent shall be abated in proportion to the square footage of the portion of the Building taken.

ARTICLE 10
MISCELLANEOUS

10.1        Notices. Any notice, consent, demand, or other communication or document required or permitted to be given under this Lease or pursuant to any law (“Notice(s)”), shall be (a) in writing (except as otherwise provided in this Lease), (b) addressed to the intended recipient at its address set forth in the Basic Lease Information (provided that each of Landlord and Tenant may change its addresses for the giving of notices by giving written notice thereof to the other party), (c) sent by fully prepaid registered or certified United States Mail return receipt requested, or by any nationally recognized overnight courier service furnishing a written record of attempted or actual delivery, and (d) deemed to have been delivered upon actually delivery or rejection of delivery. Any Notice may be given by an attorney on behalf of Landlord or Tenant.

10.2        Certain Representations

10.2.1   Neither of Tenant nor any wholly-owned subsidiary of Tenant is (i) in violation of any OFAC Law or Regulation, the U.S. Patriot Act or Anti-Corruption Legislation, (ii) is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or (iii) (to the Tenant’s knowledge) acting, directly or indirectly, on behalf of any such person. To Tenant’s actual knowledge, no such person, group, entity or nation owns 20% or more Tenant’s voting securities. To the Tenant’s knowledge, the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable OFAC Laws and Regulations, the U.S. Patriot Act, AML Legislation or Anti-Corruption Legislation, each as defined below.

10.2.2   As used herein, the term “AML Legislation” means United States anti-money laundering-related and anti-terrorism financing laws, regulations, and codes of practice applicable to the Tenant, its affiliates, and their operations from time to time, including, any regulations, guidelines or orders thereunder. As used herein, the term “Anti-Corruption Legislation” means U.S. Foreign Corrupt Practices Act and similar anticorruption and anti-bribery laws of the United States. As used herein, the term “OFAC Laws and Regulations” means (i) any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104- 132, 110 Stat. 1214-1319, the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172; (ii) all regulations, executive orders, or administrative orders of any kind issued under these statutes, including 31 C.F.R., Subtitle B, Chapter V; and (iii) any other applicable United States civil or criminal federal or state laws, regulations, or orders that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (3) are designed to disrupt the flow of funds to terrorist organizations, as all of the foregoing laws may be amended from time to time.

10.3        Brokers. Each of Landlord and Tenant represents and warrants to the other that such party has not dealt with any broker or finder in connection with this Lease. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

10.4        No Waivers. No provision of this Lease shall be deemed waived by either party unless expressly waived in a writing signed by the waiving party (and then only to the extent so expressly waived). No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease, an acceleration of the Termination Date, or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease, accelerate the Termination Date, or accept a surrender of the Premises shall be valid, unless expressly provided in a writing signed by Landlord. Acceptance of the full or any partial payment of Rent shall not be deemed Landlord’s waiver of any breach by Tenant of any provision of this Lease and Landlord’s acceptance of a lesser amount than the Rent due under this Lease shall not be deemed Landlord’s waiver of Landlord’s right to receive the full amount of Rent due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such partial payment without prejudice to Landlord’s right to recover the full amount of Rent due. Tenant acknowledges that this Section 10.4 imparts actual notice to Tenant that Landlord’s acceptance of partial payment of Rent does not constitute a waiver of any of Landlord’s rights, including any right Landlord may have to recover possession of the Premises. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default. Landlord’s acceptance of any Rent or of the performance of any other provision of this Lease from any person other than Tenant, including any Transferee, shall not be deemed a waiver of Landlord’s right to approve any Transfer in accordance with Article 5.

10.5        Future Development. Provided the Tenant is Ionis Pharmaceuticals, Inc., or an affiliate, and Tenant is operating for the Permitted Use, in no event shall Landlord take any action or permit any actions to be taken that may or will increase or decrease, modify, change or alter the zoning or entitlements of the Premises, alter the Building, change the site amenities, or add additional improvements without the express written consent of Tenant. Notwithstanding the foregoing, subject to the terms of this Section 10.5, Landlord reserves all rights as may be necessary or desirable to construct additional improvements serving the Premises, the Companion Premises, or both, in connection with the construction of the improvements under the Companion Lease, including, without limitation, pedestrian walkways, installation of utilities and utility connections, structured parking, a pedestrian bridge, and site improvements at the Premises, and to modify the Building in connection with any such additional development, all as required by the Companion Lease and consistent with the plans and specifications for the construction of the Companion Premises (“Future Development”). In connection with any such Future Development, facilities at the Premises may be eliminated, altered, or relocated and may also be utilized to serve the Companion Premises. The rights set forth above shall include rights to use portions of the Premises for the purpose of temporary construction staging and related activities and to implement valet parking for reserved and unreserved parking spaces for the purpose of facilitating construction during such activities.

10.5.1      Landlord and its representatives, contractors, agents, employees and licensees shall have the right during any construction period to enter the Premises to undertake such work; to shore up the foundations, walls, and other improvements at the Premises; to erect scaffolding and protective barricades around the Premises; and to do any other act necessary for the safety of the improvements at the Premises or the expeditious completion of such construction. Landlord shall use reasonable efforts not to interfere with the conduct of Tenant’s business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section in or about the Premises, consistent with accepted construction practice, and so long as Landlord uses such reasonable efforts Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section.

10.5.2      Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the Future Improvements, and for the continued maintenance of such Future Improvements, so long as the same do not materially decrease the rights or materially and adversely increase the obligations of Tenant under this Lease, including reciprocal easement agreements, declarations of covenants, and other agreements to facilitate use of the improvements between the Premises and Companion Premises. Tenant agrees not to take any action to oppose any application by Landlord for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Companion Premises, and will use all commercially reasonable efforts to prevent any of Tenant’s subtenants or assigns, and Tenant’s and their respective officers, directors, employees, agents, contractors and consultants from doing so. For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered. Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease.

10.6        Other Provisions.

10.6.1      Covenant of Quiet Enjoyment. Landlord covenants that Tenant, while no Event of Default has occurred and be continuing, shall peaceably and quietly have, hold, and enjoy the Premises for the Term without hindrance from Landlord, but not otherwise, subject to all matters of record and to the terms and provisions of this Lease.

10.6.2      Survival. All obligations of Tenant under this Lease not fully performed as of the Termination Date shall survive the Termination Date.

10.6.3      Entire Agreement. This Lease, together with the Exhibits, contains all of the agreements of Landlord and Tenant in respect of this Lease and supersedes any previous negotiations. There have been no representations made by Landlord or any of Landlord’s representatives, or understandings made between Landlord and Tenant, other than those set forth in this Lease and the Exhibits. This Lease may not be modified except by a written instrument duly executed by the party to be bound. Landlord and Tenant each represent to the other, that is has the individuals executing this Lease have been properly authorized by proper action of the Landlord and Tenant, as the case may be.

10.6.4      Execution in Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.6.5      Recording. Tenant shall not record this Lease, but may record a short form memorandum of this Lease in the form attached hereto as Exhibit D.

10.6.6      Non-Discrimination. Tenant shall not (and Tenant shall not permit any person claiming through or under Tenant to) discriminate against or segregate any person or group of persons on account of race, color, creed, sex, religion, marital status, ancestry, or national origin, whether in the use, occupancy, subleasing, transferring, or enjoyment of the Premises, or otherwise.

10.6.7      Attorneys’ Fees. In any action or proceeding that Landlord or Tenant initiates against the other party declaratory or otherwise, arising out of this Lease, the unsuccessful party in such action or proceeding shall reimburse the prevailing party for its costs, including reasonable attorneys’ fees (at trial and appellate levels).

10.6.8      Waiver of Consequential Damages. Except as set forth in Section 1.3 and Section 3.3, neither Landlord nor Tenant shall be liable to the other for any form of special, indirect, consequential, or punitive damages.

10.6.9      Tenant Information. Upon Landlord’s request from time to time, Tenant shall provide to Landlord the financial statements for Tenant for its most recent fiscal year and fiscal quarter. Financial statements for each fiscal year shall be prepared and certified by a certified public accountant; financial statements for each quarter shall be prepared and certified by Tenant’s chief financial officer. In addition, if so requested, and provided that Landlord may not require such information more than once in any calendar year except where Landlord has reasonable grounds for concern, details of the financial and credit standing and details of the corporate organization of Tenant and any Indemnitor, including copies of financial statements for the last three (3) fiscal years of Tenant. If requested by Tenant, such financial statements shall be furnished pursuant to a confidentiality agreement in a form reasonably provided by Landlord for such purpose. The provisions of this Section 10.6.9 shall not apply to Tenant if it is a Public Company and its financial statements are publicly available.

10.6.10    REIT Provisions. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under this Lease may not qualify as “rents from real property” or will otherwise constitute impermissible tenant services income within the meaning of Section 856(d) of the Code and the Regulations, Tenant agrees to (a) cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under this Lease as “rents from real property” and (b) permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include but not be limited to a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (A) Tenant’s incurring more than de minimis additional liability under this Lease or (B) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under this Lease. For the avoidance of doubt, (i) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (A) and (B), above, are satisfied), then Landlord shall not be released from liability under this Lease with respect to the services so assigned; and (ii) nothing in this Section 10.6.10 shall limit or otherwise affect Landlord’s ability to assign its entire interest in this Lease to any party as part of a conveyance of Landlord’s ownership interest in the Building.

10.7        Interpretation.

10.7.1      Captions. The captions in this Lease are for convenience of reference and shall not define, increase, limit, or describe the scope or intent of any provision of this Lease.

10.7.2      Landlord and Tenant. The terms “Tenant” and “Landlord”, and any pronoun used in place thereof, shall indicate and include each of the parties’ and respective successors, executors, administrators, and permitted assigns, according to the context, provided that, for the purposes of any provisions indemnifying or waiving claims against, Landlord, the term “Landlord” shall also include Landlord’s present and future investment manager, and property management company, and all of their trustees, directors, officers, partners, beneficiaries, principals, members, managers, investors, stockholders, employees, Affiliates, agents, representatives, contractors (and subcontractors of any tier), successors and assigns.

10.7.3      Non-Exclusivity. Whenever the words “including”, “include”, or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed the same. Any reference to “any part” or “any portion of” the Premises or any other property shall be construed to refer to all or any part of the same.

10.7.4      Covenants Independent. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent.

10.7.5      Joint and Several Liability. In any case where either Landlord or Tenant consists of more than one person, the obligations of such party under this Lease shall be joint and several.

10.7.6      Time of the Essence. Time is of the essence of this Lease and all of its provisions.

10.7.7      Governing Law. This Lease shall in all respects be governed by the laws of the State of California without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Applicable Laws of any other jurisdiction. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any Applicable Law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any Casualty or Taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of Applicable Law.

10.7.8      Successors and Assigns. Subject to the provisions of Article 5, the provisions of this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators, and assigns of Landlord and Tenant.

10.7.9      Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and no legal obligations shall arise with respect to the Premises or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.

10.8        Tenant’s Signage. Tenant shall have the right to install such signage at or upon the Premises as permitted by Applicable Laws. Tenant, at its sole expense, shall maintain Tenant’s Signage in good condition and repair during the Term. Should Tenant’s Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required maintenance and repairs, and Tenant shall pay Landlord the cost thereof, plus a fee for Landlord’s oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after receipt of Landlord’s request for payment, together with reasonable, supporting backup documentation. Landlord shall have the right to maintain one or more signs at the Premises in a prominent location near the entrance to the Building identifying the property manager and the identity of Landlord or its direct or indirect ownership group in a manner similar to that shown on Exhibit G attached, subject to Tenant’s approval of the size and location of such signage, such approval not to be unreasonably withheld, conditioned or delayed.

10.9        Choice of Law. This Lease shall be governed by the Applicable Laws of the State of California.

10.10      CASp Inspection. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Building nor any portion of the Premises has undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52). Pursuant to California Civil Code Section 1938, Tenant is hereby notified as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy of the lessee or tenant, if requested by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”). Landlord and Tenant agree that any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report shall be the responsibility of Tenant. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

10.11      Landlord Access. Landlord, its affiliates, and their respective contractors and agents, subject to the terms of this Section 10.11, may, (a) at any and all reasonable times during normal business hours (or during non-business hours, if Landlord so requests and Tenant consents), and upon at least two (2) business days’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if a bona fide emergency with an immediate threat to property damage or personal injury necessitates immediate entry and any oral notice will be followed immediately by email notice as provided above prior to entry), enter the Premises to (i) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (ii) supply any service Landlord is required to provide hereunder, (iii) alter, improve or repair any portion of the premises under the Companion Lease for which access to or through the Premises is reasonably necessary, (iv) post notices of non-responsibility, (v) show the Premises to current and prospective investors, lenders and purchasers, and (vii) show the Premises, other than the Secure Access Areas, during the final eighteen (18) months of the Term (provided that Tenant has not timely exercised an Extension Option to extend the Term pursuant to Section 1.4) to prospective tenants, and (b) notwithstanding the foregoing, at any and all reasonable times during business and non-business hours and upon at least two (2) business days’ prior notice enter the Premises for the purposes of performing any repairs or maintenance that Landlord is obligated or entitled to perform pursuant to this Lease (provided that no time restrictions shall apply if a bona fide emergency with an immediate threat to property damage or personal injury necessitates immediate entry); provided, however, that Landlord shall comply with Tenant’s reasonable safety procedures and protocols with respect to the Premises, and with respect to portions of the Premises (if any) that are reasonably designated in writing by Tenant to Landlord as controlled or having restricted access (the “Secure Access Areas”), shall comply with Tenant’s reasonable additional security and safety procedures and protocols related to such portions of the Premises including only entering such designated Secure Access Areas when accompanied by a Tenant representative (provided further, that Tenant shall provide a Tenant representative to accompany Landlord upon written request from Landlord at least two (2) business days’ in advance). In no event shall Tenant’s Base Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain keys, key cards and access codes with which to unlock all of the doors in the Premises. Landlord acknowledges that the standard operating procedures set forth on Exhibit J shall apply to the issuance to Landlord of any key cards, electronic keypad codes, or door keys to any Secure Access Areas for any unaccompanied access too the Premises by Landlord, provided, however, that Tenant shall identify a single designee to act as Landlord’s point of contact to administer the requirements of Tenant’s standard operating procedures on behalf of Landlord and that in no event shall any such requirements prohibit Landlord’s entry into Secure Access Areas (i) in the event of a bona fide emergency with an immediate threat to property damage or personal injury that necessitates immediate entry or (ii) when accompanied by a representative of Tenant. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, an eviction of Tenant from the Premises or any portion thereof, or a violation of the provisions of this Section 10.11. Notwithstanding anything herein to the contrary, in the event Tenant notifies Landlord within one (1) business day (which may be oral or by email to the Landlord-designated individual) following Landlord’s request for access that the proposed day and/or time for entry will cause a disruption to a planned event, meeting or other programming for Tenant, Landlord and Tenant shall cooperate with one another to identify a better date and/or time Landlord’s entry of the Premises.

ARTICLE 11

TENANT’S RIGHT OF FIRST OFFER

11.1        Right of First Offer.

11.1.1      Notwithstanding anything contained in this Lease to the contrary, provided that (i) no Event of Default by Tenant has occurred under this Lease, and (ii) the Tenant is Ionis Pharmaceuticals, Inc., or its affiliate, if Landlord intends to offer the Premises (or any portion thereof) for sale to an unaffiliated third party, Landlord shall promptly notify Tenant of the same in writing (the “Offer Notice”) and indicate the terms and conditions upon which Landlord is willing to accept for the sale of the Premises to a third party. Tenant may elect to purchase the Premises (or portion thereof) on the terms and conditions set forth in the Offer Notice by notifying Landlord in writing (the “Election Notice”) of its election no later than fifteen (15) days after the Offer Notice, which notice shall be accompanied by the Option Deposit (defined herein), and the sale of the Premises shall be consummated pursuant to the terms hereof on a date (the “Closing Date”) within sixty (60) days after the Election Notice, such date to be mutually agreed upon by Landlord or Tenant. In the event of any of the following: (x) Tenant fails to deliver the Election Notice or the Option Deposit to Landlord on or before the expiration of the 15-day period set forth above, (y) Tenant fails to close on its acquisition of the Premises on or before the Closing Date, or (z) Landlord provides an Offer Notice to Tenant and Tenant does not exercise its right to purchase the Premises, then in each case Tenant shall be deemed to have waived its right to purchase the Premises and thereafter Tenant’s rights under this Article 11 shall be null and void and of no further force or effect. The term “Option Deposit” shall mean the amount of cash deposit required in the Offer Notice or, if no cash deposit is specified in the Offer Notice, a sum equal to five percent (5%) of the purchase price for the Premises set forth in the Offer Notice.

11.1.2      If the Premises is not sold to Tenant pursuant to Section 11.1.1 above, Landlord shall have the right to direct the marketing of the Premises (including the unilateral right to select any broker to be utilized), and to take all actions in furtherance thereof, including, without limitation, the right and authority to execute, such agreements, documents, instruments and applications, including a purchase and sale agreement and a deed, assignment of leases, bills of sale and other conveyance documents conveying the Premises (collectively, “Sale Documents”) as Landlord, may reasonably deem necessary or desirable in order consummate such sale, and, subject to Section 11.1.1 above and Section 11.2 below, Landlord shall be authorized to accept an offer for the sale of the Premises. If Landlord modifies the terms of its offer such that the purchase price is less than ninety-five percent (95%) of the consideration provided in the Offer Notice, then the proposed transaction shall again be subject to Tenant’s rights under this Article 11, and Landlord shall deliver an amended Offer Notice to Tenant.

11.1.3      Tenant shall, at no material out-of-pocket cost to Tenant, reasonably cooperate with Landlord’s efforts to sell the Premises, including by providing information with respect to the Premises, and by allowing and facilitating physical access to the Premises to prospective purchasers and their lenders and consultants, but such cooperation and execution by the Tenant shall not be a condition to the effectiveness of any actions taken by Landlord with respect to such sale or to the effectiveness of Sale Documents.

11.2       Tenant’s Competitors. Provided that (i) no Event of Default by Tenant has occurred under this Lease, and (ii) the Tenant is Ionis Pharmaceuticals, Inc., or an affiliate, and such Tenant remains in possession of the Premises and operating for the Permitted Use, Landlord shall not sell the Premises (or any portion thereof, or all or substantially all of Landlord’s interest therein) or enter into an agreement to that would transfer Landlord’s interest in the Premises to a Competitor during the Term; provided, however, this Section 11.2 shall not prohibit Landlord from entering into an agreement to sell or transfer the Premises to a Competitor if the effective date of the transfer would occur after the expiration of the Term. As used herein, “Competitor” or “Competitors” means the companies expressly listed as competitors in Tenant’s most recent publicly filed Annual Report (10-K); provided, however, (1) such companies shall be directly engaged in the development, manufacturing, or commercializing a medicine or other life sciences product, and “Competitor” shall not mean any affiliates, investors, parents, or other stake-holders of such companies, and (2) there shall not be more than twenty (20) Competitors at any one time. If Tenant’s most recent publicly filed Annual Report (10-K) includes more than twenty (20) companies that would otherwise be deemed Competitors, only those companies that were previously listed in Tenant’s Annual Report (10-K) shall be deemed a Competitor unless Tenant provides a written notice to Landlord specifying which companies listed in Tenant’s most recent Annual Report (10-K) shall be included in the list of twenty (20) Competitors for the purposes of this Lease.

11.3       Transfers. Notwithstanding anything to the contrary herein, Tenant’s rights under this Article 11 shall not apply to any transaction that meets at least one of the following criteria:

11.3.1     any sale/leaseback transaction made in connection with a bona fide financing, provided that the seller/lessee under any such transaction shall be bound by the provisions of this Article 11 at such time, if any, as such seller/lessee reacquires title to the Premises;

11.3.2      any sale or transfer of the Premises to a partnership, corporation, limited liability company, trust or other entity that is under control by, common control with, or controls Landlord or any direct or indirect owner of Landlord, but any such transferee shall hold title subject to Tenant’s rights under this Article 11;

11.3.3      any transfer in the nature of a financing transaction with a financial institution that is made for a bona fide business purpose (i.e., other than in order to allow a transfer of the Premises in avoidance of Tenant’s rights under this Article 11), including without limitation the granting of, foreclosure under, or giving of a deed-in-lieu of foreclosure under, a mortgage or the granting or exercise of any pledge of ownership interests; provided that, following any foreclosure of the Premises, deed in lieu thereof, or similar acquisition of title by a mortgagee, lender, or their affiliates, following the first sale of the Premises by such mortgagee, lender or their affiliates, the subsequent Landlord shall be bound by Tenant’s rights under this Article 11;

11.3.4      any issuance or transfer of a direct or indirect interest in Landlord that represents a transfer of less than 80% of such interests (so long as such transfer does not also include the ability to control the day-to-day operations of Landlord); provided that any transferee of direct interests in Landlord otherwise described in this Section 11.3.4 is not a Competitor;

11.3.5      any issuance or transfer of a direct or indirect interest in Landlord on a nationally recognized stock exchange; and

11.3.6      any bona fide portfolio transaction that includes at least two other real estate assets (excluding the Premises and, if the Companion Lease is in effect, the Companion Premises) that in the aggregate have rentable space at least equal to 416,000 square feet of rentable space.

11.4        Termination. Upon (x) any sale of the Premises, (y) any portfolio transaction sale that includes the Premises, or (z) any foreclosure of a Mortgage on the Premises or conveyance by deed-in-lieu of foreclosure, in each case to a third-party person or entity in accordance with the terms of this Article 11, Tenant’s right of first offer to purchase the Premises under this Article 11 shall forever terminate.

11.5        Confidentiality. Any Offer Notice and information in connection therewith, and any information regarding a sale of the Premises, provided to Tenant by Landlord pursuant to this Article 11 shall be held confidential by Tenant and not disclosed to any third party except as required by law or in connection with any dispute between Landlord and Tenant regarding this Article 11 and for disclosures to Tenant’s legal advisors and third-party consultants to the extent such legal advisors and consultants are reasonably required for Tenant to evaluate such information and, in each case, provided that such legal advisors and consultants are made subject to the provisions of this paragraph or are otherwise bound by provisional obligations of confidentiality. Any such information shall be returned by Tenant to Landlord if Tenant’s rights under this Article 11 terminate in accordance with the terms hereof. Nothing in this Section 11.5 shall prevent Tenant from making disclosures required by applicable public company disclosure laws, provided, however, such disclosures shall include no more information than what is minimally necessary to satisfy the legal requirement, and provided further that Landlord shall have the right to reasonably approve any disclosure that exceeds what is minimally necessary to satisfy the legal requirement, and provided further that Landlord shall have the right to review any disclosure prior to the filing of the same for purposes of confirming compliance with the terms of this sentence, to the extent that such review is permitted pursuant to Applicable Law.

ARTICLE 12
LIMITATION OF LIABILITY

12.1        Landlord’s Liability. Tenant agrees from time to time to look only to Landlord’s interest in the Premises for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Premises, then from and after each such transfer Tenant shall look solely to the interests in the Premises of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees, or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. Further, if Landlord is, or one of the parties comprising Landlord is, or the Lease is assigned to, a real estate investment trust (“REIT”), the parties acknowledge and agree that the obligations of the REIT hereunder and under all documents delivered pursuant hereto (and all documents to which the Lease may be pursuant) or which give effect to, or amend or supplement, the terms of the Lease are not personally binding upon any trustee thereof, any registered or beneficial holder of units (a “Unitholder”) or any annuitant under a plan of which a Unitholder acts as a trustee or carrier, or any officers, employees or agents of the REIT and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing.

12.2       Assignment of Rents.

12.2.1      With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property that includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

12.2.2      In no event shall the acquisition of Landlord’s interest in the Premises by a purchaser that, simultaneously therewith, leases Landlord’s entire interest in the Premises back to the seller thereof be treated as an assumption by operation of Law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

12.2.3      Except as provided in Section 12.2.2, in the event of any transfer of title to the Premises by Landlord, the transferring Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder, and Tenant shall only look to any subsequent party becoming Landlord hereunder the same. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

(SIGNATURES APPEAR ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD:

LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company

By:

Name:

Title:

TENANT:

IONIS PHARMACEUTICALS, INC., a Delaware corporation

By:

Name:

Title:

SCHEDULE 1

EXAMPLE SHOWING CALCULATION OF BASE RENT

Cost Item	Ref	Preliminary Estimate	$PSF
Land Acquisition		33,000,000	200
Closing Costs Allocation		330,000	2
Soft Costs		8,352,652	51
Hard Costs		94,878,874	576
Landlord Tenant Improvement Allowance		41,208,250	250
Development Fee(1)		3,921,111	24
Oxford Overhead		1,300,000	8
Operating Shortfall		2,607,603	16
Financing Costs		12,407,982	75
Total Budget	(A)	198,006,472	1,201

Yield-on-Cost	(B)	6.10%
Annual Rent at Commencement Monthly Rent at Commencement	(A * B) (A * B)/12	12,078,395 1,006,533	73.28 6.11

(1) Calculated based on sum of (a) 3.0% of Hard and Soft Costs, and (b) 1.0% of Tenant Improvement Allowance and assumed lonis spend of $250 PSF

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

Real property in the City of CARLSBAD, County of San Diego, State of California, described as follows:

LOTS 21 AND 22 OF CARLSBAD TRACT NO. 97-13-03, CARLSBAD OAKS NORTH PHASE 3, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 16145, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 13, 2016 AS DOCUMENT 2016-7000438 OF OFFICIAL RECORDS.

APN: 209-120-23-00 (Affects: Lot 21) and 209-120-24-00 (Affects: Lot 22)

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of __________ (“Effective Date”) and is attached to and made a part of that certain Lease by and by and between LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company as landlord (“Landlord”) and IONIS GAZELLE, LLC, a Delaware limited liability company as tenant (“Tenant”) for the development of approximately 8.37 acres (the “Land”) known as Lots 21 and 22 with approximately 164,833 gross square feet, which shall be comprised of a three (3) level lab and office building (the “Building”), a three (3) (inclusive of the rooftop deck) level parking structure (“Parking Structure”) and a pedestrian bridge connecting the Building to an adjacent building leased by Tenant from an affiliate of Landlord (the “Bridge”). Capitalized terms not otherwise defined in this Work Letter shall have the meanings set forth in the Lease. In the event of any conflict between the terms hereof and the terms of the Lease, the terms hereof shall prevail for the purposes of design and construction of the Improvements (hereinafter defined).

1.          Permits and Approvals. Prior to the Effective Date, Tenant has applied for and obtained (or Landlord has obtained by use of its self-help rights under the PSA, as defined below) the discretionary zoning and planning approvals and approvals by the Architecture Committee under the covenants, conditions and restrictions of the Carlsbad Oaks North Business Park Owners Association necessary to obtain a building permit for Landlord’s Construction Work by right (as identified on Schedule 1, attached, the “Entitlements”), and, prior to commencement of construction, has obtained or will obtain the other ministerial permits necessary for the development and construction of the Landlord’s Construction Work (as defined below) (as identified on Schedule 1, attached, the “Ministerial Approvals”; collectively, together with the Entitlements, the “Permits and Approvals”), which Permits and Approvals Tenant acknowledges and agrees are all of the permits, licenses, and approvals necessary for the commencement of construction of all of the Landlord’s Construction Work, provided, however, that following the Effective Date, to the extent Tenant has not yet prepared and/or submitted applications for Ministerial Permits in accordance with the Development Schedule, Landlord (or General Contractor) shall be responsible for preparing and/or submitting such Ministerial Permits. The parties acknowledge that certain Permits and Approvals are necessary solely for commencing a particular aspect of the Landlord’s Construction Work (e.g., the grading permit and lot line adjustment between lots 21 & 22). The parties further acknowledge that, following the commencement of vertical construction of the Building and Parking Structure, certain ministerial permits will be obtained by Landlord (or the General Contractor) in the ordinary course as normally obtained in the course of construction. Tenant shall use diligent, best efforts to pursue the Entitlements on or before the Outside Satisfaction Date as defined in (and subject to extensions expressly permitted under) that certain Purchase and Sale Agreement dated October [To be filled in based on final executed version of PSA:] __________, 2022, by and between Tenant and an affiliate of Landlord (the “PSA”). Tenant shall provide Landlord with updates regarding the status of the Permits and Approvals from time to time (and in any event no less often than once per month) and otherwise upon the written request of Landlord. Tenant shall not amend or modify the Entitlements, or submit any new applications for Entitlements, without the prior written consent of Landlord, and, in any event, the final Entitlements shall be subject to the final written approval of Landlord, in each case such consent and approval not to be unreasonably withheld, conditioned, or delayed, provided that it shall be reasonable for Landlord to disapprove of the Entitlements, amendments to them, or applications for any new Entitlements for Landlord’s Construction Work, if they (a) contain conditions (i) the cost of which are not (A) includable within the Construction Costs (unless Tenant agrees in writing to pay such costs directly and such Entitlements, amendments, or applications for new Entitlements otherwise comply with the provisions of clause (ii)) or (B) otherwise the responsibility of Tenant pursuant to the terms of the Lease (unless Tenant agrees in writing to perform the same and such Entitlements, amendments, or applications for new Entitlements otherwise comply with the provisions of clause (ii)), or (ii) that are not customary for similar first class lab and office projects in the applicable leasing market (including without limitation with respect to costs or obligations resulting from the same that are recurring beyond the termination or earlier expiration of the Term), or (b) are inconsistent with the Approved Concept Plans (as defined below).

The Permits and Approvals shall provide for (a), at a minimum, as-of-right use of the Premises for the Permitted Use, (b) improvements with a lab to office ratio of no less than 35% to 65%, the calculation of which shall be made in good faith by Landlord and Tenant in consultation with the Architect (with any dispute being resolved pursuant to Article 13, below), (c) at least 164,833 square feet of gross floor area (as measured by the applicable zoning codes and ordinances), (d) no fewer than 426 parking stalls, floor-to-floor heights of at least 16 feet, (e) a floor load of at least 125 pounds per square foot live load, 15 pounds per square foot dead load and, in any event, on areas of the roof within areas of mechanical screening or otherwise intended for mechanical equipment installations, at least 150 pounds per square foot, (f) vertical MEP infrastructure sufficient to support a lab to office ratio of at least 50% to 50% (incorporating the minimum standards set forth on Schedule 8, attached), (g) building construction type of II-B, (h) MEP capacities consistent with Schedule 8 and MEP infrastructure consistent with the allocation of responsibility attached as part of Schedule 2, and (j) otherwise be consistent with first class life sciences use, generally (the “Fundamental Requirements”). Landlord shall approve or provide detailed objections to the Entitlements within ten (10) business days of its receipt of the same. If Landlord fails to respond within such ten (10) business day period, Tenant may provide a written reminder notice to Landlord. Landlord’s failure to respond to such reminder notice within three (3) business days after delivery of such notice shall be deemed to be Landlord’s approval of the Entitlements. Prior to making any material submission to a permitting or other governmental authority, committee, association, or other regulatory committee, agency or governing body having jurisdiction over the over the Landlord’s Construction Work (collectively, “governmental authorities”), Tenant shall give the Landlord the opportunity to review and comment on the same, and Tenant shall give Landlord reasonable prior notice of any material meetings, hearings, or conversations with governmental authorities related the Permits and Approvals and give Landlord the reasonable opportunity to participate in the same. Furthermore, to the extent Tenant is responsible for Ministerial Approvals pursuant to this Section 1, Tenant shall submit such applications for Ministerial Approvals to Landlord for its review and comment prior to Tenant submitting the same to the applicable governmental authorities, but such review by Landlord is solely for the purpose of confirming that such applications are consistent with the terms and conditions of this Work Letter. Tenant shall cooperate with Landlord as reasonably required to facilitate obtaining the Ministerial Approvals in an orderly and timely manner to the extent the same have not been obtained by Tenant prior to the Effective Date, including by providing Landlord with such information as is necessary with respect to prior and pending applications.

2.           Design of the Landlord’s Construction Work. Prior to the Effective Date, Tenant has caused the Architect to prepare, and the Landlord and Tenant have approved, the conceptual plans and the allocation of responsibility for the Landlord’s Construction Work as further described on Schedule 2, attached (collectively, the “Approved Concept Plans”). The Approved Concept Plans will be developed into Approved Core and Shell Plans as further provided in Section 5.2, below.

3.           Landlord’s Construction. Promptly following the date on which the Permits and Approvals have been received and are no longer subject to any potential appeal or challenge and the execution of the GMP Contract as set forth in Section 4.3 below (but in no event prior to the Effective Date), or on such earlier date as Landlord may elect in its discretion, Landlord shall cause the General Contractor (hereinafter defined) to commence and diligently prosecute the construction of the shell and core of the Building to completion pursuant to the Approved Shell and Core Plans (the “Shell and Core”), in accordance with the terms and conditions set forth in this Work Letter subject only to Shell and Core Permitted Changes and any other changes authorized pursuant to this Work Letter (all such construction, the “Landlord’s Construction Work”). Tenant shall construct the tenant improvements in the Building pursuant to the Approved TI Plans (the “Tenant Improvements”) as further provided below. The Landlord’s Construction Work, together with the Tenant Improvements shall collectively be referred to herein as the “Building Improvements”. Landlord’s Construction Work shall be constructed in a good and workmanlike manner, and in accordance with Applicable Laws (subject only to such incomplete work as will not materially adversely impact Tenant’s continuous and uninterrupted use of the Premises for Tenant’s Permitted Use). The allocation of responsibility for completion of the Building Improvements is included as part of Schedule 2.

3.1.        Substantial Completion of Landlord’s Construction Work. Landlord’s Construction Work shall be deemed “Substantially Complete” or there shall be “Substantial Completion” at such time as (a) Landlord has received an AIA form certificate from the Architect confirming that the Landlord’s Construction Work is substantially complete substantially in accordance with the Approved Shell and Core Plans, other than seasonal items such as balancing and landscaping, and other Punchlist Items (as defined below), and (b) all certifications and approvals with respect to the completion of the Landlord’s Construction Work that may be required from any governmental authority to permit occupancy of the Premises for the Permitted Use, generally (as opposed to Tenant’s use, specifically) have been obtained by Landlord (to the extent they may be obtained prior to the completion of the Tenant Improvements). The date on which Landlord’s Construction Work is deemed Substantially Complete pursuant to the foregoing shall be referred to herein as the “Substantial Completion Date.” As used herein, the “Delivery Date” means the date (i) the Landlord’s Construction Work is in the condition required by Schedule 7 (the “Delivery Condition”), and (ii) Landlord has provided Tenant with reasonably continuous and uninterrupted access to the Project for the construction of Tenant Improvements, subject to the reasonable requirements necessary for, and established by, Landlord’s General Contractor to allow it to obtain Substantial Completion, complete the Punchlist Items and exercise any of its other rights or obligations under this Work Letter and the Lease within the time periods set forth herein.

On a date or dates reasonably specified by Landlord (but not later than five (5) business days following Substantial Completion of the Landlord’s Construction Work), Landlord and Tenant and each of their architects shall inspect the Landlord’s Construction Work for the purpose of preparing a list of the punchlist type items, and any items of a seasonal nature such as balancing and landscaping, then remaining to be completed for the Landlord’s Construction Work (the items on such list being referred to as “Punchlist Items”). Landlord shall, within ten (10) business days after the date of such inspection, submit a final punchlist to Tenant, and Tenant shall sign and return the final punchlist to Landlord within five (5) business days of Landlord’s delivery of such final punchlist to Tenant (or, if earlier, by the day before Tenant takes occupancy of the Premises for the Permitted Use), noting any items that Tenant reasonably believes should be added thereto. Items shall not be added to the final punchlist by Tenant after it is delivered to Landlord and the expiration of such five (5) business day period. If the final punchlist is not executed by Tenant and returned to Landlord within such five (5) business day period, then Tenant shall be deemed to have accepted the final punchlist as submitted to Tenant by Landlord without modification and, except as set forth on the final punchlist, Landlord shall have no further obligation to cause any other Landlord’s Construction Work to be completed. With respect to items on the final punchlist not in dispute, Landlord shall cause such items to be completed as soon as reasonably practicable in a diligent manner during regular business hours, but in a manner that will seek to minimize interruption of Tenant’s construction of the Tenant Improvements. In any event, Landlord shall use commercially reasonable efforts to complete all punchlist work within 60 days (or such longer period as is reasonably required with respect to applicable items), other than matters that cannot be completed owing to their seasonal nature (which shall be completed as soon as reasonably practicable in a diligent manner), and subject to extension for Force Majeure and Tenant Delays. With respect to any disputed final punchlist items, Landlord shall cause such items to be completed in like manner, but Landlord may nevertheless reserve Landlord’s rights to require Tenant to pay the costs therefor as Construction Costs. In the event of a dispute between Landlord and Tenant over Punchlist Items, the parties shall submit such dispute to resolution pursuant to Section 13, below.

3.2.            Schedule and Budget. As of the date hereof, Landlord and Tenant estimate that (a) the Delivery Date will occur on or before ___________ [NTD: insert the date that is 18 months following the Effective Date at execution] (the “Target Delivery Date”), and (b) the Substantial Completion Date of Landlord’s Construction Work will occur on or before _______________ [NTD: insert the date that is 28 months following the Effective Date at execution] (the “Target Substantial Completion Date”). The final GMP agreement with the Contractor shall set forth an updated, estimated Delivery Date (the “Estimated Delivery Condition Date”) and Substantial Completion Date (the “Estimated Substantial Completion Date”) based on the initial construction of the Landlord’s Construction Work. If Landlord reasonably believes the costs and expenses of achieving Substantial Completion of Landlord’s Construction Work will exceed the contemplated costs and expenses thereof as set forth in the Budget, then Landlord will promptly notify Tenant’s Authorized Representative (by telephone, fax, email, or letter) thereof. All books and records for the Landlord’s Construction Work will be made available to Tenant on an “open book” basis (and Landlord’s contract with the General Contractor shall require that the General Contractor shall also make available all of its books and records on the same “open book” basis, and, in coordination with the Landlord’s final closeout of the construction contract with the General Contractor, Tenant may reasonably request that Landlord enforce its rights to audit the General Contractor’s books and records to the full extent allowed by the Landlord’s contract with the General Contractor, the costs of which audit shall be included in Construction Costs as a soft cost). Landlord’s contract with the General Contractor for the Landlord’s Construction Work shall be substantially in the form submitted to Tenant by e-mail delivery from Geoff Howell of DLA Piper LLP (US) to David Crawford of Cooley LLP and Mallorie Klemens of Ionis Pharmaceuticals, Inc. on August 22, 2022 and otherwise subject to Tenant’s review and comment. Tenant shall have five (5) business days to review and reasonably comment on the final form of construction contract after delivery to Tenant. If Tenant fails to respond within such five (5) business day period, Landlord may provide a written reminder notice to Tenant. Tenant’s failure to respond to such reminder notice within two (2) business days after delivery of such notice shall be deemed to be a waiver of Tenant’s right to comment.

3.3.            Construction Costs. Subject to the terms and provisions of this Work Letter, Landlord shall pay the costs to construct the Landlord’s Construction Work in accordance with this Work Letter. As further provided in the definition of Base Rent within the Basic Lease Information section of the Lease, the Base Rent for the Premises shall be determined based on the costs of Landlord to acquire, design, construct, finance, and otherwise develop the Landlord’s Construction Work (“Construction Costs”) with a return-on-cost interest rate of 6.35%. Construction Costs include the costs and expenses of (a) Landlord’s acquisition of the Land, including all closing costs and expenses thereof, (b) reimbursements to Tenant for the TI Allowance (hereinafter defined), (c) the General Contractor and other contractors and subcontractors, (d) space planning, architectural services, engineering and other related services, (e) building and other permits and other taxes, fees, charges and levies by any governmental authority for the entitlements (including without limitation pursuant to the Permits and Approvals) or for inspections of the Building Improvements, (f) labor, material, buildings, building systems, equipment, fixtures, additions and decorations, (g) all Taxes assessed or imposed and other carrying costs (including interest on debt) for the period from the Effective Date through the Commencement Date, (h) any association fees, (i) all utilities and other out-of-pocket operating costs necessary for development and construction, or deficiencies necessary to be paid in order to reconstruct the Landlord’s Construction Work following any damage or destruction that occurs prior to the Lease Commencement Date, (j) insurance costs payable to the General Contractor and any other insurance obtained by Landlord pursuant to the terms of this Work Letter or otherwise required by any lender, (k) legal fees incurred in connection with the Landlord’s Construction Work; (l) any costs incurred with respect to off-site improvements and mitigation such as traffic improvements, sidewalk improvements, and the like; (m) so-called linkage fees and other fees and payments in the nature of mitigation for project impacts as required by Applicable Law or the Permits and Approvals, (n) utility connection fees and deposits, (o) off-site improvements required by Permits and Approvals or to complete the Landlord’s Construction Work in accordance with the Approved Core and Shell Plans, (p) pre-construction fees and payments to the General Contractor and other consultants, including any so-called design-assist fees and payments to subcontractors, (q) costs (including interests and fees thereon) incurred by Landlord or any holder of a direct or indirect interest in Landlord in connection with obtaining, negotiating and closing the financing of the acquisition and development of the Premises or the Landlord’s obligations hereunder (including without limitation any construction loan for the Landlord’s Construction Work), (r) any sales and use taxes on materials included within the Landlord’s Construction Work, (s) the Developer Fee (as defined below), (t) costs to remove, store, remediate, and otherwise handle any Hazardous Materials, (u) reasonably allocated costs of the gross salary and wages or pro rata share thereof, federal and state unemployment taxes, social security taxes, group medical and health insurance premiums, worker’s compensation insurance and other benefits of Landlord and its affiliates engaged in the design, construction, financing, and development of the Landlord’s Construction Work, not to exceed $1,300,000.00 unless resulting from unusually frequent (when judged in accordance with industry custom and practice) change requests, unusually frequent (when judged in accordance with industry custom and practice) requests for information, or other acts or omissions of Tenant, Tenant Delays, Shell and Core Tenant Change Order Requests, or delays in the Landlord’s Construction Work caused by Force Majeure, (v) costs to complete work and enforce warranties and indemnities during the Corrective Period (as defined below), and (w) any other costs and expenses necessary for the acquisition, design, development, financing, and construction of the Project as determined by Landlord in its reasonable discretion. Construction Costs shall not include any “project management” fees payable to Landlord or its affiliates, other than the Developer Fee, and Landlord acknowledges that it shall not include a third-party project management consultant in addition to the general contractor as part of Construction Costs. For purposes of this Lease, any funds delivered by Landlord to pay any Construction Costs shall be deemed to constitute “Disbursements”, and “Aggregate Disbursements” will mean the aggregate amount of funds disbursed by Landlord for the Landlord’s Costs. To the extent that Tenant has paid or does pay any design or pre-development costs directly prior to the Effective Date that would otherwise be an eligible Construction Cost if incurred by Landlord pursuant to this paragraph, such cost shall not be a Construction Cost or otherwise included in the determination of Base Rent. For purposes of clarity, it is acknowledged and agreed that Landlord shall (by assumption from Tenant in accordance with this Work Letter or directly) hold all contracts for the design and construction of the Landlord’s Construction Work from and after the Effective Date, and Tenant shall hold all contracts for the design and construction of the Tenant Improvements.

3.4.      For a period commencing, and not to exceed, sixty (60) days prior to the occurrence of Delivery Condition for the Premises, Tenant shall have the right, upon at least seventy-two (72) hours’ prior written notice via e-mail to Landlord’s Authorized Representatives, to commence the Tenant Improvements and prosecute the same on a schedule to be mutually agreed upon with Landlord and the General Contractor (the “Early Access Schedule”) subject to Landlord’s and the General Contractor’s reasonable security and safety precautions; provided, however, that prior to any such entry, Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Section 8.3, below are in effect. Such entry shall be at Tenant’s sole risk and subject to all the terms and conditions of the Lease, except for the payment of Rent. In the course of such entry, Tenant and its contractors shall not interfere with or delay the occurrence of Delivery Condition or Landlord’s completion of the Landlord’s Construction Work. Tenant and any Tenant contractor shall not damage, the Landlord’s Construction Work. Tenant shall be responsible for the costs to repair any Landlord’s Construction Work to the extent damaged by Tenant’s contractors during the early access period. Following the Effective Date, Landlord and Tenant shall review the Early Access Schedule monthly with the General Contractor to determine with the General Contractor whether updates are needed to reflect the actual progress of the Landlord’s Construction Work (e.g., including to allow access on an earlier date than originally set forth in the Early Access Schedule if Landlord’s Construction Work is ahead of schedule).

Any requirements of any such Tenant contractor for services from Landlord or the General Contractor, such as hoisting, electrical or mechanical needs, shall be paid for by Tenant and arranged between such Tenant contractor and Landlord or Landlord’s Contractor. Should the Tenant Improvements depend on the installed field conditions of any item of Landlord’s Construction Work, such Tenant contractor shall ascertain such field conditions after installation of such item of Landlord’s Construction Work. Neither Landlord nor the General Contractor shall be required or obliged to alter the method, time or manner for performing Landlord’s Construction Work on account of the Tenant Improvements, but Landlord’s General Contractor shall cooperate with Tenant to allow Tenant access to prosecute its work in accordance with the Early Access Schedule. Tenant shall cause each Tenant contractor performing Tenant Improvements on the Premises prior to the occurrence of Delivery Condition to substantially clean up regularly and remove its debris from the Premises and Building to the extent reasonably required by the Landlord’s General Contractor.

4.	General Requirements.

4.1.	Authorized Representatives.

(a)           Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), Michael Haverty (e-mail: mhaverty@oxfordproperties.com, phone: 857-305-8743) as the person authorized to initial plans, drawings, change orders, and provide consents and approvals pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant. Deliveries to Landlord’s Authorized Representative by e-mail will be sufficient for purposes of delivery of notices and submissions required under this Work Letter, provided that an e-mail delivery made after 5 p.m. shall be treated as having been delivered on the next business day.

(b)           Tenant designates Wayne Sanders (e-mail: [***], phone: [***]) (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and provide consent and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord. Deliveries to Tenant’s Authorized Representative by e-mail will be sufficient for purposes of delivery of notices and submissions required under this Work Letter, provided that an e-mail delivery made after 5 p.m. shall be treated as having been delivered on the next business day.

4.2.        Architects, Contractors and Consultants. The architect, engineering consultants, general contractor and major subcontractors responsible for the design and construction of the Landlord’s Construction Work shall be selected by Landlord and approved by Tenant, which approval Tenant shall not unreasonably withhold, condition or delay. Landlord’s request for approval of any design or construction professional shall be approved or disapproved by Tenant within five (5) business days after delivery to Tenant. If Tenant fails to respond within such five (5) business day period, Landlord shall provide a written reminder notice to Tenant. Tenant’s failure to respond to such reminder notice within three (3) business days after delivery of such notice shall be deemed approval by Tenant of the applicable consultant. The parties acknowledge that DG Architects, Inc., dba DGA is approved as the architect, Spurlok is approved as the landscape architect, and EXP (mechanical, electrical and plumbing engineering, inclusive of Fire Alarm and Fire Sprinkler Basis of Design), KPFF (structural engineering), Pasco, Laret Suiter & Associates (civil engineering), Waveguide (acoustics/vibration consultant), Forsyth Consulting (building envelope consulting and waterproofing) are approved as engineers and consultants, and BNBuilders is approved as General Contractor. Except as pre-approved in this Section 4.2, Tenant may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Tenant reasonably believes could cause labor disharmony during the construction of the Tenant Improvements. The approved architect is referred to herein as the “Architect”. Tenant shall enter into an architect’s agreement with Architect (the “Architect’s Contract”) on a form provided by Landlord and approved by Landlord. Tenant shall use diligent, good faith efforts to enter into the Architect’s Contract on or before November 1, 2022, and in any event shall enter into the Architect’s Contract prior to the submission of schematic design plans to Landlord for its review. As of the Effective Date, Landlord shall assume the Architect’s Contract. Prior to the Effective Date, Tenant shall not modify or amend the Architect’s Contract or approve any changes in the personnel providing services under the Architect’s Contract without the prior consent of Landlord, which may be withheld in its sole discretion, and Tenant shall copy Landlord on all written communications with, and submissions to, the Architect. Landlord acknowledges that Tenant may hire, at its sole cost (subject to reimbursement as a soft cost out of the TI Allowance), an “owner’s representative” in connection with the Project (a “Project Manager”), which Project Manager shall be reasonably approved by Landlord and be entitled to participate in meetings and receive any information to which Tenant is entitled under this Work Letter. Landlord acknowledges that it has approved Project Management Advisors, Inc. dba PMA as Tenant’s Project Manager. The “General Contractor” for the Landlord’s Construction Work means BNBuilders (or such other general contractor as may be proposed by either party and approved by the other in writing, such approval not to be unreasonably withheld, conditioned, or delayed), the parties acknowledging that such selection took place prior to the Effective Date through a collaborative process based on Tenant’s request for proposal submitted to the General Contractor candidates, a copy of which has been provided to Landlord. Tenant provided Landlord with copies of responses to the request for proposal as well as all material communications between Tenant and any general contractor candidates. As used in this Work Letter, “significant subcontractors and material suppliers” means those subcontractors and suppliers (including the General Contractor, with respect to any self-performed work) that the parties agree fall within the category of “material” based on the final list of trades needed to bid on the Landlord’s Construction Work, as reasonably agreed to by the parties.

4.3.       Landlord shall endeavor to cause Tenant to be designated as a third party beneficiary with respect to each warranty and/or indemnity with respect to the Landlord’s Construction Work that is made by any “significant subcontractors and material suppliers” against which Landlord is able to exercise remedies pursuant to a contractual right ( each, a “Material Contractor”, and each such warranty/indemnity, a “Third Party Beneficiary Warranty”); provided, however, that it shall not be a default of Landlord hereunder if Landlord is unable to do so. Tenant shall not exercise its rights with respect to any Third Party Beneficiary Warranty until Substantial Completion has occurred and then only if (a) Tenant identifies any part of the Landlord’s Construction Work that violates such Third Party Beneficiary Warranty (a “Warranty Issue”), (b) Tenant provides Landlord with written notice of any Warranty Issue, (c) the GMP Contract does not prohibit Landlord as the owner or Tenant as the third party beneficiary from exercising its rights with respect to such warranty/indemnity, and (d) either (i) within fifteen (15) business days after receiving such notice from Tenant, Landlord has not requested that the respective Material Contractor address such Warranty Issue, or (ii) Landlord fails to diligently endeavor to cause the Material Contractor to address such Warranty Issue (the parties acknowledging that, from and after the Corrective Period (as defined below), Landlord has no obligation to pursue any such Warranty Issue). Following the Corrective Period, Landlord shall assign all warranties and indemnities for the Landlord’s Construction Work to Tenant, to the extent assignable, and, whether or not assignable, shall cooperate with Tenant, at Tenant’s sole cost, to the extent necessary in pursuing any warranty or indemnity claim under the third-party contracts for the Landlord’s Construction Work. The provisions of this paragraph shall be the Tenant’s sole remedy in the event of any defect in the Landlord’s Construction Work.

4.4.       GMP Contract. Following the completion of the Approved Core and Shell Plans, Landlord shall cause the General Contractor to solicit bids from at least three subcontractors for each significant subcontract and material supplier (unless fewer than three qualified bidders are available) and shall provide to, and review the bids with, Tenant. In the event that the General Contractor desires to self-perform a significant subcontract scope of work, either Landlord shall require the General Contractor to obtain at least two subcontractor bids for each trade to be self- performed, or Landlord shall engage a third-party cost estimator (as a Construction Cost) to provide an estimate of the same scope of work, and cause such cost estimator and General Contractor to reconcile estimates within +/-5% prior to approving the General Contractor’s bid. Landlord shall select the lowest qualified bid unless otherwise instructed by Tenant. Landlord covenants that it will, within thirty (30) days following the completion of bidding, enter into a guaranteed maximum price contract between Landlord and General Contractor, which shall provide for the one hundred percent (100%) lien-free completion of the Landlord’s Construction Work, provide for a correction period for defective work of at least twelve (12) (and not more than twenty-four (24)) months, and be based on the final bids and otherwise approved terms of the form of construction contract ((the “GMP Contract”). The GMP Contract shall contain a complete line item budget to complete the Landlord’s Construction Work in a manner consistent with similar projects. The parties acknowledge that certain long lead packages may be bid and procured separately by Landlord prior to the execution of the GMP Contract. The parties further acknowledge that it may be prudent, on the advice of the General Contractor or any other consultant providing pre-construction services, to procure some long lead items contained within the Landlord’s Construction Work prior the execution of the GMP Contract or to place deposits for the acquisition of the same, in each case as a means to mitigate against potential supply chain issues during construction. The parties shall collaborate and cooperate in discussing opportunities for such mitigation. In connection with any agreement to spend such amounts prior to the Effective Date, the parties shall agree on how such sums shall be treated for the purposes of Construction Costs (with the understanding that amounts spent by Landlord on any such items shall be considered part of Construction Costs, Landlord having no obligation to incur any such costs prior to the Effective Date). The parties further acknowledge that the GMP Contract shall reflect strategies developed with the General Contractor to mitigate against risks of supply chain delays; Landlord shall use reasonable efforts, in collaboration with Tenant, to minimize the right of the General Contractor under the GC Contract to claim extensions for Force Majeure resulting from supply chain delays, consistent with similar projects in the same market.

4.5.       Schedule. The currently anticipated schedule for the development, and completion of the Landlord’s Construction Work is attached hereto as Schedule 3 to the Work Letter (the “Schedule”). Following the Effective Date, the Landlord shall update the Schedule from time to time to reflect the actual status of the Landlord’s Construction Work. Landlord will provide Tenant with regular updates to the Schedule; provided at a minimum, Landlord shall provide Tenant with a monthly updated Schedule and a reconciliation of the actual progress of Landlord’s Construction Work against the Schedule. Landlord shall use commercially reasonable efforts to complete the Landlord’s Construction Work in accordance with the Schedule, but Tenant acknowledges that such Schedule is subject to change from time to time to reflect the actual progress of the Landlord’s Construction Work and that failure to comply with the same shall not result in a default under this Lease. Following the commencement of construction, Landlord shall hold weekly a construction meeting that includes Tenant’s Project Manager, the General Contractor, and the Architect.

5.            Shell and Core. Landlord’s Construction Work related to the Shell and Core shall be performed by Landlord at Landlord’s sole cost and expense substantially in accordance with the Approved Shell and Core Plans, subject only to changes made in accordance with this Work Letter.

5.1.       Approved Design Development Plans. As noted above, the parties have approved the Approved Concept Plans. Prior to the Effective Date, Landlord acknowledges that Tenant shall have the right to make changes to the Approved Concept Plans as required to comply with the requirements of the City of Carlsbad, subject to Landlord’s reasonable approval, such approval not to be unreasonably withheld, conditioned, or delayed (it being reasonable for Landlord to disapprove of such changes if such change will result in the Landlord’s Construction Work not complying with the Fundamental Requirements). Once approved, any such change shall be incorporated into the Approved Concept Plans by the Architect.

5.2.       Approved Shell and Core Plans. Prior to the Effective Date, and in any event no later than October 17, 2022, Tenant shall cause the Architect to develop full schematic design documents for the entire Premises that are consistent with the Approved Concept Plans, which schematic design documents shall be subject to Landlord’s written approval, such approval not to be unreasonably withheld, conditioned or delayed provided that the same are consistent with the Concept Plans, the requirements of the Permits and Approvals, and the Fundamental Requirements, and achievement of Delivery Condition and Substantial Completion by the Target Delivery Condition Date and Target Substantial Completion Date, respectively (as approved, the “Approved Schematic Plans”). Following the Effective Date, Landlord shall cause the Architect to prepare design development documents and final 100% construction documents for the Landlord’s Construction Work that (c) are consistent with and are logical evolutions of the Approved Schematic Plans or reasonably inferable therefrom, and (b) incorporate any Shell and Core Permitted Changes, and (c) incorporate any other Landlord-requested (and Tenant approved) Shell and Core Changes. As soon as such design development documents and the final construction documents (collectively, “Landlord’s Shell and Core Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval may be withheld only if: (i) the applicable Landlord’s Shell and Core Work Plans are neither consistent with nor logical evolutions of the Approved Schematic Plans or the previously approved design development documents, as applicable, or (ii) such plans are otherwise inconsistent with the requirements of this paragraph. Such Landlord’s Shell and Core Plans shall be approved or disapproved by Tenant within ten (10) business days after delivery to Tenant (or five (5) business days with respect to any resubmission of plans to Tenant). If Tenant fails to respond within such ten (10) (or (five (5), as applicable) business day period, Landlord may provide a written reminder notice to Tenant. Tenant’s failure to respond to such reminder notice within five (5) business days after delivery of such notice shall be deemed approval by Tenant of the applicable Landlord’s Shell and Core Plans. If the applicable Landlord’s Shell and Core Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its detailed objections to such Landlord’s Shell and Core Plans, and Landlord shall revise the applicable Landlord’s Shell and Core Plans accordingly unless it disputes the basis of such objections, in which case such dispute shall be resolved as provided in Section 13, below. The final Landlord’s Shell and Core Plans so approved, and all change orders and other changes thereto specifically permitted by this Work Letter, are referred to herein as the “Approved Shell and Core Plans.” If the Approved Schematic Plans are completed and finally approved by Landlord prior to the Effective Date, the parties acknowledge that they shall collaborate and cooperate to have Tenant cause the Architect to proceed with generating design development documents for the Landlord’s Construction Work, with the intent of completing the same for submission to the parties on or about December 9, 2022. The approval of the design development documents by Landlord, to the extent occurring prior to the Effective Date, shall be handled in the manner applicable to the schematic design documents. As a condition to the authorization of the architect to proceed with the design development phase prior to the Effective Date, the parties shall agree on how such sums shall be treated for the purposes of Construction Costs. The parties acknowledge and agree that the Approved Shell and Core Plans shall be designed to meet at least LEED Gold certification standards and Tenant shall, prior to the Effective Date, submit the Building for pre-certification under LEED Gold standards and diligently pursue pre-certification. The parties shall cooperate as reasonable required to obtain LEED Gold (or such better standard as has been designed) certification for the Building, Landlord and Tenant acknowledging that the inability to obtain such certification for matters not within the control of Landlord and Tenant (such as the failure of the LEED program to continue to exist) shall not be deemed to be a default hereunder.

The parties shall cooperate to schedule periodic design and construction meetings at mutually agreeable times, such meetings to take place no less often than monthly, with respect to Landlord’s Construction Work and Tenant Improvements, and (following commencement of the Tenant Improvements) bi-weekly with respect to the Tenant Improvements. The parties shall keep each other reasonably informed with respect to their respective work, and Landlord and Tenant agree to provide each other with such information as may be reasonably requested by the other party with respect to the Landlord’s Construction Work and Tenant Improvements, as applicable.

5.3.         Landlord Project Developer Fee. Tenant shall be required to pay Landlord a (a) project developer fee in the amount of three (3%) percent of the hard and soft costs of construction of the Landlord’s Construction Work, and (b) an oversight fee in the amount of one (1%) percent of the hard and soft costs of construction of the Tenant Improvements (collectively, the “Developer Fee”).

5.4.         Changes to Shell and Core Plans. Any changes to the Approved Shell and Core Plans (each, a “Shell and Core Change”) requested by Landlord or Tenant (other than Shell and Core Permitted Changes by Landlord, which do not require any approval) shall be requested and instituted in accordance with the provisions of this Section 5.4 and shall be subject to the written approval of the other party in accordance with this Work Letter.

(a)	Shell and Core Changes Requested by Tenant.

(i)           Shell and Core Tenant Change Order Request. Following the Effective Date (but in no event later than the date that is one month following the date that the final Landlord’s Shell and Core Plans are submitted by Landlord to Tenant for approval), Tenant may request Shell and Core Changes to the Approved Shell and Core Plans to accommodate the design of the Tenant Improvements by notifying Landlord thereof in writing in a change order form provided by Landlord that is substantially the same form as the AIA standard change order form (a “Shell and Core Tenant Change Order Request”), which Shell and Core Tenant Change Order Request shall detail the nature and extent of any requested Shell and Core Changes, including, without limitation, (A) the Shell and Core Change and (B) any modification of the Approved Shell and Core Plans, as applicable. In the event Landlord approves any Shell and Core Change, Landlord shall: (1) notify Tenant if it reasonably believes such Shell and Core Change could cause a delay in the Estimated Delivery Condition Date or the Estimated Substantial Completion Date; and (2) provide Landlord’s reasonable estimate of any additional costs and expenses associated with such Shell and Core Change. Shell and Core Tenant Change Order Requests shall be signed by Tenant’s Authorized Representative.

(ii)          Landlord’s Approval of Shell and Core Changes. All Tenant- requested Shell and Core Changes shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed so long as such Shell and Core Change, as reasonably determined by Landlord, (A) could not reasonably be expected to (1) adversely impact (a) the exterior appearance of the Building, (b) the structural aspects of the Building, or (c) any building system, including, without limitation, the HVAC, mechanical, electrical, plumbing or life safety systems installed in connection with the Landlord’s Construction Work; (2) create a foreseeable risk of violating any, or actually violate any, Applicable Law or the Permits and Approvals (or require a modification of the same), or any other permit requirement, (3) materially increase insurance premiums; (4) in Landlord’s reasonable judgment, materially reduce the quality or value of the Building or the Property, (5) result in a Fundamental Change, or (6) delay the occurrence of Delivery Condition or Substantial Completion of the Landlord’s Construction Work by more than 30 days when combined with all other then-existing Tenant Delays (each, a “Design Problem”), and (B) will not cause the hard costs of the Landlord’s Construction Work to increase by more than one (1%) percent in the aggregate (based on the Landlord’s Budget) unless Tenant makes provisions to pay for the same that are acceptable to Landlord and its construction lender. Landlord shall have ten (10) days after receipt of a Shell and Core Tenant Change Order Request to notify Tenant in writing of Landlord’s decision either to approve or disapprove Tenant- requested Shell and Core Change. If Landlord fails to respond within such ten (10) day period, Tenant may provide a written reminder notice to Landlord. Landlord’s failure to respond to such reminder notice within three (3) days after delivery of such notice shall be deemed approval by Landlord of the Shell and Core Tenant Change Order Request. Any dispute regarding the Landlord’s disapproval of a Shell and Core Tenant Change Order Request shall be resolved in accordance with Section 13, below.

(b)	Shell and Core Changes Requested by Landlord.

(i)           Shell and Core Landlord Change Order Request. Landlord may request Shell and Core Changes to the Landlord’s Construction Work by notifying Tenant thereof in writing in a change order form provided by Landlord that is substantially the same form as the AIA standard change order form (a “Shell and Core Landlord Change Order Request”), which Shell and Core Landlord Change Order Request shall detail the nature and extent of any requested Shell and Core Changes, including, without limitation, (A) the Shell and Core Change, (B) any modification of the Design Development Plans or the Approved Shell and Core Plans, as applicable, and (C) any changes to the Estimated Delivery Condition Date or Estimated Substantial Completion Date resulting from the Shell and Core Change. Notwithstanding the foregoing or anything herein to the contrary, Landlord shall have no obligation to request the approval of Shell and Core Permitted Changes.

(ii)           Tenant’s Approval of Shell and Core Change. Tenant shall have ten (10) days after receipt of a Shell and Core Landlord Change Order Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord-requested Shell and Core Change, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to respond within such ten (10) day period, then Landlord may provide Tenant with a second written notice stating that “Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed Tenant’s approval to such Shell and Core Landlord Change Order Request,” and if Tenant does not respond with such three (3) day period, then Tenant shall be deemed to have approved such Shell and Core Landlord Change Order Request. Any dispute regarding the Tenant’s disapproval of a Shell and Core Tenant Change Order Request shall be resolved in accordance with Section 13, below.

(c)          Shell and Core Permitted Changes. For purposes of this Work Letter, a “Shell and Core Permitted Change” shall mean: (i) minor field changes; (ii) changes required by governmental authority or to comply with Permits and Approvals or Applicable Laws; (iii) any other changes that both: (A) could not reasonably be expected to (1) adversely impact (a) the structural aspects of the Building, (b) the exterior appearance of the Building (other than de minimis changes that do not result from a change in exterior material specifications, such as locations of items behind screening on the roof, final adjustments in the positioning of exterior doors or loading bays, and the like), (c) Tenant’s ability to construct the Tenant Improvements as shown on the Approved TI Plans, or (d) any building system, including, without limitation, the HVAC, mechanical, electrical, plumbing or life safety systems installed in connection with the Landlord’s Construction Work; (2) create a foreseeable risk of violating any, or actually violate any, Applicable Law or the Permits and Approvals (or require a modification of the same), or any other permit requirement, (3) materially increase insurance premiums; or (4) delay the Substantial Completion of the Landlord’s Construction Work by more than 30 days, and (B) do not materially change the size, cost, configuration, or overall appearance of the Building, Bridge or Parking Structure, materially and adversely affect Landlord’s ability to perform the Landlord’s Construction Work or materially and adversely affect Tenant’s ability to operate its business in the Building, and (iv) changes required for the ordinary development of the Approved Shell and Core Plans in a manner not inconsistent with the Approved Shell and Core Plans. Shell and Core Permitted Changes may be made by Landlord in its reasonable discretion.

6.          Tenant Improvements. Following delivery of the Premises to Tenant on the Delivery Date, the Tenant Improvements shall be performed by Tenant at Tenant’s sole cost and expense (subject to the TI Allowance) substantially in accordance with the Approved TI Plans (subject only to changes made in accordance with Section 6.3), the provisions of the Lease governing Alterations (to the extent not inconsistent with this Work Letter), and this Work Letter. The schedule for the construction of the Tenant Improvements shall be in accordance with a schedule to be prepared by Tenant’s general contractor (the “TI Schedule”). Tenant shall prepare the TI Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements, taking into account the work necessary for Landlord to achieve Substantial Completion by the date set forth in the GMP Contract. The TI Schedule shall clearly identify estimated dates and time periods when Tenant’s contractor will require access to areas that are under construction by Landlord. As soon as the TI Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such TI Schedule shall be approved or disapproved by Landlord, following consultation with Landlord’s General Contractor, within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the TI Schedule, then Landlord shall notify Tenant in writing of its objections to such TI Schedule, with reasonable detail, and the parties shall confer and negotiate in good faith to reach agreement on the TI Schedule.

6.1.            TI Plans. Tenant shall retain an architect reasonably approved by Landlord (the “TI Architect”) to design the tenant improvements necessary for Tenant’s particular use and occupancy of the Premises in accordance with the program attached as Schedule 5 and items identified as “by Tenant” on the allocation of responsibility attached as Schedule 2. Landlord acknowledges that it has approved the use of DGA as the TI Architect. Tenant shall cause the TI Architect to prepare, and Landlord shall approve, schematic plans, design development plans, and 100% construction document plans (the “TI Plans”), in each case fully coordinated with the Approved Core and Shell Plans, all in accordance with the milestone dates set forth on Schedule 4, subject to Force Majeure and Landlord Delays (as defined below). The TI Plans shall provide for a minimum investment equal to the TI Allowance across the entire Premises in accordance with the Approved Budget (as defined below). All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” and the quality of the Tenant Improvements shall be of a nature and character not less than a first-class standard for life sciences facilities. Any engineers used by Tenant or Tenant’s TI Architect in the design of the Tenant Improvements shall be subject to Landlord’s reasonable consent, Landlord acknowledging that the engineers referenced in Section 4.2 above, are deemed approved. Even if any such architect or engineers may have been otherwise engaged by Landlord or Landlord’s affiliates in connection with the Landlord’s Construction Work or any other property, Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to the Tenant Improvements (subject to reimbursement from the TI Allowance as provided below) and for the adequacy and completeness of the TI Plans submitted to Landlord.

“Landlord Delays” means any actual delay in the design of the Tenant Improvements to the extent resulting from the acts or omissions of Landlord or any Landlord Party, including, without limitation, any Landlord-requested TI Change. Except for Landlord Delays due to any Landlord requested TI Change for which Tenant provided to Landlord the estimated amount of any associated Landlord Delay (for which no notice will be required, and no obligation of Tenant to grant such request other than as expressly provided herein), if there is an event that Tenant contends is a Landlord Delay, then Tenant shall give Landlord written notice of such Tenant Delay as soon as is practicable following Tenant’s knowledge of such delay (“TI Delay Notice”) (provided, however, that no Landlord Delay shall be deemed to accrue under this Work Letter with respect to the Landlord Delay referenced in a TI Delay Notice until Tenant provides Landlord with such TI Delay Notice).

Any Landlord Delay of less than a full day shall be deemed to be equal to a delay of one (1) full day. Landlord and Tenant have agreed to determine the length of any Landlord Delay as follows: (i) any delays resulting from the failure of Landlord to act within a time period specified in this Work Letter with respect to the approval of the TI Plans shall be equal to one (1) day for each day that the applicable Landlord Delay continues beyond the applicable time period required for such action under the Lease, (ii) in the event of any agreed Landlord Delay, as the parties may agree in writing from time to time, the length of such Landlord Delay shall be as agreed upon in writing by the parties at the time such Landlord Delay arises, and (iii) with respect to any other Landlord Delay, Tenant shall notify Landlord in writing of the claimed estimated length of such Landlord Delay within ten (10) business days after its occurrence and Landlord may elect by written notice delivered to the other within ten (10) business days thereafter to dispute the claimed estimated Landlord Delay in accordance with Section 13 of this Work Letter. Unless such estimate is disputed by written notice delivered within such ten (10) business day period, the length of such Landlord Delay shall be no less than the claimed estimated Landlord Delay.

6.2.            Approved TI Plans. Tenant shall prepare TI Plans that: (a) are consistent with and are logical evolutions of the previously approved iteration of the TI Plans, (b) incorporate any TI Permitted Changes, and (c) incorporate any other Landlord-requested (and Tenant approved) TI Changes. As soon as an applicable phase (i.e. schematic development, design development, and construction drawings) of TI Plans are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed so long as such TI Plans are consistent with the previously approved TI Plans and do not cause Design Problems. Such TI Plans shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. If Landlord fails to notify Tenant of disapproval within such ten (10) business day period, then Tenant may provide Landlord with a second written notice stating that “Landlord’s failure to respond within five (5) business days after Tenant’s second notice shall be deemed Landlord’s approval to such TI Plans,” and if Landlord does not respond within such five (5) business day period, then Landlord shall be deemed to have approved such TI Plans. If the TI Plans are disapproved by Landlord, Landlord shall notify Tenant in writing of its objections to such TI Plans. Any dispute regarding Landlord’s disapproval of TI Plans shall be resolved in accordance with Section 13, below. After the 100% final construction document phase of TI Plans are approved by Landlord and Tenant, Tenant shall promptly submit such TI Plans to each appropriate governmental authority for approval. The TI Plans so approved, and all change orders and other changes thereto specifically permitted by this Work Letter, are referred to herein as the “Approved TI Plans”.

6.3.            Changes to Tenant Improvements. Any changes to the TI Plans or the Approved TI Plans (each, a “TI Change”) requested by Landlord or Tenant (other than TI Permitted Changes by Landlord which do not require any approval) shall be requested and instituted in accordance with the provisions of this Section 6.3 and shall be subject to the written approval of the other party in accordance with this Work Letter.

(a)	TI Changes Requested by Tenant.

(i)            TI Tenant Change Order Request. Tenant may request TI Changes after Landlord approves the approved design development phase of the TI Plans or the Approved TI Plans by notifying Landlord thereof in writing in a change order form provided by Landlord that is substantially the same form as the AIA standard change order form (a “TI Tenant Change Order Request”), which TI Tenant Change Order Request shall detail the nature and extent of any requested TI Changes, including, without limitation, (A) the TI Change and (B) any modification of the TI Plans or Approved TI Plans, as applicable.

(ii)           Landlord’s Approval of TI Changes. All Tenant-requested TI Changes shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, provided that (a) such changes are not Fundamental Changes, (b)   such changes do not require any modification of the Permits and Approvals for the Landlord’s Construction Work, (c) such changes do not require any modification of the Landlord’s Construction Work, (d) the requested work is compatible with the design, quality, equipment or systems of the Landlord’s Construction Work, or (e) such changes otherwise comply with the provisions of the Lease. Landlord shall have ten (10) business days after receipt of a TI Tenant Change Order Request to notify Tenant in writing of Landlord’s decision either to approve or disapprove the Tenant- requested TI Change. If Landlord does not approve in writing a Tenant requested TI Change within ten (10) business days after receipt of a TI Tenant Change Order Request, Tenant may provide a written reminder notice to Landlord. Landlord’s failure to respond to such reminder notice within five (5) business days after delivery of such notice shall be deemed a rejection of such request by Landlord, and the Tenant Improvements shall not be altered as contemplated by such TI Tenant Change Order Request. Any dispute regarding the Landlord’s disapproval of a TI Tenant Change Order Request shall be resolved in accordance with Section 13, below.

(b)	TI Changes Requested by Landlord.

(i)           TI Landlord Change Order Request. Landlord may request TI Changes by notifying Tenant thereof in writing in a change order form provided by Landlord that is substantially the same form as the AIA standard change order form (a “TI Landlord Change Order Request”), which TI Landlord Change Order Request shall detail the nature and extent of any requested TI Changes, including, without limitation, (A) the TI Change, and (B) any modification of the TI Plans or the Approved TI Plans, as applicable. Notwithstanding the foregoing to the contrary, Tenant’s approval is not required for TI Permitted Changes, as defined below.

(ii)          Tenant’s Approval of TI Change. Tenant shall have ten (10) days after receipt of a TI Landlord Change Order Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord-requested TI Change, which approval shall not be unreasonably withheld, conditioned or delayed, so long as such TI Landlord Change Order Request, as reasonably determined by Tenant, (A) could not reasonably be expected to (1) adversely impact the functionality or, in more than a de minimis manner, the appearance of the Tenant Improvements; (2) create a foreseeable risk of violating any, or actually violate any, Applicable Law or the Permits and Approvals (or require a modification of the same), or any other permit requirement, (3) materially increase insurance premiums; (4) result in a Fundamental Change, or (5) delay the completion of the Tenant Improvements in more than a de minimis manner (each, a “TI Design Problem”), and (B) following the final approval of the Approved TI Plans, will not cause the hard costs of the Tenant Improvements to increase by more than one (1%) percent in the aggregate (unless Landlord agrees to pay the same, in which case such amount shall be included in Construction Costs as a soft cost). If Tenant fails to respond within such ten (10) days period, then Landlord may provide Tenant with a second written notice stating “that Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed Tenant’s approval to such Landlord-requested TI Change,” and if Tenant does not respond within such three (3) day period, then Tenant shall be deemed to have approved such Landlord-requested TI Change.

(c)            TI Permitted Changes. For purposes of this Work Letter, a “TI Permitted Change” shall mean (i) minor field changes; (ii) changes required by governmental authority or to comply with Applicable Laws; and (iii) changes that, when viewed in the aggregate, constitute Minor Alterations, as defined in the Lease. TI Permitted Changes may be made by Tenant in its sole but reasonable discretion. Tenant shall provide Landlord with reasonable prior notice of any TI Permitted Changes (other than minor field changes, of which Tenant shall provide notice as soon as reasonably practicable).

6.4. Construction of the Tenant Improvements; Coordination.

(a)  Tenant shall retain the Landlord’s General Contractor to construct the Tenant Improvements and shall obtain Landlord’s prior written approval of the construction contract for the Tenant Improvements, which approval shall not be unreasonably withheld, conditioned, or delayed. Following approval of the Approved TI Plans, Tenant shall obtain all governmental approvals, authorizations, licenses, and permits (collectively, the “Approvals”) necessary for the construction of the Tenant Improvements and provide copies of the same to Landlord. Tenant shall provide Landlord with a copy of the application for any material Approvals prior to submitting the same. The Approvals shall not contain material conditions that survive the termination of the Lease without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Landlord shall cooperate with Tenant to obtain the Approvals, at no out of pocket cost or liability to Landlord. Following receipt of the Approvals, Tenant shall promptly commence and diligently prosecute to completion the Tenant Improvements in accordance with, and subject to, the provisions of this Work Letter and Section 3.4 of the Lease.

All Tenant Improvements shall be performed and constructed by Tenant in accordance with the Approved TI Plans and in compliance with Applicable Laws and the Approvals. No Tenant Improvements shall be performed except in accordance with the Approved TI Plans, as they may be modified in accordance with this Work Letter. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the architect), and certificates of insurance from the architect and any contractor performing any part of the Tenant Improvements evidencing insurance in compliance with the terms of the Lease. Tenant shall endeavor to have Landlord named as a third-party beneficiary (on a non-exclusive basis) of any contract entered into by Tenant with the Tenant’s architect, any consultant providing design or engineering services for the Tenant Improvements, any contractor or any subcontractor, and of any warranty or indemnity made by any contractor or any subcontractor. Landlord shall not exercise its rights with respect to its third party beneficiary status under the immediately preceding sentence unless (i) Tenant is in default under the Lease beyond applicable notice and cure periods, (ii) the Lease has otherwise terminated or otherwise is no longer in effect, or (iii) otherwise where Landlord has a bona fide, good faith claim against such architect, consultant, contractor, or subcontractor, in which case Landlord and Tenant will cooperate to pursue such claim. All Tenant Improvements shall be constructed in a good and workmanlike manner, in compliance with Applicable Laws. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord, upon Landlord’s request, effective at the end of the Term or in the event of a Default by Tenant under the Lease. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises from damage as a result of the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. Tenant shall conduct the Tenant Improvements in a manner that reasonably minimizes interference with other construction activities at the Premises, in a manner consistent with first-class life sciences buildings.

Tenant shall diligently prosecute and substantially complete the Tenant Improvements on or before the first anniversary of the Commencement Date. For purposes of this paragraph, “substantially complete” and “substantial completion” shall mean that the Tenant Improvements have been completed, other than minor punchlist-type items the completion of which will not unreasonably delay or interfere use of the affected areas of the Premises for the regular conduct of business. Promptly following substantial completion, Tenant shall provide Landlord with a certificate of substantial completion by Tenant’s architect on a form reasonably approved by Landlord.

(b)   Landlord and Tenant shall reasonably cooperate so as to coordinate the management, administration, and schedule of the Landlord’s Construction Work and the Tenant Improvements following the Delivery Date in a manner that will permit Landlord to achieve its obligations to lenders and Tenant, and permit Landlord to achieve Substantial Completion by the Estimated Substantial Completion Date, and permit Tenant to complete the Tenant Improvements in a reasonably expeditious manner.

7.           Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain, or delays in obtaining, services, labor, or materials or reasonable substitutes therefor (including without limitation supply chain delays), governmental actions, civil commotions, casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk, such as the epidemic known as COVID-19 and its variants), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Project for the activities related to construction of the Improvements, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a “Force Majeure”), shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Work Letter specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. For purposes of this Section 5, the following shall be included as causes beyond the reasonable control of the party obligated to perform: epidemic; pandemic; disease; illness; national, regional or local emergency; quarantine; and governmental order. Notwithstanding anything to the contrary in this Work Letter, the inability to obtain financing or investment, or a lack of funding, shall not excuse a party’s performance of its obligations hereunder.

8.            Insurance.

8.1.          Property Insurance. At all times during the period beginning with commencement of construction of the Landlord’s Construction Work and ending when the Landlord’s Construction Work is Complete pursuant to Section 11 of this Work Letter, Landlord shall maintain or cause to be maintained (in addition to the insurance required pursuant to the Lease) property insurance insuring Landlord and its affiliates, agents and employees, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Landlord’s Construction Work and the General Contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Landlord’s Construction Work or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the General Contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such General Contractor or subcontractor. Landlord agrees to pay any deductible, which deductible amount shall be considered a Construction Cost. Said property insurance shall contain an express waiver of any right of subrogation by the insurer against Tenant and its affiliates, agents and employees.

8.2.        Workers’ Compensation Insurance. At all times during the period of construction of the Landlord’s Construction Work, Landlord shall, and shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

8.3         Tenant’s Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, and shall its contractors and subcontractors to, maintain insurance as required pursuant to the Tenant Construction Manual referenced in the Lease.

9.          Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals, information, or directions made by Landlord pursuant to this Work Letter within five (5) days following Tenant’s receipt of such request. If Tenant fails to respond within such five (5) days period, then Landlord may provide Tenant with a second written notice stating that “Tenant’s failure to respond within two (2) days after Landlord’s second notice shall be deemed approval by Tenant,” and if Tenant does not respond within such two (2) day period, then Tenant shall be deemed to have approved such item.

10.         Budget and Tenant Improvement Allowance.

10.1.        Budget. A preliminary budget for all hard and soft costs pertaining to the Landlord’s Construction Work is attached hereto as Schedule 6 to the Work Letter (as the same may be modified or otherwise updated in accordance with this Work Letter, the “Budget”). The Budget includes a line item for contingency. Landlord may reallocate line items within the Budget and use the contingency in its sole discretion at any time. Landlord will use commercially reasonable efforts to provide Tenant with updates to the Budget and shall revise the Budget to reflect the final GMP; provided at a minimum, following the final approval of the Approved Core and Shell Plans Landlord shall provide Tenant with a monthly updated Budget and a reconciliation of actual costs incurred through the prior month. In addition, Landlord will (or will request that the General Contractor) copy Ionis Chief Accounting Officer, Dennis Gonzales (e-mail address: [***]) on all draw packages submitted to Landlord by the General Contractor related to the Landlord’s Construction Work. The Budget is for informational purposes only and is not binding on Landlord in any respect, and shall not create any limit on Aggregate Disbursements.

10.2.        Tenant Improvement Allowance. Provided no monetary or material non-monetary Event of Default exists, Landlord shall provide Tenant with a Tenant Improvement allowance (“TI Allowance”) of $41,208,250.00, which TI Allowance shall automatically be reduced by the amount of $15 per gross square foot (based on the agreed-upon 164,833 gross square feet set forth in the Lease) for every whole 1% reduction in the ratio of lab to office below 40% as finally determined in the Approved TI Plans by the Architect (or as affected by any subsequent TI Change), nothing in this sentence being deemed to modify the Fundamental Requirements, which require the lab-to-office ratio to be no less than 35% to 65%. The TI Allowance can be applied by Tenant to offset the cost to permit, design and construct the Tenant Improvements (provided that in no event shall the TI Allowance be applied towards design and other so-called “soft costs”, including without limitation consultant fees and the costs to acquire and install furniture, fixtures, and equipment) in an amount that exceeds 10% of the TI Allowance. Except as set forth in the immediately preceding sentence, in no event shall any of the TI Allowance be used for the acquisition of Tenant’s furniture, fixtures, or equipment or other items of personal property, such as cabling and wiring. In no event may the TI Allowance be used for payments to any affiliates of Tenant. Landlord shall have no obligation to make any disbursements of TI Allowance not properly requisitioned by Tenant by the date that is one year following the Commencement Date and Tenant shall have no further right to any undisbursed TI Allowance thereafter.

(i)           The TI Allowance will be available for monthly disbursements for permitted soft costs from and after the Effective Date of the Lease and for permitted hard costs following the commencement of the Tenant Improvements subject to the requirements set forth in this Work Letter. Landlord shall pay Landlord’s Proportion (as defined below) of invoices made by Tenant on a form provided by Landlord within forty-five (45) days of receipt of a complete submission from Tenant (as set forth below), if Tenant requests and Landlord has received a satisfactory confirmation of non-responsibility on a form provided by Landlord, directly to the applicable vendor as requested by Tenant or to Tenant (to the extent Tenant has paid such requisitioned costs) on a progress payment basis. As a condition to Landlord’s disbursement of any portion of the TI Allowance, Tenant shall provide Landlord with (A) appropriate paid or unpaid receipts or invoices for the amount requested to be paid from the TI Allowance, (B) partial, conditional lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Building or the Project with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requisitioned amount) and, as a condition to the final release of retainage, final unconditional lien waivers for final payments, as applicable, for any contracts greater than Twenty Five Thousand Dollars ($25,000.00), which lien waivers shall comply with the appropriate provisions of California Civil Code, as reasonably determined by Landlord, (C) written authorization from Tenant to disburse the portion of the TI Allowance being requisitioned on a reasonable form provided by Landlord, (D) an application for payment from the Tenant’s general contractors as approved and executed by Tenant and Tenant’s architect, (E) evidence that amounts previously requisitioned by Tenant from the TI Allowance have been paid in full to the applicable third parties, and (F) such other documentation as may be reasonably requested by Landlord or its lender. Tenant may not make a requisition for application of the TI Allowance more frequently than once a month. The final disbursement of the TI Allowance shall be conditioned upon the recording of a Notice of Completion in a form reasonably approved by Landlord in the applicable county office.

“Landlord’s Proportion” shall be a fraction, the numerator of which is the TI Allowance and the denominator of which is the sum of (1) the total contract price for the design and engineering of the Tenant Improvements and (2) the total contract price for the construction of the Tenant Improvements (as evidenced by reasonably detailed documentation delivered to Landlord upon Landlord’s request). Notwithstanding anything to the contrary set forth elsewhere in this Work Letter, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord has approved in writing the budget for the Tenant Improvements (the “Approved Budget”), such approval not to be unreasonably withheld, conditioned, or delayed. The proposed Approved Budget shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. If Landlord fails to notify Tenant of disapproval within such ten (10) business day period, then Tenant may provide Landlord with a second written notice stating that “Landlord’s failure to respond within five (5) business days after Tenant’s second notice shall be deemed Landlord’s approval to such Approved Budget,” and if Landlord does not respond within such five (5) business day period, then Landlord shall be deemed to have approved Tenant’s proposed Approved Budget. Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due, subject to reimbursement from the Tenant Improvement Allowance following Landlord’s approval of the Approved Budget. The Approved Budget shall provide for approximately proportionate spending across the entire Premises on a per square foot basis (subject to customary and/or reasonable variations on a floor-by-floor basis for the applicable use mix on such floor, such as between office and laboratory space). Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance.

(ii)          In the event Landlord fails to fund any portion of the Allowance when properly due hereunder within the aforementioned forty-five (45) day period, Tenant shall deliver written notice to Landlord and its lender stating that “Failure to fund the amount set forth in this request within 30 days may result in Tenant offset rights”. If Landlord fails to remit such payment within an additional thirty (30) days following Landlord’s receipt of Tenant’s notice, Tenant shall have the right to offset such amounts against the next installments of Monthly Rent that become due and owing, which unpaid amounts shall bear interest at the Interest Rate accruing from the date the same were due and payable through the date paid in. Notwithstanding the foregoing, no such offset shall arise or accrue if Landlord disputes the Tenant’s claim to an offset within ten (10) business days following Tenant’s notice of the same. Any such disputes shall be resolved in accordance with Section 13, below.

11.          Completion of Improvements. The Landlord’s Construction Work shall be deemed “Complete” at such time as (a) Substantial Completion has occurred, (b) Landlord shall have provided Tenant with evidence that (i) the Landlord’s Construction Work has been completed and paid for in full (which shall be evidenced by the Architect’s certificate of completion), other than as provided in clause (ii), below, and (ii) the Punchlist Items (including any deficiencies noted in a third-party commissioning report for the Landlord’s Construction Work, to the extent the same is included within the scope of the GMP Contract) have been completed and paid for in full, other than seasonal work such as landscaping. Following Completion, Landlord shall provide Tenant with electronic CADD files of the Landlord’s Construction Work.

12.	Tenant Delays.

(a)            “Tenant Delay” means any actual delay in the Landlord’s Construction Work to the extent resulting from the acts or omissions of Tenant or any Tenant Party (rather than from Force Majeure or other delays that may have occurred due to Landlord’s General Contractor, for example), including, without limitation, due to any accommodation of a Tenant initiated request (e.g., a Tenant requested change to the Schedule), any Tenant requested Shell and Core Change, interference with the Substantial Completion of the Landlord’s Work (including without limitation on account of Tenant’s early access pursuant to Section 3.4, above), or failure of Tenant to provide its specifications for the Building Management System by the date required on Schedule 3. Except for Tenant Delays due to accommodation of a Tenant initiated request or any Tenant requested Shell and Core Change for which Landlord provided to Tenant the estimated amount of any associated Tenant Delay (for which no notice will be required, and no obligation of Landlord to grant such request other than as expressly provided herein) or delays resulting from Tenant’s failure to respond to act within the periods set forth in this Work Letter, if there is an event that Landlord contends is a Tenant Delay, then Landlord shall give Tenant written notice of such Tenant Delay as soon as is practicable following Landlord’s knowledge of such delay (“LW Delay Notice”) (provided, however, that no Tenant Delay shall be deemed to accrue under this Work Letter with respect to the Tenant Delay referenced in a LW Delay Notice until Landlord provides Tenant with such LW Delay Notice).

(b)               Any Tenant Delay of less than a full day shall be deemed to be equal to a delay of one (1) full day. Landlord and Tenant have agreed to determine the length of any Tenant Delay as follows: (i) any delays resulting from the failure of Tenant to act within a time period specified in this Work Letter shall be equal to one (1) day for each day that the applicable Tenant Delay continues beyond the applicable time period required for such action under the Lease, (ii) in the event of any agreed Tenant Delay, as the parties may agree in writing from time to time, the length of such Tenant Delay shall be as agreed upon in writing by the parties at the time such Tenant Delay arises, and (iii) with respect to any other Tenant Delay, Landlord shall notify Tenant in writing of the claimed estimated length of such Tenant Delay within ten (10) business days after its occurrence and Tenant may elect by written notice delivered to the other within ten (10) business days thereafter to dispute the claimed estimated Tenant Delay in accordance with Section 13 of this Work Letter. Unless such estimate is disputed by written notice delivered within such ten (10) business day period, the length of such Tenant Delay shall be no less than the claimed estimated Tenant Delay.

(c)               If the Landlord’s Construction Work is delayed by Tenant Delay, then the date on which the Landlord’s Construction Work would have achieved Delivery Condition or been Substantially Complete but for such Tenant Delay (i.e., without regard for Force Majeure or other delays that may have occurred but do not constitute Tenant Delays), as evidenced by written notice from Landlord to Tenant, shall be deemed to be the Delivery Date or the date of Substantially Completion, as applicable, unless such notice disputed in a written notice by Tenant to Landlord within five (5) business days after delivery of such determination, in which case such dispute will be determined by arbitration pursuant to 13, below.

13.	Dispute Resolution Process.

13.1.       All disputes between Landlord and Tenant regarding Tenant Delays and other matters expressly referencing this Section 13 shall be resolved in accordance with this Section 13. Any arbitration decision under this Section 13 shall be enforceable in accordance with Applicable Laws in any court of proper jurisdiction.

(a)            Any arbitration conducted pursuant to this Section 13 shall be conducted in as expeditious manner as possible to avoid delays in the construction of Landlord’s Construction Work and Tenant Improvements.

(b)           Any and all claims or disputes to be resolved pursuant to this Section 13 shall be resolved as follows: Landlord and Tenant shall promptly meet and confer to attempt in good faith to resolve such dispute and, if such dispute is not fully resolved within fifteen (15) days after delivery of written notice of such dispute, the parties agree that the claims or disputes shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Construction Industry Arbitration Rules (or any successor organization), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Further, Landlord and Tenant agree to direct the San Diego Regional Office of the AAA to appoint a single arbitrator who (i) shall have a minimum of fifteen (15) years of experience in construction disputes involving first class office and laboratory buildings in the appliable market, (ii) has not worked for either party for the prior five (5) years, (iii) is not be affiliated with either Landlord or Tenant, and (iv) has not worked for either party or its affiliates at any time during the prior five (5) years (a “Qualified Construction Arbitrator”).

13.2       Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the appointed arbitrator. The arbitrator shall decide the dispute by written decision. The arbitration shall be conducted in accordance with the expedited procedures of the AAA’s Construction Industry Arbitration Rules insofar as such rules are not inconsistent with the provisions of the Lease (in which case the provisions of the Lease shall govern) and shall be concluded, with a decision issued, no later than ten (10) business days after the date that such dispute is submitted to the appointed arbitrator. The decision of the arbitrator shall be final and binding on the parties. The parties shall comply with any orders of the arbitrator establishing deadlines for any such proceeding. The fee of the arbitrator shall be paid equally by the parties, and each party shall pay all other costs incurred by it in connection with the arbitration.

14.	Miscellaneous.

14.1.       Number; Headings. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

SCHEDULE 1

PERMITS AND APPROVALS

Entitlements:

Architectural Committee Review under the CCRs

CEQA determination that the project is exempt from CEQA
Site Development Plan

Ministerial Approvals:

Grading Permit

Lot Line Adjustment between Lots 21 & 22
Building Permit for Landlord’s Construction Work
Shoring Permit

Landscaping Permit

Traffic Control Permit for Pedestrian Bridge

SCHEDULE 2

CONCEPT PLAN AND ALLOCATION OF RESPONSIBILITY

Site Development Permit Package SDP 2021-0029 Prepared by DGA and last revised 8/31/22

Site Development Permit Package SDP 2021-0029 – Landscape Plans - Prepared by DGA and last revised 8/31/22

Site Development Permit Package SDP 2021-0029 – Civil Plans - Prepared by DGA and last revised 8/31/22

Copies of the foregoing plans are on file with Landlord.

Development - Landlord / Tenant Responsibility Matrix
DESCRIPTION	ALLOCATION		Remarks
	Landlord	Tenant
GENERAL
Building Core & Shell shall be designed to Meet LEED-BD&C Gold.	X		Prior to Effective Date, Tenant to control design process - including submission for precertification
Tenant Fit-out shall be designed to Meet no less than LEED-CI Gold		X
Chemical Storage Rooms on Ground Floor (if needed by Tenant)		X
Hazardous Waste Holding Rooms on Ground Floor (if needed by Tenant)		X
Hazardous Waste Shed Pit and associated Infrastructure (if needed by Tenant)		X
Hazardous Waste Shed Building, Including Installation and Hookup		X
Parking count to be provided as required by Entitlements	X
SITEWORK
Complete site improvement package as shown on the final approved plans	X
Complete hardscape as shown on the final approved plans	X
Telephone service to main demarcation room from local exchange carrier, size / quantity will be consistent with existing buildings	X
Domestic sanitary sewer connection to street	X
Lab waste connection from meet-me point in designated location to main sewer, including sample port	X
Roof storm drainage	X
Electrical service from exterior to main switch room	X
Gas service from exterior to main distribution point within the building	X
Domestic water service to Building	X
Fire protection water service to Building	X
Street landscaping and hardscaping	X
Ground mounted exterior monument sign (if requested by Ionis)		X

STRUCTURE
Structural steel frame, concrete on metal deck - 125 psf Live Load and 15 psf Dead Load everywhere, except at roof area within mechanical screening where it should be 150 psf Live Load	X
Structural enhancements for specific Tenant loads		X
Structural enhancements for tenant required vibration criteria greater than 125psf or better performing than 8,000 MIPS		X
Structural framing dunnage above roof for Base Building mechanical equipment	X
Structural framing stubs through roofing for future Tenant framing dunnage platforms	X
Structural framing dunnage above roof for Tenant equipment subject to Landlord review and approval		X
Framed openings for Base Building utility risers	X
Framed openings for Tenant utility risers within Base Building Cores	X
Miscellaneous metals items and/or concrete pads for Base Building equipment	X
Miscellaneous metals items and/or concrete pads for Tenant equipment (subject to LL review and approval)		X
Seismic Anchorage of Tenant equipment, as required by local code		X
ROOFING
Complete Roofing System	X
Roofing penetrations for Base Building equipment/systems	X
Roofing penetrations for Tenant equipment/systems (subject to LL review and approval). Must be installed by a qualified, manufacturer approved roofing contractor to maintain applicable warranty.		X
Walkway pads to Base Building equipment	X
Walkway pads to Tenant equipment (subject to LL review and approval)		X
EXTERIOR
Building Exterior Envelope Systems including glazed curtain wall	X
Structural glazing and herculite door at main entry lobby to match campus aesthetic	X
Loading dock overhead door(s)	X
Penthouse or roof screen enclosure for Base Building rooftop equipment	X
Penthouse or roof screen enclosure for Tenant rooftop equipment (subject to LL review and approval)		X
COMMON AREAS
Accessible main entrance with security hardware	X
First floor finished lobby consistent with a Class A Building		X
Building Exterior security systems - Infrastructure for base building entrances to be included in core/shell	X
Building Exterior security systems - Devices / card readers to be tenant supplied (if requested by tenant)		X
Core area toilet rooms with Class A finishes.	X
Interior signage for all Base Building rooms (as required by Code)	X
Interior wayfinding signage, building directory, room ID signage		X
Loading dock area with dock leveler(s), 48” minimum high at raised position	X
Tenant Storage room demising barriers & signage		X
ELEVATORS
Building Passenger Elevators serving all occupied floors, with 3500# capacity	X

One (1) 5000# Freight Elevator serving all occupied floors of the building	X
WINDOW TREATMENT
Provided by tenant, to meet building standard (subject to LL review and approval)		X
TENANT AREAS
Core and shell fire-rated partitions (constructed with base building)	X
Control Area fire ratings can be added to core/shell work through a tenant change if required, subject to Work Letter provisions governing changes.		X
Interior partitions, chemical compartmenalization / lab suite demising partitions		X
Additional toilet rooms within Tenant Premises		X
Tenant Premises HVAC and Plumbing Rooms		X
Electrical closets within Tenant Premises		X
Tel / data rooms for interconnection with Tenant tel / data		X
Interconnecting stairs within tenant spaces (Other than Fire Stairs, subject to LL review and approval)		X
Tenant kitchen areas (subject to LL review and approval)		X
Partitions, ceilings, flooring, column covers, painting, finishes, doors, frames, hardware, millwork, casework and buildout		X
Fixed and movable casework		X
Laboratory equipment including, but not limited to, biosafety cabinets, autoclaves, glasswashers and bioreactors		X
Chemical fume hoods, bench fume hood and lab casework		X
All interior signage for Tenant Premises (subject to LL review and approval)		X
Sound attenuation upgrades for Tenant Premises to comply with Tenant acoustical criteria and design of Tenant Areas		X
FIRE PROTECTION
Fire service entrance including fire department connection, alarm valve, back flow protection, and fire pump.	X
Base Building area distribution piping shall have finished type sprinklers Tenant shell spaces shall have upturned heads (designed for Ordinary Hazard).	X
Standpipes, distribution and hose connections within egress stairs, and lobby. Stair distribution piping and sprinkler heads	X
All run outs, drop heads, and related equipment within Tenant Premises		X
Modification of sprinkler piping and head locations to suit Tenant layout and hazard index		X
Specialized extinguishing systems including FM200 or pre-action dry-pipe systems within Tenant premises		X
Fire extinguisher cabinets		X
Fire extinguisher cabinets within Tenant Premises		X
Additional hose connections within Tenant Premises if desired by Tenant, including distribution piping (subject to LL review and approval)		X
PLUMBING
Domestic water service with backflow prevention and Base Building risers	X
Base Building restroom plumbing fixtures compliant with accessibility requirements	X
Domestic water distribution within Tenant Premises including reduced pressure backflow preventer		X

Additional tenant restroom plumbing fixtures within tenant premises compliant with accessibility requirements (in addition to those provided by the Base Building and subject to LL review and approval)		X
Storm drainage system	X
Sanitary waste and vent service for Core Restroom areas	X
Sanitary waste and vent service within Tenant Premises		X
Non-potable cold water risers for lab use including water booster system and reduced pressure backflow preventer	X
Non-potable water distribution within Tenant Premises		X
Hot water generation for Base Building restrooms	X
Lab waste and vent pipe risers	X
Lab waste and vent pipe distribution serving Tenant Premises including test trap for future monitor on tenant lab waste runouts and development of Ionis specific SOP for waste		X
Future two stage active pH neutralization system to be planned during C&S design. Will not be installed Day 1 but space planning needs to be achieved	X
Non-potable hot water generation for Tenant use		X
Tenant lab air compressor		X
Compressed air piping risers (if required due to location of tenant compressor)		X
Compressed air pipe distribution within Tenant Premises for specific points of use		X
Tenant lab vacuum system		X
Lab vacuum pipe risers (if required due to location of vacuum pumps)		X
Lab vacuum pipe distribution within Tenant Premises for specific points of use		X
Tepid water generation and risers	X
Tepid water pipe distribution and emergency fixtures within Tenant Premises		X
Pure water generation/distribution system		X
Pure water pipe risers & distribution within tenant spaces		X
Manifolds, piping, and other requirements including cylinders, for lab gases, not specifically mentioned above		X
NATURAL GAS
Natural gas service to Building	X
Natural gas service to Base Building boilers	X
Natural gas service, pressure regulator and meter for Tenant equipment, vent to roof		X
Natural gas piping from Tenant meter to Tenant Premises or Tenant equipment area		X
Natural gas pipe distribution within Tenant Premises		X
HEATING, VENTILATION, AIR CONDITIONING
Main electric room ventilation system	X
Central Heating Plant	X
Hot water pipe risers	X
Hot water pipe distribution within Tenant Premises		X
Reheat coils within Tenant Premises		X
Reheat coils within Base Building areas	X
Building Management System (BMS) for Base Building, expandable to include Tenant System. Tenant spec to be provided	X		Spec to be provided by Tenant at least 30 days prior to finalization of construction documents

BMS (compatible with Landlord’s system) within Tenant’s Premises monitoring Tenant infrastructure (subject to LL review and approval).		X
Restroom exhaust for Base Building area restrooms	X
Restroom exhaust for new restrooms built within Tenant Premises		X
Electric room ventilation system for Base Building electrical closets	X
Electric room ventilation system for electrical closets within Tenant Premises		X
Chemical storage room ventilation and exhaust systems in base building areas (if needed by Tenant)		X
Chemical storage room ventilation and exhaust systems in tenant areas		X
Sound attenuation for Base Building equipment to comply with Zoning Ordinance	X
Sound attenuation for Tenant equipment to comply with Zoning Ordinance		X
Additional/ dedicated cooling equipment for Tenant requirements		X
Central chilled water plant	X
Chilled water distribution to Base Building AHU’s	X
Cooling towers, supporting condenser water pumps and Process condenser water pipe risers piping, space cooling/heating and supplemental cooling.	X
Condensor water piping for space heating/cooling and supplemental cooling within Tenant Premises..		X
BTU meters on hot water, chilled water and condenser water runouts to tenant heat pumps, and reheat coils and radiation compatible with and tied back to Landlord BMS Metering System (if requested by tenant)		X
100% outdoor air supply air handling units with prefilters, final filters, chilled water coils, hot water coils		X
Supply air duct risers		X
Airflow measuring station on supply air takeoff to tenant duct distribution compatible with and tied back to Landlord BMS Metering system		X
Supply air duct distribution, VAV terminals or fan coils, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises • Office: 0.2 CFM / SF • Lab: 2.0 CFM / SF		X
Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Base Building areas	X
Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises		X
Exhaust air high plume dilution fans	X
Exhaust air duct risers suitable for general laboratory work	X
Specialty exhaust air duct risers and associated dilution fans for tenant needs (shaft space provided by LL)		X
Exhaust air duct distribution, exhaust air valves, equipment connections, insulation, air terminals, dampers, hangers, etc. within Base building Areas	X

Exhaust air duct distribution, exhaust air valves, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises (up to maximum 2.0 CFM/SF)		X
RO/DI water system for tenant use		X
ELECTRICAL
Primary service feed from Utility Company, electrical service switchboards and related Base Building equipment	X
480/277V bus risers in electrical closets for Tenant connection	X
Life safety generator - Base Building to provide 5 watts/sf of lab area for standby power. Sound attenuation as required by Zoning Ordinance.	X
Bus plug, meter socket, utility meter, and disconnect for bus tie in	X
Standby power distribution within Tenant Premises		X
Lighting and power distribution for Base Building areas	X
Lighting and power distribution for Tenant Premises		X
Life safety emergency lighting/signage including panels and circuit breakers for Base Building areas	X
Life safety emergency lighting/signage for Tenant Premises		X
Tenant panels, transformers, etc. supporting Tenant Premises		X
Allocation of normal bus power for Tenant use (w/USF): • Office Power & Lighting: 6.5w / SF • Lab Power & Lighting: 15w/ SF	X
Standby natural gas generator for Tenant, including sound attenuation as required by Zoning Ordinance (subject to LL review and approval)		X
Automatic transfer switches for Tenant stand-by power load and stand-by power distribution		X
FIRE ALARM
Base Building expandable voice annunciated fire alarm system with devices within Base Building areas	X
Base building equipment requiring Fire Alarm Interface such as Air Handler Duct Smokes, Floor Dampers	X
Bi-Directional Radio Antenna for Fire Fighter Communications	X
Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system		X
Alteration to fire alarm system to facilitate Tenant program		X
TELEPHONE/DATA
Underground local exchange carrier service to primary demarcation room	X
Tel/data riser closet	X
Vertical pathways from primary demarcation room to Tel/Data riser closets on each floor	X
Tenant tel/data rooms		X
Pathways from Tel/Data riser closets into Tenant Premises (subject to LL review and approval)		X
Tel/data cabling including copper and fiber-optic (from demarcation rooms to Tenant Premises tel/data rooms including vertical risers)		X
Tel/data infrastructure including, but not limited to, servers, computers, phone systems, switches, routers, MUX panels, racks, ladder racks, HVAC, etc.		X
Provisioning of circuits and service from service providers		X
Audio visual systems and support		X
Station cabling from Tenant tel./data room to all Tenant locations, within the suite and exterior to the suite, if needed		X

Common area and exterior area WIFI coverage	X
Tenant area WIFI coverage		X
SECURITY
Card access to Building entries, elevators and stairs		X
Card access into or within Tenant Premises on separate Tenant installed and managed system		X
Video camera coverage of exterior premises including building entries and loading dock, compatible with and integrated into Tenant security system. (if requested by tenant)		X
Video camera coverage of Tenant Premises on separate Tenant installed and managed system (if requested by tenant)		X

SCHEDULE 3

DEVELOPMENT SCHEDULE

[TO BE ATTACHED]

SCHEDULE 4

TENANT IMPROVEMENT DESIGN MILESTONES

100% Schematic Design	March 7, 2023

100% Design Development	May 1, 2023

85% Construction Documents (Permit Submittal)	July 3, 2023

100% Construction Documents	August 4, 2023

SCHEDULE 5

TENANT IMPROVEMENT PROGRAM

The program for the Tenant Improvements shall be compatible in all respects with the Fundamental Requirements, provide for the improvements necessary for full occupancy of the Premises, and otherwise be consistent with first-class office and laboratory use, with ancillary uses as permitted pursuant to the Permitted Use. The Tenant program shall provide for fit and finishes consistent with, or of a better quality than, Tenant’s existing office and laboratory premises located at 2855 Gazelle Ct., Carlsbad, California. The fit plan attached is representative of the scope and nature of the Tenant Improvements.

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SCHEDULE 6

PRELIMINARY BUDGET

Cost Item	Ref	Preliminary Estimate	$PSF
Land Acquisition		33,000,000	200
Closing Costs Allocation		330,000	2
Soft Costs		8,352,652	51
Hard Costs		94,878,874	576
Landlord Tenant Improvement Allowance		41,208,250	250
Development Fee(1)		3,921,111	24
Oxford Overhead		1,300,000	8
Operating Shortfall		2,607,603	16
Financing Costs		12,407,982	75
Total Budget	(A)	198,006,472	1,201

SCHEDULE 7

DELIVERY CONDITION

1.	The Building becomes “dried in” meaning that is a water tight shell.

2.	As part of Tenant’s schematic document submission to Landlord for the Tenant Improvements, Tenant shall identify any locations (not to exceed a reasonable number) where Tenant desires to place deck inserts on each floor of the Premises to accommodate Tenant’s internal staircases or similar, customary items consistent with comparable first- class buildings used for life sciences purposes. Landlord shall cooperate and collaborate with Tenant to allow for the installation of such approved deck inserts, if any, prior to the occurrence of Delivery Condition, subject to agreeing with Tenant on the minimum amount of Tenant Delay resulting from the same and the other terms and conditions of the Work Letter.
3.	Tenant shall have safe and reasonably efficient access to the work site.
4.	Installation of floors should be sufficiently complete to allow layout to begin of floor surfaces, column lines, control lines or (to the extent applicable) Trimble reference points. Any stored material for Landlord’s Construction Work (including turnover attic stock) must be located outside of the building (on site), or in an area or areas on each applicable floor designated by the General Contractor that permit the orderly progress of Tenant Improvements.
5.	Site access is available, as reasonably designated by the General Contractor, for efficient material delivery and Building loading.
6.	Site access is available for the Tenant Improvement contractor and subcontractor’s construction trailer (if applicable) and laydown space in a location reasonably designated by the General Contractor.
7.	Permanent electrical service is available to the Premises and Building, with sufficient capacity to power small tools, temporary lighting and equipment to provide temporary ventilation/heating to perform the Tenant Improvements using normal means of power use. Electrical rooms within the Premises to be constructed as part of the Landlord’s Construction Work are accessible for performance of the Tenant Improvements, should Tenant Improvements be required in those areas.
8.	Tenant’s Contractor has ability to terminate electrical wires in electrical panels installed as part of the Landlord’s Construction Work.
9.	All base Building shafts within the Premises are installed.
10.	Tenant’s contractor is able to use fire stairs to travel to and from the street level and between each Tenant floor. Use of stairs subject to coordination with Landlord’s completion of finishes and inspections of the stairs. Completion of and ability to connect Landlord-provided wet stacks (vent, sanitary, storm) to the extent included within Landlord’s Construction Work, subject to any required government approvals.
11.	Fire Life Safety systems (fire sprinkler, fire alarm) are complete and able to be tied into by the Tenant Improvement contractor.

12.	At least one elevator is available for Tenant Improvement contractor use in coordination with the General Contractor.

Schedule 8

Minimum Vertical MEP Infrastructure Standards

Must include the following:

Tenant will size the following spaces to accommodate equipment for a 50/50 lab office ratio given the “Typical San Diego Life Science Tenant MEP Performance Table” set forth below for the following areas: service yard for generator; sizing for main electrical room; floor level electrical room sizing and risers; plumbing site connections for sanitary, storm, domestic water and natural gas (if code allows); plumbing room sizing; service yard sizing for cooling towers; mechanical room sizing for chillers, boilers and air handling units; roof area allocated for MEP equipment; mechanical shaft sizes/locations – supply air, lab exhaust air, restroom exhaust and office return air.

Tenant agrees to meet the typical 50/50 lab office ratio minimum for cooling tonnage listed in the “Typical San Diego Life Science Tenant MEP Performance Table” (1163 tons), which includes sizing of the chillers, cooling tower/s, chiller pumps, chill water piping (upstream of the air handling units), insulation and associated electrical services to the equipment listed above.

Tenant agrees to meet the typical 50/50 lab office ratio minimum for heating loads listed in the “Typical San Diego Life Science Tenant MEP Performance Table” (5830 MBH), which includes sizing of heating hot water boilers, heating hot water pumps, heating hot water piping (upstream of the air handling units), insultation and associated electrical services to the equipment listed above.

May include the following (“Tenant Optional MEP Infrastructure”):

Tenant may, but shall not be required to, meet the minimum supply and exhaust CFM/SF per the “Typical San Diego Life Science Tenant MEP Performance Table”. All ductwork and its insulation, air handling units, and exhaust fans will be sized to meet the TI Plans.

Typical San Diego Life Science Tenant MEP Performance Table

	CFM/SF (Supply)	CFM/SF (Exhaust)	Heating Loads (MBH)	Cooling Tons
Typical 40/60 Lab Office Ratio	1.52	0.93	5357	1040
Typical 50/50 Lab Office Ratio	1.6	1.15	5830	1163

To the extent that the Approved Core and Shall Plans do not contain any of the Tenant Optional MEP Infrastructure, then Landlord shall have the option to either (1) on or before the first to occur of (x) the date that is 90 days following the Tenant’s final approval of the Approved Core and Shell Plans or (y) the date that is fifteen (15) days following Tenant’s delivery of the schematic design phase of the TI Plans to Landlord, notify Tenant in writing of Landlord’s election pursuant to this clause (1) and thereafter cause the Architect to modify the Approved Core and Shell Plans to include such Tenant Optional MEP Infrastructure as Landlord may elect and the General Contractor to construct the same as part of the Landlord’s Construction Work (but such costs shall not be included within the Construction Costs) (any such changes being deemed to be Shell and Core Permitted Changes), or (2) notwithstanding anything in the Lease to the contrary, in the event that the Lease terminates prior to the scheduled expiration date, draw on the Letter of Credit in whole or in part, as Landlord elects, from time to time and use the funds so drawn to design and construct all or any part of the Tenant Optional MEP Infrastructure not included within the Approved Core and Shell Plans. The provisions of this paragraph shall survive the termination or earlier expiration of the Lease.

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease Agreement (the “Lease”) made and entered into as of _________,with LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company, as Landlord, for the Building, land, and parking facilities located at 2850, 2855 & 2859 Gazelle Court, Carlsbad, California (the “Premises”), certifies as follows:

1.          Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the leasing of the Premises. Capitalized terms used but not defined herein have the meanings ascribed to them in the Lease.

2.          The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Term commenced on _____________, 20___.

3.          The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A. Tenant is not entitled to receive any concession or benefit (rental or otherwise) or other similar compensation in connection with leasing the Premises other than as set forth in the Lease.

4.          Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows __________________________.

5.          Rent became payable on ______________, 20___.

6.          The current Term expires on ______________, 20___.

7.          The Lease is enforceable and neither Tenant nor, to Tenant’s actual knowledge, Landlord is in default thereunder except as follows: _______________________. Without limiting the foregoing, (i) all construction and installation of tenant improvements required to be performed by or paid by Landlord under the Lease have been completed and paid and (ii) there are no unpaid allowances or rental concessions payable or creditable to Tenant which have not been paid or credited in full, except as follows: _______________________.

8.          No rental has been paid in advance.

9.          As of the date hereof, Tenant has no presently exercisable defenses or offsets which preclude enforcement of the Lease by Landlord except as follows: _________________.

10.        All monthly installments of Base Rent, Additional Rent, and Taxes have been paid when due through _____________. The current monthly installment of Base Rent is $_____________.

11.        Except for the Right of First Negotiation granted to Tenant pursuant to Article 11, Tenant does not have any option to purchase or right of first refusal or first offer to purchase the Premises, or any portion thereof, or any interest therein and the only interest of Tenant in such property is as the Tenant under the Lease.

12.        The amount of the Security Deposit held by Landlord, to secure Tenant’s performance under the Lease is _____________ Dollars ($__________). No portion of the Security Deposit has been utilized or applied by Landlord.

13.        Tenant is not the subject of any bankruptcy, insolvency, debtor’s relief, reorganization, receivership or other similar proceeding.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord’s prospective mortgagee, trust deed holder or a prospective purchaser or investor, and acknowledges that it recognizes that if same is done, in addition to Landlord, said mortgagee, prospective mortgagee, trust deed holder or prospective purchaser or investor will be relying upon the statements contained herein in making the loan or acquiring the Premises, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this Estoppel Certificate is a condition of making the loan or acquisition of the Premises.

If Tenant is a corporation, limited liability company or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California, if required by law, and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Tenant, by providing this Estoppel Certificate, does not waive (i) any of its claims, defenses, offsets, or rights against Landlord discovered after the date hereof, or (ii) any of Tenant’s rights first arising after the date hereof provided by any federal, state or local laws, ordinances, rules and regulations, court orders, governmental directives and governmental orders and all interpretations of the foregoing.

Nothing in this Estoppel Certificate shall be deemed to amend, modify or alter the Lease and in the event of any conflict between the Lease and this Estoppel Certificate, the Lease shall prevail. This Estoppel Certificate is delivered in good faith and shall not subject Tenant or the individual signatory to any liability (other than estoppel effect) for any purpose, including, without limitation, damages for inaccuracies, errors or omissions, except to the extent resulting from fraud or an intentional and material misstatement of fact.

[Remainder of page intentionally left blank]

Executed at ____________on the _______ day of ________________, 20____.

“Tenant” IONIS PHARMACEUTICALS, INC., a Delaware corporation
By:
Name:
Title:
Date Signed:

EXHIBIT D

FORM OF MEMORANDUM OF LEASE

This Memorandum of Lease (this “Memorandum of Lease”) is made as of this [    ]day _____ of [ ______] , 20__, by and between LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company with its principal mailing address of [__] (“Landlord”), and IONIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal mailing address of [ ____________ ] (“Tenant”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Lease (as defined below).

1.          Premises. Landlord owns and leases, demises and grants to Tenant, and Tenant leases from Landlord, that certain real property located at 2850, 2855 & 2859 Gazelle Court, Carlsbad, California, 92010, as more particularly described on Schedule A attached hereto and made a part hereof (the “Leased Premises”) pursuant to the terms, covenants and conditions of that certain Lease Agreement dated as of ____________, 20__ (the “Lease”). Capitalized terms used herein shall have the same meaning as set forth in the Lease, except to the extent such terms are specifically defined in this Memorandum of Lease.

2.          Term. The initial Term of the Lease shall be for a period of fifteen (15) years commencing on [ _________], [20__] and expiring on the last day of the one hundred eightieth (180th) full calendar month next following such date.

3.          Option to Extend. Landlord grants to Tenant the option to extend the term of the Lease at the expiration of the Initial Term for two (2) successive periods of five (5) years each, aggregating twenty (10) years. Each such renewal option must be exercised no later than twelve (12) months prior to the expiration of the initial Term or the then-current Renewal Term.

4.          Successors and Assigns. The conditions and provisions hereof shall inure to the benefit of and shall be binding upon Landlord, Tenant, and their respective successors and assigns, and shall run with the land.

5.          Memorandum. The rentals to be paid by Tenant and all of the obligations and rights of Landlord and Tenant are set forth in the Lease. This Memorandum of Lease is merely a memorandum of the Lease and is subject to all of its terms, conditions and provisions. In the event of any inconsistency between the terms of the Lease and this Memorandum of Lease, the terms, covenants and conditions of the Lease shall prevail.

6.          Counterparts. This Memorandum of Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same document.

[No further text on this page. Signature page to follow.]

IN WITNESS WHEREOF, Landlord has caused its duly authorized officer to execute this Memorandum of Lease as of the date first noted above.

LANDLORD: LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company

By: ______________________________________ [SEAL]
Name: ___________________________________
Title:_____________________________________

STATE/COMMONWEALTH OF _________________)

CITY/COUNTY OF _________________)

On the __ day of                      in the year 20__, before me, the undersigned, a Notary Public in and for said state, personally appeared                                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed this instrument.

Notary Public

My Commission Expires:______________________________

IN WITNESS WHEREOF, Tenant has caused its duly authorized officer to execute this Memorandum of Lease as of the date first noted above.

TENANT: IONIS PHARMACEUTICALS, INC., a Delaware corporation

By :______________________________________
Name: ___________________________________
Title:_____________________________________

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) §
County of_________________________	)

On ______________________, before me, ______________________________ a Notary Public, personally appeared ___________________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct

WITNESS my hand and official seal.

________________________________________

Signature of Notary

(Affix seal here)

Schedule A to
Memorandum of Lease

[to be attached]

EXHIBIT E

FORM OF SNDA

WHEN RECORDED MAIL TO

Attention: _________________________________

SPACE ABOVE THIS LINE FOR RECORDER’S USE

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (hereafter referred to as “Agreement”) made as of _______________, 2022, by and between ______________, having an address at , as administrative agent (with its successors or assigns, “Agent”) for itself and certain lenders now or hereafter party to the Loan Agreement (as hereinafter defined) (the “Lenders”), ______________, a ______________, having an address of _____________ (“Tenant”) and _____________, a ______________, having an address at __________ (“Landlord”).

The Lenders have made a loan to Landlord in the maximum principal amount of $______________ in accordance with the terms of that certain [Loan Agreement] dated as of __________, 2022 (the “Loan”), by and among Landlord, Agent and Lenders (as the same may hereafter be amended, reinstated, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”),

Pursuant to the Loan Agreement, the Agent, for the benefit of the Lenders, is the holder of a certain [Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Fixture Filing] (as the same may be amended, extended, supplemented or otherwise modified or restated from time to time, the “Security Instrument”) granted by Landlord to Agent, for the benefit of the Lenders, and recorded in the official records of San Diego County, California, which constitutes a first lien against the real property described on Schedule A attached hereto and the improvements thereon or to be constructed thereon (the “Property”).

Tenant has entered into a lease with Landlord dated as of __________, 2022 (the “Lease”) covering all of the Property (the “Premises”). All capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Lease.

For mutual consideration, including relying on the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Agent, Landlord and Tenant agree as follows:

1.          Subordination of Lease. Subject to the terms of this Agreement, the Lease and all of Tenant’s right, title, and interest in and to the Property thereunder (including, but not limited to, any option to purchase, right of first refusal to purchase, or right of first offer to purchase the Property or any portion thereof) is and shall be subject and subordinate to the Security Instrument and to all present and future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations, replacements and extensions thereof, to the full extent of the principal amount and other sums secured thereby and interest thereon, so that at all times the Security Instrument shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth in this Agreement. Such subordination shall have the same force and effect as if the Security Instrument and such renewals, modifications, consolidations, replacements and extensions of the Security Instrument had been executed, acknowledged, delivered and recorded prior to the Lease, all amendments or modifications of the Lease, and any notice of the Lease.

2.          Attornment. Tenant will attorn to and recognize: (i) Agent (including for this purpose any transferee or nominee of Agent), whether as mortgagee in possession or otherwise; or (ii) any purchaser at a foreclosure sale under the Security Instrument; or (iii) any transferee that acquires possession of or title to the Property (whether by acceptance of a deed in lieu of foreclosure or otherwise); or (iv) any successors and assigns of such purchasers and/or transferees (each of the foregoing persons or entities described in clauses (i) through (iv) above, a “Successor”), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease upon the terms and conditions set forth in the Lease (as affected by this Agreement), and Tenant shall pay and perform in favor of Successor all of the obligations of Tenant under the Lease as if Successor were the original lessor under the Lease. Such attornment shall be effective and self- operative without the execution of any further instruments by any party hereto; provided, however, that Tenant will, upon request by Agent or any Successor, execute a reasonable written agreement attorning to Agent or such Successor, which agreement shall, in any event, be subject to the terms and provisions of this Agreement.

3.          Non-Disturbance. So long as the Lease is in effect and Tenant complies with Tenant’s obligations under this Agreement and is not in default (beyond the expiration of any applicable cure period) under the Lease, Agent and any Successor (i) will recognize the Lease and Tenant’s rights and options under the Lease as the tenant of the Premises for the remainder of the term of the Lease (as affected by this Agreement), including any extension options, if exercised, and (ii) will not disturb Tenant’s use, possession and quiet enjoyment of the Premises, nor will Tenant’s rights under this Lease be impaired (except as provided in this Agreement), and (iii) shall not name or join Tenant as a defendant in any foreclosure action, sale under a power of sale or transfer in lieu of the foregoing (collectively, a “Foreclosure”) unless a joinder is required by law to perfect a Foreclosure or other remedy, but then only for such purpose and not for the purpose of terminating the Lease.

4.          Assignment of Leases. Tenant acknowledges that it has been advised that Landlord has assigned the Lease and the rents thereunder to Agent, for the benefit of the Lenders, pursuant to the Security Instrument. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Agent solely as security for the purposes specified in the Security Instrument, and, on account of the Security Instrument, Agent shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of the Security Instrument or by any subsequent receipt or collection of rents thereunder, unless Agent shall specifically undertake such liability in writing. The foregoing agreement by Tenant shall not adversely affect any rights of Tenant under the Lease with respect to the Landlord in the event of nonperformance by Landlord, subject to the terms of this Agreement. Tenant agrees that if Agent, pursuant to the Security Instrument, and whether or not it becomes a mortgagee in possession, shall give written notice to Tenant that Agent has elected to require Tenant to pay to Agent the rent and other charges payable by Tenant under the Lease, Tenant shall (without any duty to inquire as to the enforceability or validity of Agent’s notice) until Agent shall have canceled such election in writing, thereafter pay to Agent all rent and other sums payable under the Lease and such payments to Agent shall be treated as payments made under the Lease. Any such payment shall be made notwithstanding any right of setoff, defense or counterclaim which Tenant may have against Landlord, or any right to terminate the Lease. Landlord authorizes and directs Tenant to immediately and continuously make all such payments at the direction of Agent, releases Tenant of any and all liability to Landlord for any and all payments so made, and agrees that payments actually made by Tenant to Agent shall be credited towards the amounts due under the Lease.

5.          Limitation of Liability. In the event that Agent (including for this purpose any transferee or nominee of Agent) or any other Successor succeeds to the interest of Landlord under the Lease, or title to the Property, then none of Agent, any Lender or any Successor shall be: (i) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior landlord under the Lease; provided, that, nothing in this clause being deemed to relieve Agent or any Successor of an ongoing default on the part of Landlord with respect to repair and maintenance of the Premises that first arose prior to such succession, provided that Tenant notified Agent of such default in accordance with Section 7 of this Agreement and Agent failed to cure same and Agent or any Successor shall have the obligation to cure such ongoing repair and maintenance defaults on the part of Landlord that continue from and after Successor succeeds to the rights of Landlord under the Lease, regardless of when such default or obligation from arose, provided that Tenant notified Agent of such default in accordance with Section 7 of this Agreement and Agent failed to cure same; (ii) responsible for any monies (including security deposits) owing by or on deposit with (or any letter of credit on deposit with) Landlord to the credit of Tenant (except to the extent any such deposit or letter of credit is actually received by Agent or such Successor, as applicable); (iii) subject to any defense, counterclaim or setoff which theretofore accrued to Tenant against any prior landlord; provided, however, that the foregoing shall not limit Tenant’s right to exercise against Agent or such Successor any offset right otherwise available to Tenant because of events occurring after the date of succession and attornment; (iv) bound by any termination, amendment or modification, or assignment/subletting of the Lease after the date hereof (unless Agent expressly approved in writing such termination, amendment or modification, or assignment or subletting or the same does not require the Agent’s approval pursuant to the terms of the Loan Agreement) of the Lease (provided that, (A) as it relates to any assignments/subletting of Lease undertaken in connection with the terms and provisions set forth in the Lease, Agent shall have the same approval rights as the Landlord has with respect to same and (B) no such approval shall be required with respect to amendments solely evidencing the exercise of Tenant’s option to extend the Lease and assignments or sublets that do not require the consent of the Landlord pursuant to the terms of the Lease); (v) bound by any previous prepayment of rent for more than one (1) month of the date due, which was not approved in writing by Agent ;(vi) required after a fire, casualty or condemnation of the Property or Premises to repair or rebuild the same to the extent that such repair or rebuilding requires funds in excess of the insurance or condemnation proceeds specifically allocable to the Premises and arising out of such fire, casualty or condemnation which have actually been received by Agent, and then only to the extent required by the terms of the Lease (Agent acknowledging that the exercise by Tenant of its remedies pursuant to Article 9 of the Lease are unaffected by the provisions of this clause (vi)), (vii) be liable for or incur any obligation with respect to any representations or warranties made by Landlord under the Lease; (viii) liable beyond Agent’s, such Lender’s, or such Successor’s, as applicable, interest in the Property and in the rents, proceeds and profits therefrom; or (ix) except as expressly provided below, responsible for any obligation of Landlord to undertake or complete any work or fund any allowance for tenant improvements.

Furthermore, notwithstanding anything to the contrary contained in this Agreement (except as set forth in the immediately following paragraph) or the Lease, no Agent, Lender or Successor shall have any obligation to undertake or complete any of the Landlord’s Construction Work (as defined in the Lease) or advance the TI Allowance (as defined in the Lease) after it succeeds to the interest of Landlord under the Lease or title to the Property (collectively, the “Landlord Work Obligations”).

[Only applicable prior to the occurrence of Substantial Completion under the Lease:] Notwithstanding the foregoing, if the Landlord Work Obligations have not been fulfilled in accordance with the terms and provisions of the Lease, then Agent or Successor (as applicable) shall have thirty (30) days from the earlier of the date on which either of the following occur (the “Succession Date”): (i) Agent or any Successor (as applicable) provides written notice to the Tenant that Agent or Successor (as applicable) has succeeded to the interest of Landlord under the Lease, or (ii) Agent or Successor (as applicable) has taken title to the Property, to send written notice (the “Intention Notice”) to Tenant stating whether or not Agent or such Successor intends to fulfill the remaining Landlord Work Obligations under the Lease (which may include fulfillment of the obligation to complete the Landlord’s Construction Work without fulfilling the obligation to fund the TI Allowance or vice versa). If and to the extent in such Intention Notice Agent or such Successor (as applicable) states that Agent or such Successor intends to be so bound, then such provisions of the Lease shall be binding on the Agent or such Successor (as applicable). If in such Intention Notice Agent or Successor (as applicable) states in writing that it does not intend to be so bound with respect to the Landlord’s Construction Work or fails to timely provide such Intention Notice to Tenant within such thirty (30) day period, then Tenant shall have the right, by giving a notice to the Agent or such Successor (as applicable) (the “Succession Election Notice”) within sixty (60) days following the Intention Notice, or if no Intention Notice has been delivered, within sixty (60) days of the Succession Date, to, subject to compliance with the Tenant Completion Conditions (as defined below), complete the Landlord’s Construction Work at its expense in accordance with the terms and conditions of the Lease (in which case Base Rent shall be determined based on amounts previously expended by Landlord for Construction Costs plus any TI Allowance funded by Agent or such Successor, and otherwise in accordance with the Lease), and if Agent or Successor (as applicable) agreed to complete the Landlord’s Construction Work but declined to fund any remaining TI Allowance, exercise its right pursuant to the Lease to deduct the remaining amount of TI Allowance when due from Base Rent in accordance therewith to the extent the same has been included in the calculation of Base Rent under the Lease, until the full amount of TI Allowance included within the Base Rent is recouped by Tenant (but without the necessity of giving any additional notices to Landlord); and further provided, however, that the Agent or Successor (as applicable) can render any Succession Election Notice null and void and of no force and effect if, within thirty (30) days after the giving of such Succession Election Notice, the Agent or Successor (as applicable) agrees to be bound by the applicable provisions of the Lease. Tenant’s failure to give a Succession Election Notice in the time period required above shall be deemed to be an election pursuant to the [clause (X)]1 of the immediately preceding sentence. To the extent the Tenant delivers the Succession Election Notice, Tenant hereby acknowledges and agrees that the Agent or Successor (as applicable) is released (except to the extent set forth in the Intention Notice and as otherwise expressly set forth in this paragraph) from any and all obligations under the Lease with respect to the Landlord’s Construction Work and the payment of the TI Allowance.

As used herein, the “Tenant Completion Conditions” shall mean, provided that the Lender or Successor (as applicable) has not rendered any Succession Election Notice null and void and of no force and effect, compliance with the following conditions:

(a)          Within thirty (30) days following the delivery of the Succession Election Notice, if Landlord has not completed all of the Landlord Work Obligations, then Tenant shall provide reasonable evidence to Lender that Tenant has sufficient cash and other liquid assets to fulfill the Landlord Work Obligations (“Tenant Funds”);

(b)          Tenant shall have entered into a contract with a person or entity (“Replacement Manager”), which Replacement Manager shall be acceptable to the Lender or Successor (as applicable) as determined in Lender’s or Successor’s (as applicable) reasonable discretion, that is qualified and experienced in the development of properties and construction of improvements which are of similar type and nature to the improvements contemplated to have been constructed by Landlord pursuant to the Approved Shell and Core Plans (as defined in the Lease);

(c)          Tenant shall provide Lender or Successor (as applicable) each month through the completion of the Landlord Work Obligations, with the following: (i) the opportunity for Lender to hold an inspection by Lender’s or Successor’s (as applicable) construction consultant, confirming the work as to which each contractor seeks payment is in compliance with the Approved Shell and Core Plans, (ii) a copy of contractor’s application for payment to Tenant and signed by Tenant’s architect on AIA Forms G702 and G703/G703A or other forms acceptable to Lender or Successor (as applicable) and confirmed by Lender’s or Successor’s (as applicable) inspector, (iii) if requested by Lender or Successor (as applicable), paid invoices or receipts and unconditional statutory lien waivers for all construction work and costs included in the previous request for advance, (iv) if requested by Lender or Successor (as applicable), evidence that any inspection required by any governmental authority has been completed with results satisfactory to that governmental authority, (v) such certifications of job progress by Tenant’s architect, in form satisfactory to Lender or Successor (as applicable), as Lender or Successor (as applicable) may request, and (vi) such other conditions as are contained within the Loan Agreement and customary in the administration of a construction loan of a size and type as the one evidenced by the Loan Agreement;

_____________________

(d)          Tenant shall complete Landlord Work Obligations by [NTD: will be the completion date established under the core/shell contract:] ___________, subject to extensions for Force Majeure;

If Tenant fails to comply with any Tenant Completion Condition, Lender or Successor (as applicable) shall provide Tenant with written notice of Tenant’s failure to comply therewith and if Tenant fails to cure such non-compliance within thirty (30) days of receipt of written notice thereof (or such reasonable additional time if the cure cannot reasonably be completed within such 30-day period and Tenant has commenced to cure such non-compliance within such 30-day period and thereafter diligently pursues such cure), the Lender shall be entitled to either (i) terminate the Lease, without any liability to the Tenant whatsoever, including, without limitation, under the Lease or under this Agreement, or (ii) fulfill the Landlord Work Obligations.

Tenant agrees that any person or entity which at any time hereafter becomes the landlord under the Lease, including without limitation, Agent or any Successor (as applicable), shall be liable only for the performance of the obligations of the landlord under the Lease that arise during the period of Agent’s or such Successor’s ownership of the Premises. Tenant further agrees that any liability of Agent or any Successor under the Lease shall be limited to the interest of Agent or such Successor in the Property and in the rents, proceeds and profits therefrom.

6.          Purchase Rights. Each of the parties hereto acknowledges that pursuant to the Lease, Tenant holds a right of first offer to purchase the property pursuant to Article 11 of the Lease (the “Purchase Rights”). The parties hereto agree that the Purchase Rights shall remain valid and in full force and effect, but subject and subordinate to the lien(s) of the Security Instrument. In the event that Agent or a Successor succeeds to the interest of Landlord under the Lease, such Purchase Rights shall not be extinguished by a Foreclosure; provided, however, that Agent or Successor shall not be bound to the Purchase Rights, and such Purchase Rights shall not apply, with respect to (i) a Foreclosure, including, without limitation, the granting of, foreclosure under, or giving of a deed-in-lieu of foreclosure under, a mortgage or the granting or exercise of any pledge of ownership interests, or (ii) the first subsequent sale of the Property following Agent’s or Successor’s acquisition of title to the Property, but thereafter any successor landlord to Agent or such Successor shall be bound by such Purchase Rights in accordance with the terms of the Lease.

7.          Right to Cure Defaults. Tenant agrees to give to Agent, either by certified U.S. mail (return receipt requested) or overnight courier service (i.e., FedEx), a duplicate of each notice of any default by Landlord under the Lease at the time Tenant gives such notice to Landlord, specifying the nature of such default, and thereupon Agent shall have the right (but not the obligation) to cure such default, and Tenant shall not exercise its remedies under the Lease unless the Tenant first gives such notice to Agent and provides Agent with notice of such default, and an opportunity to cure the same within a period of time that shall be not less than the period of thirty (30) days beyond any period afforded to the Landlord to cure the default under the provisions of the Lease, and a reasonable period of time in addition thereto (i) if the circumstances are such that said default cannot reasonably be cured within such period and Agent has commenced and is diligently pursuing such cure, plus (ii) a reasonable period (not to exceed 270 days unless the cure cannot be effected without Agent taking possession of the Property) during any litigation or enforcement action or proceeding, including a foreclosure, bankruptcy, reorganization, possessory action or a combination thereof provided that Agent or any Successor provides Tenant with written notice of its intent to cure such default and then proceeds diligently to cure Landlord’s default upon acquiring possession of the Premises. It is specifically agreed that Tenant shall not exercise its remedies under the Lease against Agent or any Successor for failure to cure any bankruptcy, insolvency or reorganization default on the part of Landlord, any breach by Landlord of any representation or warranty, or any other breach or default under the Lease that is personal to Landlord or otherwise not reasonably susceptible of cure by Agent or such Successor. Tenant shall accept performance by Agent of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Without limitation on the foregoing, if the Lease is terminated for any reason other than (a) a termination which is effected unilaterally by Tenant in accordance with the express terms of the Lease, (b) the expiration of the term of the Lease, or (c) a termination that occurs in compliance with this Agreement, then upon Agent’s written request given within thirty (30) days after Agent receives written notice of such termination, Tenant shall, within fifteen (15) days after such request, execute and deliver to Agent a new lease of the Premises for the remainder of the term of the Lease, such new lease to be upon all of the same terms, covenants and conditions of the Lease applicable to the remainder of the term of the Lease (as affected by this Agreement).

8.           Tenant’s Agreements. Tenant hereby represents, warrants, covenants and agrees that: (i) Tenant shall not pay any rent under the Lease more than one month in advance of the date due except as expressly required in the Lease with respect to security deposits, operating expenses, taxes and the like; (ii) Tenant shall have no right to appear in any Foreclosure action under the Security Instrument (unless named by Agent in such action, Agent agreeing however not to name Tenant unless required pursuant to applicable laws, and then only for such purposes); (iii) Tenant shall not amend or modify, or assign or sublet, the Lease and Tenant shall have no right to cancel or terminate the Lease, without Agent’s prior written consent (provided that, (x) as it relates to any assignments/subletting of Lease undertaken in connection with the terms and provisions set forth in the Lease, Agent shall have the same approval rights as the Landlord has with respect to same and (y) no such approval shall be required with respect to amendments solely evidencing the exercise of Tenant’s option to extend the Lease and assignments or sublets that do not require the consent of the Landlord pursuant to the terms of the Lease), and any attempted amendment or modification, assignment or subletting, cancellation or termination of the Lease in violation of the foregoing shall be of no force or effect as to Agent; (iv) Tenant shall not subordinate the Lease to any lien or encumbrance (other than the Security Instrument) without Agent’s prior written consent; (v) except as expressly set forth in Section 6, above, Tenant has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property, or any portion thereof or any interest therein, and to the extent that Tenant hereafter acquires any such additional rights or options, the same is hereby acknowledged to be subject and subordinate to the Security Instrument and is hereby waived and released as against Agent and any Successor, (vi) Tenant shall promptly, to the same extent and within the same time period required by the Lease, deliver to Agent, from time to time, a written estoppel statement in the form, and with the certifications, required by the Lease; (vii) this Agreement supersedes and satisfies any requirement in the Lease relating to the granting of a non-disturbance agreement or providing for subordination of the Lease; (viii) Tenant is the sole owner of the leasehold estate created by the Lease; (ix) the interest of Landlord under the Lease is assigned to Agent solely as security for the obligations secured by the Security Instrument, and neither Agent nor the Lenders shall have any duty, liability or obligation under the Lease or any extension or renewal thereof, unless Agent either (a) specifically undertakes such liability in writing, or (b) subject to the express terms of this Agreement, Agent becomes a Successor; (x) if this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor, including upon any attornment pursuant to this Agreement; and (xi) upon Agent’s transfer or assignment of Agent’s interests in the Loan, the Lease (or any new lease executed pursuant to this Agreement), or the Property, Agent shall be deemed released and relieved of any obligations under this Agreement, the Lease (or any new lease executed pursuant to this Agreement), and with respect to the Property.

9.           Authority. Each of Landlord, Agent, and Tenant warrants and represents to the other parties hereto that it has duly executed and delivered this Agreement and that the execution, delivery and performance by it of this Agreement (i) are within its powers, (ii) have been duly authorized by all requisite action, and (iii) do not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which it is a party or by which it or any of its property is bound.

10.         Miscellaneous.

Section 10.1 The provisions hereof shall be binding upon and inure to the benefit of Tenant and Agent and their respective successors and assigns, the term “Agent” as used herein includes any successor or assign of the named Agent herein, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Agent’s consent to any assignment or other transfer by Landlord in any instance where Agent’s consent to such assignment or transfer is required hereunder, under the Security Instrument or under any other document executed in connection therewith.

Section 10.2 Any notices, demands or requests to be given under this Agreement shall be in writing and shall be deemed sufficiently given if served personally or upon the first to occur of receipt or the refusal of delivery if mailed by United States certified mail, return receipt requested, postage prepaid, or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to the Primary Address of Landlord, Tenant, or Agent set forth below, along with copies to the applicable Supplemental Addresses set forth below, or such other address as such party may specify in writing from time to time;

If to Tenant:

Primary Address:

Supplement Addresses:

If to Landlord:

Primary Address:

Supplement Addresses:

If to Agent:

Primary Address:

Supplement Addresses:

Section 10.3 This Agreement may not be changed, terminated, amended, supplemented, waived or modified orally or in any manner other than by an instrument in writing signed by the party against which enforcement of the change, termination, amendment, supplement, waiver or modification is sought.

Section 10.4 The captions or headings at the beginning of each paragraph hereof are for the convenience of the parties and are not part of this Agreement;

Section 10.5 This Agreement shall be governed by and construed under the laws of the State of New York (excluding the choice of law rules thereof);

Section 10.6 This Agreement represents the final agreement between the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties with respect to the subject matter hereof.

Section 10.7 If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.

Section 10.8 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this instrument as of the day and year first above written.

TENANT
___________

By:
Name (Print) ___________________,
Title:

[Acknowledgment to be added]

AGENT:
______________________________

By:
Name (Print) ___________________,
Title:_________________________

[Acknowledgment to be added]

LANDLORD
______________________________

By:
Name (Print) __________________,
Title:_________________________

[Acknowledgment to be added]

Schedule A (to Exhibit E)

PROPERTY DESCRIPTION

EXHIBIT F

FORM OF NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

This Non-Disclosure and Confidentiality Agreement (this “Agreement”) is entered into____________ , 20___ (the “Effective Date”), by and between [                     ], a [                     ], whose address is [                     ] (“Prospective Purchaser”), and Ionis Gazelle, LLC, a Delaware limited liability company, whose address is [                     ] (“Ionis”). Prospective Purchaser and Ionis are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ionis currently leases and occupies that certain real property located on Lots 21 & 22, Whiptail Loop W in Carlsbad, 92010 California (the “Property”) pursuant to that certain Lease Agreement dated as of [                     ], 2022 (the “Lease”), by and between Ionis and LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company (“Landlord”);

WHEREAS, Prospective Purchaser has a bona fide interest in purchasing the Property from Landlord, and may thereby become Ionis’ landlord under the Lease;

WHEREAS, in connection with (i) Prospective Purchaser’s evaluation of a purchase of the Property, and (ii) Prospective Purchaser’s actions as landlord under the Lease, if Ionis shall continue to lease and occupy the Property and in the event Prospective Purchaser purchases the Property (collectively, the “Purpose”), Prospective Purchaser may enter the Property and may gain access to materials and information and observe processes which are non-public, confidential or proprietary in nature; and

WHEREAS, the Parties recognize the critical importance of preserving the non-public, confidential or proprietary nature of any disclosed, observed or exchanged materials and information provided in the course of discussions regarding the Purpose and the Property, and Prospective Purchaser potentially becoming Ionis’ landlord under the Lease.

NOW THEREFORE, the Parties agree, each with the other, as follows:

1.            Confidential Information. Except as set forth in Section 2 below, “Confidential Information” means all non-public, confidential or proprietary information (i) disclosed by or on behalf of Ionis, its Affiliates, or their respective agents, or employees (collectively, the “Ionis Parties”) to Prospective Purchaser, its Affiliates and subcontractors, or their respective agents, employees, or advisors, or any other person or entity providing the services by and through Prospective Purchaser (collectively, the “PTP Parties”), whether disclosed orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” (ii) observed by any of the PTP Parties in entering on to the Property and (iii) as may be observed or obtained by Prospective Purchaser in the course of acting as landlord under the Lease (should Prospective Purchaser purchase the Property and Ionis shall continue to lease and occupy the Property pursuant to the Lease), including, without limitation, Trade Secret Information, any information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Ionis Parties’ businesses and all notes, analyses and other materials prepared by or for the Purpose that contain any of the foregoing. As used in this Agreement, “Trade Secret Information” means all information that is unique to Ionis’ business and that is not commonly known by or available to the public or otherwise known through Prospective Purchaser’s business and that: (i) derives or creates economic value for Ionis’ business, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Ionis Parties’ Trade Secret Information may include, but is not limited to, all confidential information relating to Ionis’ business and operations and in the form of the Ionis Parties’ research and development plans and activities; design plans; compilations of data; product plans; inventions; engineering processes and activity; manufacturing plans, processes and activity; proprietary computer software and programs (including object code and source code); and proprietary computer and database technologies, systems, structures, and architectures.

2.            Exclusions from Confidential Information. the term “Confidential Information” as used in this Agreement shall not include information that:

(a)           at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of any breach of this Agreement by Prospective Purchaser;

(b)          at the time of disclosure is, or thereafter becomes, available to Prospective Purchaser on a non-confidential basis from a third-party source, provided that such third-party is not and was not, to Prospective Purchaser’s knowledge, prohibited from disclosing the information to Prospective Purchaser by any legal, fiduciary or contractual obligation;

(c)           was known by or in the possession of Prospective Purchaser prior to being disclosed by or on behalf of the Ionis Parties pursuant to this Agreement;

(d)          was independently developed by Prospective Purchaser without reference to or use of, in whole or in part, any Confidential Information; or

(e)          Ionis has agreed in writing is free of such obligations.

3.            Confidential Information and Other Property of the Ionis Parties. All Confidential Information shall be deemed the property of the Ionis Parties. All information, documents, and electronic media (including, but not limited to Confidential Information) furnished by or on behalf of the Ionis Parties to the Prospective Purchaser shall be the property of the Ionis Parties.

4.            Prospective Purchaser Obligations. Prospective Purchaser shall:

(a)          protect the Confidential Information from unauthorized disclosure and use, with at least the same degree of care as the Prospective Purchaser would use in protecting its own confidential information, but no less than a commercially reasonable degree of care;

(b)          not use the Confidential Information, or permit it to be accessed or used, for any purpose other than the Purpose;

(c)          not disclose the Confidential Information to any person or entity, including, without limitation, to any of the PTP Parties, except to PTP Parties who: (i) need to know the Confidential Information to assist Prospective Purchaser, or act on its behalf, in relation to the Purpose; (ii) are informed by Prospective Purchaser of the confidential nature of the Confidential Information (each an “Authorized Party”) (Prospective Purchaser acknowledging that a breach of this Agreement by a PTP Party shall be treated as a breach of this Agreement by Prospective Purchaser);

(d)          not use any of the Ionis Parties’ computers, computer systems, equipment, tools, or other property of the Ionis Parties without Ionis Parties’ consent;

(e)           not use any Confidential Information to compete or prepare to compete against the Ionis Parties, or for or on behalf of any competitor of the Ionis Parties;

(f)            upon Ionis’ written request, destroy or deliver promptly to Ionis, or Ionis’ designee, all Confidential Information (including all copies thereof, regardless of the medium in which such information may be stored) and all computers, equipment, tools, and other property of the Ionis Parties that happen to be in Prospective Purchaser’s possession;

(g)           promptly notify Ionis upon discovery of any unauthorized disclosure of Confidential Information caused by Prospective Purchaser and reasonably cooperate with Ionis in any effort undertaken by Ionis to enforce its rights related to any such unauthorized disclosure;

(h)           not record in any form, including by hand, video or audio, any Trade Secret Information observed on the Property, without Ionis’ written consent;

(i)            be responsible if any provisions of this Agreement are violated by any Authorized Party;

(j)            at all times while on the Property be accompanied by an authorized representative of Ionis and not attempt to access areas of the Property without being accompanied by such authorized representative unless Ionis provides its express written consent to access without being accompanied; and

(k)           at all times while on the Property follow all safety protocols as instructed by an authorized representative of Ionis.

5.             Prospective Purchaser Representations and Warranties. Prospective Purchaser represents and warrants that:

(a)           the performance of its obligations herein does not and will not violate any other contract or obligation to which Prospective Purchaser is a party, including covenants not to compete and confidentiality agreements; and

(b)           unless and until becoming landlord under the Lease (as and to the extent Ionis continues to lease and occupy the Property pursuant to the Lease), it is entering upon the Property for the sole purpose of evaluating a potential purchase of the Property.

6.            No Ionis Representations or Warranties; Disclaimer of Liability. The Ionis Parties make no representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information disclosed to Prospective Purchaser hereunder. The Ionis Parties shall not be liable to Prospective Purchaser for any losses relating to or resulting from the Prospective Purchaser’s use of any of the Confidential Information or any errors therein or omissions therefrom.

7.            Court Ordered Disclosure. Notwithstanding anything to the contrary herein, Prospective Purchaser may disclose certain Confidential Information, without violating the obligations of this Agreement, to the extent such disclosure is required by law or regulation or by a subpoena or other validly issued administrative or judicial process, provided that, Prospective Purchaser shall (a) provide Ionis with reasonable prompt notice of the disclosure(s) (to the extent legally permissible), (b) limit disclosure to only that portion of the Confidential Information which Prospective Purchaser is legally compelled to disclose and (c) reasonably cooperate in assisting Ionis (at Ionis’ expense) in its efforts to ensure confidential treatment will be accorded any Confidential Information so furnished (to the extent legally permissible).

8.            Survival of Obligations; Return or Destruction of Confidential Information. Prospective Purchaser’s obligations to protect any Confidential Information received from the Ionis Parties shall continue for a period of three (3) years from the date of disclosure, notwithstanding whether or not Prospective Purchaser purchases the Property. At Ionis’ written request, so long as the same is no longer reasonably necessary for Prospective Purchaser’s use in connection with the Purpose, Prospective Purchaser shall promptly destroy all copies, whether in written, electronic or other form or media, of the Ionis Parties’ Confidential Information and certify in writing to Ionis that such Confidential Information has been destroyed; provided that Prospective Purchaser shall not be required to destroy electronic copies of any portions of the Confidential Information created pursuant to standard archival or back-up procedures and not available to end users, and provided that Prospective Purchaser may retain one (1) copy of the Confidential Information for its legal archives for the sole purpose of documenting its receipt thereof.

9.            No Proprietary Interest. Prospective Purchaser understands and agrees that Prospective Purchaser shall not obtain any proprietary interest in any Confidential Information. This Agreement shall not operate in a way to grant or confer any right or license in any of the Confidential Information, nor as a consent by the Ionis Parties to Prospective Purchaser for Prospective Purchaser’s use of any Confidential Information which may become public knowledge through any breach of this Agreement by or on behalf of Prospective Purchaser.

10.          Agreement Confidential. The existence of this Agreement shall be considered to be of a confidential nature and shall be accorded the same protections as the Confidential Information.

11.          No Further Agreement. Nothing in this Agreement shall be construed as representing any commitment by either Party to enter into any other agreement, whether relating to the Purpose or otherwise. Neither the execution and delivery of this Agreement nor the delivery of any Confidential Information hereunder shall be construed as granting to Prospective Purchaser by implication, estoppel or otherwise, any right in or license under any present or future invention, trade secret, trademark, copyright, or patent, now or hereafter owned or controlled by the Ionis Parties.

12.          Remedies. Prospective Purchaser acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of the Ionis Parties’ business which gives the Ionis Parties an advantage over the Ionis Parties’ actual and potential competitors and any unauthorized disclosure or unauthorized use of the Confidential Information may irreparably injure the Ionis Parties. If any action should have to be brought by Ionis against Prospective Purchaser to enforce the provisions of this Agreement, Prospective Purchaser recognizes, acknowledges and agrees that Ionis shall be entitled to seek all of the civil remedies provided by federal, state and local law, including without limitation, preliminary and permanent injunctive relief restraining Prospective Purchaser from any actual or threatened unauthorized use or disclosure of any Confidential Information, in whole or in part. Nothing in this Agreement shall be construed as prohibiting Ionis from pursuing any other legal or equitable remedies available for breach or threatened breach of this Agreement.

13.          Notice. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be in writing and: (i) hand delivered; (ii) sent by a nationally recognized overnight courier, costs prepaid, or (iii) sent by email, provided that the sender promptly delivers a hard copy to the recipient by the method set forth in (i) or (ii), in each case to the applicable addresses set forth below or to such other address as such Party has designated by notice so given to the other Party:

If to Ionis:	Ionis Gazelle, LLC
Attention: Email:

with a copy to:	Cooley LLP
4401 Eastgate Mall San Diego, CA 92121-1909 Attn: David L. Crawford, Esq. Email: [***]

If to Prospective Purchaser:	______________________________________
______________________________________
______________________________________
______________________________________

Such notice sent in accordance with clauses (i) or (ii) shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying Party’s receipt of written or electronic confirmation of such delivery or refusal, and such notice sent electronically in accordance with clause (iii) shall be deemed to have been given upon the date that such electronic notification was sent, provided such notice clearly confirms, without alteration of the email, the date and time the email was sent, in each case if such notice is received by the Party to be notified between the hours of 8:00 A.M. and 5:00 P.M. Pacific time on any business day, with delivery made after such hours to be deemed received the following business day.

14.           Rules of Construction.

(a)           This Agreement shall be governed and construed in accordance with the statutory and common law of the State of California and applicable federal law, without regard to any conflicts of law principles that. Any actions brought to enforce or interpret this Agreement shall be brought only in a court of competent jurisdiction located in the State of California.

(b)           No change, modification or termination of any other terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by both Parties to this Agreement. The waiver by a Party of a breach or a threatened breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

(c)           Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

(d)           This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter hereof, and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection with the subject matter hereof. Following the acquisition of the Property by Prospective Purchaser or its Affiliate, if it occurs, this Agreement shall be deemed incorporated into the Lease by reference and shall terminate at such time, if any, as Prospective Purchase or such Affiliate ceases to be the Landlord thereunder.

(e)           This Agreement may be executed in any number of counterparts, and by facsimile or electronically transmitted signature and each such counterpart and signature shall be deemed to be an original and all of which shall constitute one agreement that is binding on all parties hereto.

(f)            As used herein, “Affiliates” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

	IONIS GAZELLE, LLC		[PROSPECTIVE PURCHASER]

By:		By:
Name:		Name:
Title:		Title:

EXHIBIT G

LANDLORD SIGNAGE

EXHIBIT H

COMMENCEMENT AND TERMINATION DATE AGREEMENT

THIS COMMENCEMENT AND TERMINATION DATE AGREEMENT, made as of _____, 20 ___, is by and between Lots 21 & 22 Owner (DE) LLC, a Delaware limited liability company (“Landlord”), and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Tenant”). Reference is made to that certain Lease Agreement dated _______________, 2022, (the “Lease”) pursuant to which Landlord leases to Tenant the Premises described therein.

1.          Capitalized terms used, but not defined, herein shall have the same meanings given to them in the Lease.

2.          The Commencement Date occurred on ______________, 20____.

3.           The Expiration Date is scheduled to occur on ______________, 20 ___, unless Tenant exercises any option to extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

4.          The date of commencement of the first Extension Option shall be ______________, 20 ___, if Tenant effectively exercises its option in respect thereof, and if Tenant does so, the Term of the Lease shall expire on ______________, 20 ___, unless Tenant exercises any option to further extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

5.          The date of commencement of the second Extension Option shall be ______________, 20 ___, if Tenant effectively exercises its option in respect thereof, and if Tenant does so, the Term of the Lease shall expire on ______________, 20 ___, unless Tenant exercises any option to further extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

6.          The parties agree that this Agreement may be electronically signed pursuant to the terms of the ESIGN Act of 2000 and is legally binding. The parties agree that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, the parties hereto have caused this Commencement and Termination Date Agreement to be executed as of the date first above written.

LANDLORD:
Lots 21 & 22 Owner (DE) LLC

By:
Name:
Title:

TENANT:
Ionis Pharmaceuticals, Inc.

By:
Name:
Title:

EXHIBIT I

TENANT CONSTRUCTION MANUAL

[Attached]

Tenant Construction Manual

Section 1: GENERAL INFORMATION

1.01	Introduction

These Construction Rules and Regulations been prepared to introduce Tenants and Contractors to the Oxford Properties Group Design, Systems and Building Regulations in order to assist in the design and construction of the leased premises. These Rules and Regulations are to be read in conjunction with the building lease document. In the event of any conflict between these Rules and Regulations and the lease, the provisions of the lease or any other specific written agreements between the Landlord and Tenant shall prevail.

Subject to the preceding paragraph, the Landlord reserves the right, from time to time, to add to or amend the information, procedures and regulations contained herein in a reasonable manner consistent with similar single tenant NNN facilities in the Carlsbad, California area and the Lease, upon reasonable prior notice to Tenant. Any such additions or amendments will affect any Construction work undertaken after the addition or amendment has been issued.

1.02	Tenant Coordination

The Landlord will appoint the Property Manager who will act as a point of contact within the Landlord’s organization. All questions, comments and submissions are to be addressed to:

Oxford Properties Group ____________ ____________

1.03	Tenant Design and Working Drawings

To the extent required by the Lease, please submit for review a detailed scope of work, PDF and CAD ver. 14 or later and three (3) sets of Tenant Design Working Drawings and Specifications of all work proposed within the Leased premises. The landlord requires that drawing packages are provided in the following stages:

-	Preliminary space plan

-	Building Permit submission

-	Issued for Construction Submission

-	As-built drawings as further outlined in the Lease

To the extent Landlord’s approvals of such drawings is required by the Lease, once drawings have been reviewed the Landlord will forward an approval letter to the Tenant outlining any comments or changes, if any, that pertain to the drawings. The drawings may be subject to change if requested. Revised drawings are to include all the comments and corrections and a set of prints provided prior to commencing work. Drawings to be resubmitted shall be revised to conform to the requirements and re-submitted for subsequent Landlord review. Any revisions to the Landlord reviewed drawings must be submitted for further review, and work must not proceed until the revised drawings are returned to the contractor. A Copy of the Landlord reviewed drawings must be kept on the job site for viewing throughout the construction period. Landlord shall respond to requests for approval as provided in the Lease.

Additional or expanded information, for purposes of definition or clarification before giving approval may be required. Working drawings should supply the information listed below (depending on the stage).

1.03.01	Complete Floor Plans (drawing scale of 1/8” = 1’)

a)	Location of all major fixed elements within the leased premises dimensionally related to grid lines and demising partitions.

b)	Location and layout of rooms of unusual loading concentrations such as cranes, racking areas and calculations of unusual loadings which may result in floor damage.

c)	Location of power, telephone, data and communications outlets. Room names and uses.

d)	Floor materials and finishes throughout the premises.

e)	Location of exit lights.

1.03.02	Complete Reflected Ceiling Plans (scale: 1/8” = 1’)

These should include lighting layout.

1.03.03	Complete Construction Details

These plans should be appropriately scaled and indicate methods of construction.

1.03.04	Complete Electrical, Mechanical, Sprinkler, Building Automation, Security, Communications, Data, Life Safety System Drawings (scale: 1/8”=1’) complete with Engineer’s stamp.

Details of all alterations and all additions to the BASE BUILDING, as well as base building conditions, which remain unchanged.

Details of all metering equipment changes to conform to base building standards. Schedule for any changes to fire, sprinkler and security systems.

1.03.06	Complete Structural Drawings

These drawings must be supplied where special conditions warrant their production i.e. openings in slabs, erection of racking units, the addition of cranes, ramps, etc.

2

1.03.07	Completion

Upon completion of construction, to the extent required by the Lease the Tenant is responsible to submit “as built” Architectural, Electrical, Mechanical, Security, Communications, Data and Structural Drawings on CAD ver. 14 or later disk to the Landlord for their records.

1.04	Certificates and Approvals

The Tenant is responsible for ensuring that all the following requirements have been complied with before construction begins:

1.	Insurance. Landlord requires evidence of insurance for contractors and subcontractors as required by the Lease.

2.	Permits Tenant’s design and construction work must comply with all applicable by-laws. The Tenant must obtain all necessary permits and approvals or construction work in the leased premises from the appropriate government authorities. Permits and approval that are required to commence construction must be obtained before construction begins within the leased premises. A copy of all permits must be delivered to the Landlord. The Tenant must correct immediately any work, which does not meet with the approval of the building inspector, even though the Tenants drawings may have been reviewed previously by the appropriate government authorities and the Landlord.

3.	Applicable Hazardous Materials Law. All contractors, sub-trades and suppliers shall abide by applicable laws governing use of Hazardous Materials when working in the Building.

4.	Workers Compensation To the extent applicable, Tenant contractor shall furnish written evidence of good standing with the North Carolina Industrial Commission and that all employees engaged in the work are covered in accordance with the statutory requirements of authorities having jurisdiction.

5.	Occupational Health and Safety The Tenant acknowledges that it is solely responsible for the health and safety of all its employees and workers, as well as for the continuing safe conditions in the Premises. The Tenant shall comply with and shall require all of its employees and workers to comply with the provisions of all Laws respecting Occupational Health and Safety, the Environment, Worker’s Compensation and the safe condition of the Premises.

All materials and supplies used by the Tenant’s personnel in the Demised Premises and the Lands shall be used, handled, stored, otherwise dealt with and properly labeled in accordance with the Workplace Hazardous Materials Information System.

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1.05	Appointment of Contractors

All Tenant contractors are subject to approval by the Landlord to the extent provided in the Lease.

1.06	Reserved

1.07	Commencement of Construction

For work subject to Landlord consent, the Tenant is required to carry out its construction work in strict accordance with the “Landlord Reviewed Drawings”, subject to modifications permitted in accordance with the Lease.

Construction may proceed only after the Tenant has:

a)	Submitted acceptable evidence of insurance coverage to the Landlord as set out in these Rules and Regulations.

b)	Posted all required permits and safety signage on site, where applicable.

c)	For work subject to Landlord’s consent, made available on the leased premises one (1) set of prints, of the Tenant Design Working Drawings and Specifications for the duration of the construction period for reference by the Landlord’s Tenant Coordinator.
d)	For work subject to Landlord’s consent, submitted a schedule showing the timetable for the progress and completion of the Tenant’s work and a list of all trades requiring access to the premises including the trades address and telephone number.

1.08	Completion of Tenant’s Construction

Following completion of the job, and within 30 days, the Tenant must submit to the Landlord a certificate from its architect or designer stating that all work, including that of the mechanical and electrical contractors (if any), has been completed substantially in accordance with the reviewed drawings if such work was subject to Landlord’s consent. Upon the request of Landlord or the property manager, Tenant shall provide similar certifications for Minor Alterations previously performed (to the extent not already in the possession of Landlord).

A full set of architectural, mechanical and electrical “as built” CAD drawings ver. 14 or later shall accompany the above noted certificates where required by the Lease.

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Further, the Landlord requires copies of all permits and certificates issued by authorities having jurisdiction over all or any part of the Tenant’s Alterations. For work requiring Landlord’s consent, such copies shall be provided prior to the commencement of work, or within 30 days following the completion of such work to the extent obtained during or following completion. Upon the request of Landlord or the property manager, Tenant shall provide copies of all permits and certificates issued by authorities having jurisdiction over all or any part of Minor Alterations previously performed (to the extent not already in the possession of Landlord).

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Section 2: RULES AND REGULATIONS GOVERNING TENANT WORK

While carrying out work in the leased premises, the Tenant and all of its contractors, agents and employees are required to abide by the reasonable rules and regulations defined and communicated by the Landlord in advance. Failure to comply will result in work stoppage.

2.01	Inspection of Tenant Work in Progress

As and to the extent provided in the Lease, the Landlord and its agents, architects, engineers and consultants shall have reasonable access to the Tenant’s premises for the purpose of inspecting the Tenant work in progress. If Landlord and its architects, engineers or consultants note deficiencies in the Tenant work, Tenant shall correct the same.

Contractor/Tenant must contact the appointed Property Manager to attend final inspection of work that is subject to Landlord’s consent under the Lease.

2.02	Security Control

Tenant is responsible for providing its contractor’s access to the Premises.

The Tenant is fully responsible for the physical security of the leased premises and the contents therein throughout the construction period.

2.03	Public Safety

It is the Tenants responsibility to ensure that the Tenant contractor observes and complies with all applicable construction safety regulations.

2.04	Emergency Contact

The Tenant and its contractor are required to post at the site the emergency contact name and telephone number with copies forwarded to Landlord.

2.05	Temporary Services

The Tenant’s Contractor is responsible for the distribution of temporary power and telephone service within the leased premises during the construction period. The Tenant and Tenant’s Contractor are responsible for providing operable fire extinguishers in the premises throughout the construction period. Landlord shall have no obligation to provide any services to Tenant’s Contractor.

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2.06	Work Areas

All construction materials, tools, equipment and workbenches must be kept within the leased premises throughout the construction period and not stored in areas outside of the building.

2.07	Waste Removal

Removal of garbage and construction debris generated by the work of a Tenant’s contractor will be the total responsibility of the contractor, subject to the waste removal and recycling program of the complex, if any.

All disposals to comply with applicable law.

All cost incurred are responsibility of the Tenant and Contractor.

2.08	Drilling or Cutting

Tenant’s contractor is not permitted to drill, cut or chase openings of any description in any part of the building structure without prior approval from the Landlord as and when provided under the Lease. If such work is approved by the Landlord, drilling, etc. shall be carried out by the Tenant’s Landlord approved contractor at the Tenant’s cost. Any work of this type may require x-ray inspection of the slab prior to drilling, which will also be at the Tenant’s expense.

2.09	Welding

If pressurized gas cylinders are used for welding, cutting or other purposes, the Tenant’s contractor shall ensure that their use is in accordance with requisite safety provisions and requirements. An operational fire extinguisher shall be available in the immediate vicinity of the work.

No welding or soldering on any part of a floor shall be done without knowledge of the Landlord as these activities may trigger a fire alarm. Work Permits requesting the deactivation of a floor’s fire alarm system must be obtained from the Landlord.

2.10	Hot Work Permits

The Contractor is responsible for providing the required “Fire Watch” during and after the Hot Work is completed.

2.11	Wiring and Conduit

All wiring must be a minimum of #12 solid wire for runs under 75 feet and a minimum #10 solid wire for runs greater than 75 feet. Absolutely no BX cable is to be used in the electrical rooms.

All cabling and telephone type wiring used above the ceiling must be installed in conduit in accordance with the Building and Fire Codes. Conduit may not be required when cabling with FT6/IBM type 2 or 4 (fire rated) cable, if approved by the Landlord.

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2.12	Smoking

There is no smoking allowed in any Oxford Property managed buildings or loading docks including the Construction areas.

2.13	PENALTIES FOR FALSE ALARMS

Tenant is responsible for all governmental penalties imposed on account of false alarms, except to the extent caused by Landlord or any of its agents or contractors or their respective employees.

Section 3: READY TO START

3.01	Are You Ready to Start Construction?

Prior to a work permit being issued by the Landlord for work requiring Landlord consent, the following items must be completed and submitted to the Landlord’s Tenant Coordinator.

■	Drawings, Specifications and Scope of Work as outlined within this document.

■	Insurance Certificate provided on Landlord’s standard form.

■	Building Permit or copy of Building Permit application.

■	List of Contractors and Trades to be used including contact names and phone numbers.

■	Detailed Construction Schedule.

■	Emergency Contact Numbers for all contractors and supervisors responsible for project.

3.02	Have You Completed Construction?

It is the tenant’s responsibility to ensure the construction has been completed in accordance with this Document. The following documents must be complete and submitted to the Landlord’s Tenant Coordinator for work requiring Landlord consent.

■	Fire Alarm and Life Safety Verification.

■	Architect’s Certificate of Completion.

■	Final Electrical and Mechanical engineers sign-off stating work is completed substantially in accordance with design drawings and specifications.

■	Copies of all permits and certificates related to work.

■	As-built Mechanical Drawings with the associated CAD disk ver. 14 or later. Disks are to be labeled as follows:

●	Indicate “As-Builts” – Mechanical

●	Name of Contractor

●	Project Name, Floor and Address

●	Project Date (Month-Year)

●	Name of Company Prepared By

■	As and to the extent required by the Lease, As-built Electrical Drawings with the associated CAD disk ver. 14 or later. Disks are to be labeled as follows:

●	Indicate “As-Builts” – Electrical

●	Name of Contractor

●	Project Name, Floor and Address

●	Project Date (Month-Year)

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●	Name of Company Prepared By

Exhibit A

REQUIRED CONTRACTOR AND SUBCONTRACTOR INSURANCE

Certificates of Insurance

Landlord requires all contractors and subcontractors performing work at the Property to carry insurance. Property Management collects certificates of insurance, which contain information about the vendor’s insurance. This insurance must meet certain minimum requirements and name Landlord, Oxford Properties Group, Arcadia Management Group, Inc., and Oxford I Asset Management US as additional insureds.

Service Contractor Certificates

The specific insurance requirements for a particular service contractor are those written into their contract with the building owner/manager or tenant, and to the extent approved by Landlord these may differ from the guidelines listed below. When determining whether or not a certificate shows coverage that meets the actual requirements for a particular service contractor, always refer to the contract wording.

The standard operating procedures require having a certificate of insurance naming Landlord, Oxford Properties Group, Arcadia Management Group, Inc., and Oxford I Asset Management US as additional insured, and having a signed contract/service agreement in place listing the insurance requirements and having an indemnification section.

General Guidelines

The following are insurance guidelines for contractors and subcontractors performing work under $20,000,000; for work in excess of such amount, the limits of liability will be subject to Landlord’s reasonable approval. Landlord and Tenant shall reasonably cooperate in good faith to determine such insurance liability limits within thirty (30) days after the Effective Date.

1.	Workers Compensation: Statutory Coverage in accordance with the laws of your state.

2.	Employers Liability: Limits of not less than $1,000,000 each accident/occurrence, $1,000,000 each employee/disease, $1,000,000 disease/policy limit.

3.

General Liability: Please see the chart below for General Liability per Occurrence/ General Aggregate.

Commercial General Liability, including but not limited to comprehensive form, premises operations, explosion and collapse hazard and underground hazard, products and a minimum of twelve (12) months completed operations hazard, contractual liability on a “blanket” basis designating all written contracts related to the work, broad form property damage (including completed operations), independent contractors’ protective, personal injury liability, automobile liability comprehensive form for owned, hired and non-owned vehicles, elevators and escalators hazards, and incidental medical malpractice coverage hazards, and as follows: combined single limits for (i) bodily injury and (ii) property damages, endorsed such that the policy aggregate applies to each property location where work occurs. Bodily injury shall include, without limitation, damages for care and loss of services because of bodily injury, including death at any time resulting therefrom, sustained by any person or persons. Property Damage Liability Insurance shall include, without limitation, losses due to damages to or destruction of tangible property, including loss of use of such property resulting therefrom in compliance with the amounts set forth above; Contractor shall provide X, C and U coverage if Contractor’s operations involve any exposure to explosion, collapse or underground damage. Products and Completed Operations to be maintained for 3 years after final payment.

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4.	Automobile Liability: Bodily injury and property damage in an amount not less than $2,000,000 combined single limit covering all owned, non-owned, hired or leased vehicles.

5.	Excess / Umbrella Liability: $1,000,000 in excess of the above primary Employer’s Liability, General Liability, and Automobile Liability.

6.	Property: Property Insurance will cover the physical loss, including theft, or damage to equipment, machinery, supplies or tools owned, leased, hired or borrowed by contractor, utilized or operated by contractor while performing contracted services. The valuation basis shall be “replacement cost”.

7.	Professional Liability (Errors and Omissions): If the nature of the work involves a professional liability exposure (e.g. design/build), contractor shall maintain professional liability (errors and omissions) coverage at a minimum limit of $2,000,000 or $5,000,000, depending on project size, for each claim.

8.	Contractors Pollution - Asbestos Legal Liability: If the nature of the services performed involves pollutants or any other materials which would affect soil, water or structures, then the contractor shall maintain contractors pollution – asbestos legal liability coverage for a limit of not less than $1,000,000 each occurrence - $2,000,000 policy aggregate, including errors and omissions. However, see attached requirements for higher limits for asbestos abatement and hazardous material removal contractors.

Certificate Holders, Additional Insured’s, and Additionally Insured Endorsement

Service contractors are required to add the Landlord as an additional insured with regard to the General Liability policy. An additional Additionally Insured Endorsement is required based on the required amounts contained in the Certificate of Insurance Limits chart below.

CERTIFICATE OF INSURANCE LIMITS REQUIREMENT

1.	For insurance requirements for crane lifts or any special contract work; contact for the property team for specific coverage and language.

2.	Commercial General Liability Coverage Required (millions, per occurrence and aggregate) is the sum of the basic coverage + excess umbrella.

See Example for Electrical Maintenance below:

●	Commercial General Liability Coverage Required = 5MM. This requirement is met by:

●	General Liability each Occurrence 3MM + Excess umbrella 2MM = 5MM

●	General Liability General Aggregate 3MM + Excess umbrella 2MM = 5MM

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Certificate of Insurance Limits

Type of Service	General Liability Each Occurrence / General Aggregate	Employers’ Liability Each Accident / Disease – Each Employee / Disease – Policy Limit	Automobile Liability Combined Single Limit	Excess / Umbrella Liability Each Occurrence / Aggregate
Alarm Systems Service and Repair	1MM / 2MM	1MM	1MM	2MM
Appliance Repair & Maintenance	1MM / 1MM	1MM	1MM	1MM
Architectural *	3MM / 3MM	1MM	1MM	2MM
Asbestos Abatement and Hazardous Material Removal ****	5MM / 5MM	1MM	1MM	10MM
Audio-Visual Equipment	1MM / 1MM	1MM	1MM	1MM
Backflow Testing	1MM/1MM	1MM	1MM	1MM
Cabling	1MM / 1MM	1MM	1MM	2MM
Carpet/Floor Finishes	1MM / 2MM	1MM	1MM	2MM
Crane/Rigging	5MM / 5MM	1MM	1MM	10MM
Custom Fabrication & Installation Millwork	1MM / 1MM	1MM	1MM	2MM
Doors & Locks	1MM / 1MM	1MM	1MM	1MM
Electrical Maintenance	3MM / 3MM	1MM	1MM	2MM
Elevator/Escalator Service & Maintenance	5MM / 5MM	1MM	1MM	10MM
Elevator interior installation	2MM / 3MM	1MM	1MM	5MM
Engineering Consulting Service*	3MM / 3MM	1MM	1MM	2MM
Fire Extinguishing in Restaurants	1MM / 1MM	1MM	1MM	2MM
Fitness Equipment Maintenance	1MM / 2MM	1MM	1MM	2MM
Garbage Removal & Disposal, incl. dumpster maintained on premises	1MM / 2MM	1MM	1MM	2MM
General Contractors	3MM / 3MM	1MM	1MM	2MM
Generator Maintenance	1MM / 3MM	1MM	1MM	2MM
Glass Repair & Maintenance	1MM / 2MM	1MM	1MM	2MM
Glass Repair & Maintenance elevated	5MM / 5MM	1MM	1MM	10MM

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Type of Service	General Liability Each Occurrence / General Aggregate	Employers’ Liability Each Accident / Disease – Each Employee / Disease – Policy Limit	Automobile Liability Combined Single Limit	Excess / Umbrella Liability Each Occurrence / Aggregate
Graffiti Removal	1MM / 3MM	1MM	1MM	2MM
Handyman	1MM / 1MM	1MM	1MM	2MM
Heating, Ventilation & Air Conditioning Service/install	3MM / 3MM	1MM	1MM	2MM
Insulation/Fiberglass	1MM / 3MM	1MM	1MM	2MM
Interior Design Consulting*	1MM / 2MM	1MM	1MM	2MM
Life Safety/Fire Equipment	3MM / 3MM	1MM	1MM	2MM
Life Safety/Monitoring	3MM / 3MM	1MM	1MM	2MM
Lighting re-lamping (interior)	1MM / 2MM	1MM	1MM	2MM
Elevated Lighting Maintenance	5MM /5MM	1MM	1MM	5MM
Moves/Relocations/ reconfiguration	3MM / 3MM	1MM	1MM	2MM
Office Equipment Service	1MM / 2MM	1MM	1MM	2MM
Overhead and Revolving Door	1MM / 2MM	1MM	1MM	2MM
Painting	1MM / 2MM	1MM	1MM	2MM
Parking Surface Maintenance/sweeping	2MM / 2MM	1MM	1MM	2MM
Paving and Striping	2MM / 3MM	1MM	1MM	2MM
Plumbing	3MM / 3MM	1MM	1MM	2MM
Power washing (non-elevated)	1MM / 2MM	1MM	1MM	2MM
Power washing (elevated)	5MM /5MM	1MM	1MM	5MM
Pump Maintenance	3MM / 3MM	1MM	1MM	2MM
Roofing	5MM /5MM	1MM	1MM	10MM
Signage non elevated	2MM / 2MM	1MM	1MM	2MM
Signage Elevated	5MM / 5MM	1MM	1MM	10MM
Sprinkler System Service and Repair	3MM / 3MM	1MM	1MM	2MM
Stonework/Marble/wood/ metal cleaners and refinishers Repair & Maintenance	1MM / 2MM	1MM	1MM	2MM

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Type of Service	General Liability Each Occurrence / General Aggregate	Employers’ Liability Each Accident / Disease – Each Employee / Disease – Policy Limit	Automobile Liability Combined Single Limit	Excess / Umbrella Liability Each Occurrence / Aggregate
Telecommunications and TV Equip. Master Wiring and Antennas (non-elevated)	3MM / 3MM	1MM	1MM	2MM
Telecommunications and TV Equip. Master Wiring and Antennas (elevated or roof)	5MM / 5MM	1MM	1MM	5MM
UPS/SEP Equipment Maintenance	3MM / 3MM	1MM	1MM	2MM
Walk Off Mat Cleaning	1MM / 1MM	1MM	1MM	2MM
Water Treatment	1MM / 2MM	1MM	1MM	2MM
Window coverings (non-elevated)	1MM / 1MM	1MM	1MM	2MM
Window Washing and Swing Station Equipment Services	5MM / 5MM	1MM	1MM	10MM

*  Design and Engineering vendors must include Professional Errors and Omissions Insurance in the following amounts:

○	Architects = 5MM

○	Engineers = 5MM

○	Interior Design = 2MM (or call Risk Management if limited scope)

○	Any deviation from requested amount should be cleared through Oxford Properties Risk Management.

○	Errors & Omissions is not based on spend, but rather the scope detail (access liability), such as no structural issues and what amount of damage/cost could be sustained if done incorrectly.

This Exhibit A may be updated from time to time as may be reasonably requested by Landlord at any time after the end of the fifth (5th) Lease Year and no more frequently than once every three (3) Lease Years thereafter, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

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EXHIBIT J

TENANT STANDARD OPERATING PROCEDURES

[Attached]

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[***]

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